Exhibit 99

Item 6.	Selected Financial Data.

The following sets forth selected consolidated financial data. Prior period amounts have been restated for discontinued operations. The data should be read in conjunction with the information included under Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements and Supplementary Data below.

	Year Ended September 30,

	2006	2005	2004	2003	2002

SUMMARY OF OPERATIONS
Sales
Light Vehicle Systems	$2,236	$2,399	$2,243	$1,964	$1,795
Commercial Vehicle Systems	4,179	3,972	3,132	2,372	2,197

Total	$6,415	$6,371	$5,375	$4,336	$3,992

Income from Continuing Operations (1)	$112	$20	$49	$5	$9
Income (Loss) from Discontinued Operations (2)	(287)	(8)	(91)	132	140

Income (Loss) Before Cumulative Effect of Accounting Change	(175)	12	(42)	137	149
Cumulative Effect of Accounting Change	—	—	—	(4)	(42)

Net Income (Loss)	$(175)	$12	$(42)	$133	$107

BASIC EARNINGS (LOSS) PER SHARE
Continuing Operations (1)	$1.62	$0.29	$0.73	$0.07	$0.13
Discontinued Operations (2)	(4.14)	(0.12)	(1.35)	1.98	2.11
Cumulative Effect of Accounting Change	—	—	—	(0.06)	(0.63)

Basic Earnings (Loss) per Share	$(2.52)	$0.17	$(0.62)	$1.99	$1.61

DILUTED EARNINGS (LOSS) PER SHARE
Continuing Operations (1)	$1.60	$0.29	$0.72	$0.07	$0.13
Discontinued Operations (2)	(4.09)	(0.12)	(1.33)	1.95	2.09
Cumulative Effect of Accounting Change	—	—	—	(0.06)	(0.63)

Diluted Earnings (Loss) per Share	$(2.49)	$0.17	$(0.61)	$1.96	$1.59

Cash Dividends per Share	$0.40	$0.40	$0.40	$0.40	$0.40

FINANCIAL POSITION AT SEPTEMBER 30
Total Assets	$5,508	$5,872	$5,642	$5,436	$4,715
Short-term Debt	56	136	5	19	15
Long-term Debt	1,174	1,436	1,469	1,522	1,473

(1)    Fiscal year 2006 income from continuing operations includes $18 million ($11 million after-tax) of restructuring charges, gains on divestitures of $28 million ($17 million after-tax) and environmental remediation charges of $8 million ($5 million after-tax). Fiscal year 2005 income from continuing operations includes restructuring charges of $56 million ($34 million after-tax), charges associated with certain customer bankruptcies of $6 million ($4 million after-tax), environmental charges of $7 million ($4 million after-tax) and a $34 million non-cash impairment charge ($22 million after-tax) in our Gabriel Ride Control Aftermarket business. Fiscal year 2004 income from continuing operations includes restructuring charges of $5 million ($3 million after-tax), environmental remediation charges of $11 million ($8 million after-tax), and a withdrawn tender offer net charge of $9 million ($6 million after-tax). Fiscal year 2003 income from continuing operations includes restructuring charges of $16 million ($11 million after-tax) and a loss on divestiture of $5 million ($3 million after-tax). Fiscal year 2002 income from continuing operations includes restructuring charges of $12 million ($8 million after-tax).

(2)    Fiscal year 2006 includes a $310 million ($310 million after-tax) non-cash goodwill impairment charge in our emissions technologies business, a net gain on the sale of certain LVA businesses of $28 million ($18 million after-tax), other non-cash impairment charges of $22 million ($14 million after-tax) to record certain North American LVA businesses at fair value and restructuring costs of $14 million ($9 million after-tax). Fiscal year 2005 includes a non-cash impairment charge of $9 million ($6 million after-tax) to record certain North American LVA businesses at fair value and restructuring costs of $63 million ($41 million after-tax). Fiscal year 2004 includes a non-cash goodwill impairment charge of $190 million in our LVA business and restructuring costs of $13 million ($8 million after-tax).

Exhibit 99

Item 7.	Management’s Discussion and Analysis of Financial Conditions and Results of Operations.

Overview

          ArvinMeritor, Inc. is a global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets. Headquartered in Troy, Michigan, the company employs approximately 27,500 people at 112 manufacturing facilities in 26 countries, including operations classified as held for sale. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM.

          During fiscal year 2006, we completed the following transactions, which significantly improved our financial strength and liquidity position.

•	Issued $300 million of 4.625 percent convertible senior unsecured notes due 2026, with an earlier redemption option beginning in 2016;

•

Replaced our $900 million revolving credit facility that was to expire in 2008 with two new senior secured credit facilities totaling $1.15 billion. The new credit facilities include a $980 million revolving credit facility and a $170 million term loan maturing in 2011 and 2012, respectively;

•	Purchased and extinguished $672 million of fixed term debt with maturities ranging from 2007 though 2012, resulting in no significant fixed-term debt maturing until 2012;

•

Sold our LVA North American filters, exhaust and motion control businesses, our Gabriel South Africa ride control business, and our 39 percent interest in our Purolator India joint venture, generating cash proceeds of approximately $220 million; and

•	Increased our European accounts receivable securitization and factoring programs, resulting in total availability of $300 million.

          In fiscal year 2006, our light vehicle emissions technologies business continued to face significant challenges, including higher raw material costs, intense pricing pressures and increased competition. These factors were greater than previously anticipated and partially offset the expected benefits from our fiscal year 2005 restructuring actions. In addition, higher stainless steel prices and recent downturns in production at certain North American manufacturers are expected to further negatively impact the financial performance of this business in fiscal year 2007. These combined factors resulted in a decline in the fair value of the light vehicle emissions technologies business in fiscal year 2006, and accordingly, we recorded a $310 million non-cash goodwill impairment charge in the fourth quarter of fiscal year 2006. In response to these challenges, we continue to rationalize and restructure this business.

          In fiscal year 2007, we merged our light vehicle and commercial vehicle emissions businesses into a combined Emissions Technologies (ET) business. On February 2, 2007, we signed a definitive agreement to sell our ET business to EMCON Technologies Holdings Limited, a private equity affiliate of J.P. Morgan Securities Inc. On May 17, 2007, the sale was completed. Total consideration was $310 million, including cash and a $20 million note, less the assumption of certain liabilities, and is subject to adjustments for working capital and other items. ET is reported in discontinued operations in the consolidated statement of operations and the assets and liabilities of ET, as defined by the definitive agreement, are included in assets and liabilities of discontinued operations in the consolidated balance sheet. All prior periods have been restated to reflect this presentation.

          Our financial results for fiscal year 2006 were favorably impacted by strong volumes in the principal markets served by our Commercial Vehicle Systems (CVS) business. These results were negatively impacted by a labor disruption and work stoppage at our commercial vehicle brakes facility in Tilbury, Ontario, Canada in the third quarter of fiscal year 2006. In June 2006, a tentative collective bargaining agreement with the Canadian Auto Workers (“CAW”) could not be reached and, as a result, operations at the facility were suspended. An agreement with the CAW was eventually reached and operations resumed. This labor disruption negatively impacted operating income during fiscal year 2006 by $45 million. Included in this amount are premium labor costs, expedited freight and logistical costs and other costs associated with production disruptions at certain customers’ facilities.

          A summary of our results for the fiscal year ended September 30, 2006 is as follows:

•	Sales were $6.4 billion, flat compared to a year ago.

•	Operating margins were 2.7 percent, up from 1.8 percent a year ago.

•	Diluted earnings per share from continuing operations was $1.60, compared to $0.29 per diluted share in fiscal year 2005.

•	Diluted loss per share from discontinued operations was $4.09, compared to $0.12 per diluted share in the prior year.

•	Net loss was $175 million or $2.49 per diluted share, compared to net income of $12 million, or $0.17 per diluted share in the prior year.

Exhibit 99

          We continue to execute our restructuring plans announced in early fiscal year 2005 and recorded $37 million of restructuring costs in fiscal year 2006. These restructuring costs include $20 million related to our ET business, which are recorded in discontinued operations. To date, we have downsized, consolidated, closed or sold 11 facilities, primarily in the LVS and ET businesses.

          Higher raw material costs and intense competition, coupled with global excess capacity most notably in the light vehicle industry, have created pressure from customers to reduce our prices. We continuously work to address these competitive challenges and offset price decreases by reducing costs, improving productivity and restructuring operations. The company’s cost reduction and productivity programs, including savings from our restructuring actions, more than offset the impact of lower selling prices to our customers in fiscal year 2006.

          Also impacting our industry is the rising cost of pension and other post-retirement benefits. To partially address this issue we approved amendments to certain retiree medical plans in fiscal years 2002 and 2004. The cumulative effect of these amendments was a reduction in the accumulated postretirement benefit obligation (APBO) of $293 million, which was being amortized as a reduction of retiree medical expense over the average remaining service period of approximately 12 years. These plan amendments have been challenged in three separate class action lawsuits filed in the United States District Court for the Eastern District of Michigan (District Court). The lawsuits allege that the changes breach the terms of various collective bargaining agreements entered into with the United Auto Workers (the UAW lawsuit) and the United Steel Workers (the USW lawsuit) at facilities that have either been closed or sold. Plaintiffs in the UAW lawsuit sought injunctive relief requiring the company to provide lifetime retiree health care benefits under the applicable collective bargaining agreements. On December 22, 2005, the District Court issued an order granting a motion by the UAW for a preliminary injunction. The order enjoined the company from implementing the changes to retiree health benefits that had been scheduled to become effective on January 1, 2006, and ordered the company to reinstate and resume paying the full cost of health benefits for the UAW retirees at the levels existing prior to the changes approved in 2002 and 2004. On August 17, 2006, the District Court denied a motion by the company and the other defendants for summary judgment; granted a motion by the UAW for summary judgment; and granted the UAW’s request to make the terms of the preliminary injunction permanent (the injunction). Due to the uncertainty related to the ongoing lawsuits and because the injunction has the impact of at least temporarily changing the benefits provided under the existing postretirement medical plans, we have accounted for the injunction as a rescission of the 2002 and 2004 plan amendments that modified UAW retiree healthcare benefits. In addition, the injunction ordered the defendants to reimburse the plaintiffs for out-of-pocket expenses incurred since the date of the earlier benefit modifications. We recorded a $5 million reserve at September 30, 2006 as the best estimate of our liability for these retroactive benefits. Including the estimated liability for retroactive benefits, the accounting for the injunction increased retiree medical expense by approximately $17 million in fiscal year 2006. We continue to believe we have meritorious defenses to these actions and have appealed the District Court’s order to the U.S. Court of Appeals for the Sixth Circuit. The ultimate outcome of the UAW lawsuit may result in future plan amendments. The impact of any future plan amendments cannot be currently estimated. Based on management’s assessment of the USW lawsuit, the 2002 and 2004 plan amendments are still in effect for USW retirees. The ultimate outcome of the USW lawsuit may result in future plan amendments. The impact of any future plan amendments cannot be currently estimated.

          We previously announced our intention to divest our Light Vehicle Aftermarket (LVA) businesses and therefore these businesses are reported as discontinued operations for all periods presented. We sold our LVA North American filters, exhaust and motion control businesses, our Gabriel South Africa ride control business and our 39 percent interest in our Purolator India joint venture during fiscal year 2006, generating cash proceeds of approximately $220 million. These businesses represented a significant portion of our combined LVA business. In the second quarter of fiscal year 2007, we made a strategic decision to retain our Gabriel Ride Control Aftermarket business. Accordingly, the results of operations, assets and liabilities and cash flows of this business are presented in continuing operations in the consolidated financial statements for all periods presented. We expect to complete the divestiture of our remaining LVA businesses in fiscal year 2007.

          In December 2005, we sold our light vehicle original equipment (OE) ride control business located in Asti, Italy. This sale, along with the previous divestiture of our 75-percent interest in AP Amortiguadores, S.A. (APA) in the second quarter of fiscal year 2004, substantially completed our plan to exit the light vehicle OE ride control business. Therefore, the results of operations of this business are included in discontinued operations for all periods presented.

          Cash provided by operating activities for the fiscal year ended September 30, 2006 was $440 million, compared to $32 million of cash used by operating activities in the prior year. The increase in cash flow was largely driven by a reduction in working capital, including non-recourse sales of accounts receivable, and lower pension and retiree medical contributions of $50 million.

MARKET OUTLOOK

          Historically, the company has experienced periodic fluctuations in demand for light, commercial and specialty vehicles and certain aftermarkets, most notably in our commercial vehicle markets in North America. Vehicle production in our principal markets for the last five fiscal years is shown below:

Exhibit 99

	Year Ended September 30

	2006	2005	2004	2003	2002

Light Vehicles (in millions):
North America	15.7	15.6	15.9	16.0	16.3
South America	3.0	2.7	2.3	2.0	1.9
Western Europe (including Czech Republic)	16.4	16.4	16.9	16.7	16.5
Asia/Pacific	24.8	22.7	20.9	18.9	17.3
Commercial Vehicles (in thousands):
North America, Heavy-Duty Trucks	352	324	235	164	169
North America, Medium-Duty Trucks	216	208	172	141	133
United States and Canada, Trailers	312	327	284	213	145
Western Europe, Heavy- and Medium-Duty Trucks	439	421	376	364	363
Western Europe, Trailers	118	115	109	98	101

Source: Automotive industry publications and management estimates.

          We anticipate the North American heavy-duty truck market to decrease approximately 33% in fiscal year 2007, with production at an estimated 235,000 units. In Western Europe, we expect production of heavy- and medium-duty trucks to be approximately 419,000 units. Our most recent outlook shows North American and Western European light vehicle production during fiscal year 2007 to be about the same as fiscal year 2006.

COMPANY OUTLOOK

          Our business continues to address a number of challenging industry-wide issues, including:

•	Excess capacity;

•	High commodity prices, particularly steel and oil prices;

•	Weakened financial strength of some of the OE manufacturers;

•	Employee labor relations;

•	Reduced production volumes and changes in product mix in North America;

•	Higher energy and transportation costs;

•	OE pricing pressures; and

•	Currency exchange rate volatility.

          We believe the price of steel will continue to challenge our industry during fiscal year 2007. While we generally do not expect this issue to significantly impact our results of operations when compared to the prior year, rising stainless steel prices are expected to negatively impact earnings. We have taken actions to help mitigate this issue, including finding new global steel sources, identifying alternative materials, finding ways to re-engineer our products to be less dependent on steel, working with our suppliers to reduce material costs, consolidating and selling scrap from many of our facilities and negotiating with our customers to recover some of the higher steel costs. We continue to further consolidate and restructure our LVS business to address competitive challenges in the automotive supplier industry. Anticipated restructuring actions include those actions previously discussed.

          Significant factors that could affect our results in fiscal year 2007 include:

•	Higher than planned price reductions to our customers;

•	Additional restructuring actions and the timing and recognition of restructuring charges;

•	Our ability to recover steel price increases from our customers;

•	The financial strength of our suppliers and customers, including potential bankruptcies;

•	Any unplanned extended shutdowns or production interruptions;

•	Our ability to implement planned productivity and cost reduction initiatives;

•	The impact of any acquisitions or divestitures;

•	Significant gains or losses of existing business;

•	The ultimate outcome of the three class action lawsuits concerning our retiree medical plans;

•	The impact of currency fluctuations on sales and operating income;

•	The emergence from bankruptcy of certain competitors;

Exhibit 99

•	Higher than planned warranty expenses;

•	Any adjustments to the contingent liability associated with the Tilbury labor disruption;

•	Our ability to continue to access our bank revolving credit facilities and capital markets;

•	A significant reduction of business activity in the key markets of our customers;

•	The expected 2007 Class 8 downturn in North America or Europe is more severe than currently planned;

•	Lower volume of orders from key customers;

•	Ability to implement enterprise resource planning systems at our location successfully; and

•	The impact of any new accounting rules.

Exhibit 99

Results of Operations

          The following is a summary of our financial results for the last three fiscal years.

	Year Ended September 30,

	2006	2005	2004

	(in millions, except per share amounts)
Sales:
Light Vehicle Systems	$2,236	$2,399	$2,243
Commercial Vehicle Systems	4,179	3,972	3,132

SALES	6,415	6,371	5,375

Operating Income (Loss):
Light Vehicle Systems	$16	$(46)	$38
Commercial Vehicle Systems	198	203	173

SEGMENT OPERATING INCOME	214	157	211
Environmental remediation costs	(8)	(7)	(11)
Costs for withdrawn tender offer	—	—	(16)
Unallocated corporate costs	(4)	(3)	—
ET corporate allocations (1)	(31)	(33)	(38)

OPERATING INCOME	171	114	146
Equity in earnings of affiliates	32	26	17
Gain on sale of marketable securities	—	—	7
Interest expense, net and other	(131)	(124)	(104)

INCOME BEFORE INCOME TAXES	72	16	66
Benefit (provision) for income taxes	54	10	(7)
Minority interests	(14)	(6)	(10)

INCOME FROM CONTINUING OPERATIONS	112	20	49
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(287)	(8)	(91)

NET INCOME (LOSS)	$(175)	$12	$(42)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$1.60	$0.29	$0.72
Discontinued operations	(4.09)	(0.12)	(1.33)

Diluted earnings (loss) per share	$(2.49)	$0.17	$(0.61)

DILUTED AVERAGE COMMON SHARES OUTSTANDING	70.2	69.9	68.6

(1)As a result of the sale of ET, certain corporate costs previously allocated to ET’s segment results continue to be reported separately in continuing operations. These costs have not been allocated to the company’s LVS and CVS business segments and are included in “ET Corporate Allocations” in the above segment information.

Exhibit 99

2006 Compared to 2005

     Sales

          The following table reflects geographical business segment sales for fiscal years 2006 and 2005. The reconciliation is intended to reflect the trend in business segment sales and to illustrate the impact changes in foreign currency exchange rates and acquisitions and divestitures had on sales (in millions).

					Dollar Change Due to

	2006	2005	Dollar Change	% Change	Currency	Acquisitions Divestitures	Volume / Other

LVS:
North America	$1,012	$1,105	$(93)	(8)%	$ 16	$ —	$(109)
Europe	903	1,001	(98)	(10)%	(30)	(10)	(58)
Asia and Other	321	293	28	10%	10	—	18

Total	2,236	2,399	(163)	(7)%	(4)	(10)	(149)

CVS:
North America	2,621	2,400	221	9%	5	(41)	257
Europe	1,070	1,101	(31)	(3)%	(57)	(16)	42
Asia and Other	488	471	17	4%	20	—	(3)

Total	4,179	3,972	207	5%	(32)	(57)	296

SALES	$6,415	$6,371	$44	1%	$(36)	$(67)	$ 147

     Continuing Operations

          Sales for fiscal year 2006 were $6,415 million, up $44 million, or 1 percent, from fiscal year 2005. The increase in sales was attributable to strong commercial vehicle truck and trailer volumes in our CVS business segment, offset by lower volumes in our North American LVS businesses. Foreign currency translation, primarily due to the stronger euro in relation to the U.S. dollar, reduced sales by $36 million. Divestitures of certain LVS businesses in previous periods and the sale of certain assets of CVS’ off-highway brake business reduced sales in fiscal year 2006 by $67 million.

     Business Segments

          Light Vehicle Systems (LVS) sales decreased to $2,236 million in fiscal year 2006, down $163 million, or 7 percent, from $2,399 million in fiscal year 2005. Sales were affected by lower volumes in our North American LVS businesses, lower selling prices to our customers, the loss of sales associated with previously announced divestitures and foreign currency translation, which decreased sales by $4 million. Pass-through sales were approximately $250 million in fiscal year 2006, compared to approximately $275 million in fiscal year 2005. Pass-through sales are products sold to our customers where we acquire certain components and assemble them into the final product. These pass-through sales carry minimal margins, as we have little engineering or manufacturing responsibility.

          Commercial Vehicle Systems (CVS) sales were $4,179 million, up $207 million, or 5 percent, from fiscal year 2005. The increase in sales was primarily attributable to strong commercial vehicle truck and trailer volumes. Compared to fiscal year 2005, production volumes in North America for commercial vehicle heavy-duty trucks (Class 8) increased 8 percent and medium duty trucks increased 4 percent. Western Europe heavy and medium duty truck volumes increased 4 percent. These increases were partially offset by the loss of sales associated with the divestiture of certain assets of the off-highway brakes business of approximately $57 million and foreign currency translation which reduced sales by $32 million.

Exhibit 99

Operating Income (Loss) and Operating Margins

          The following table reflects operating income and operating margins for fiscal years 2006 and 2005 (dollars in millions).

	Operating Income				Operating Margins

	2006	2005	$ Change	% Change	2006	2005	Change

LVS	$16	$(46)	$62	135%	0.7%	(1.9)%	2.6	pts
CVS	198	203	(5)	(2)%	4.7%	5.1%	(0.4	)pts

Total Segment	214	157	57	36%	3.3%	2.5%	0.8	pts
Unallocated corporate costs	(12)	(10)	(2)	(20)%
ET corporate allocations	(31)	(33)	2	6%

Total	$171	$114	$57	50%	2.7%	1.8%	0.9	pts

          Operating income for fiscal year 2006 was $171 million, compared to $114 million in fiscal year 2005. A labor disruption and work stoppage at our commercial vehicle brakes operation in Tilbury, Ontario unfavorably impacted operating income by $45 million. Operating income for fiscal year 2006 also includes a $23 million gain on the sale of certain assets of CVS’ off-highway brakes business.

          We recorded restructuring costs during fiscal years 2006 and 2005 as follows (in millions):

	LVS		CVS		Total

	2006	2005	2006	2005	2006	2005

Fiscal year 2005 program (1):
Salaried reduction force	$12	$4	$—	$13	$12	$17
Facility rationalization, primarily employee severance benefits	2	14	7	6	9	20
Asset impairment	—	5	—	—	—	5
Reversals	(3)	—	(1)	—	(4)	—

Total fiscal year 2005 program	11	23	6	19	17	42
Other actions	1	14	—	—	1	14

Total restructuring costs	$12	$37	$6	$19	$18	$56

             (1) The fiscal year 2005 program relates to the restructuring actions announced in May 2005.

          The benefit of higher sales levels in our CVS business and cost savings from our restructuring actions of $17 million were largely offset by the loss of income associated with certain of our previous divestitures of approximately $16 million and higher pension and retiree medical costs of $32 million when compared to the same period last year. Impacting operating income in fiscal year 2005 were $6 million of charges associated with certain customer bankruptcies and $7 million of environmental remediation costs, primarily associated with a former Rockwell facility.

          Selling, general and administrative expenses as a percentage of sales were 5.2 percent in fiscal year 2006, compared to 5.3 percent in the prior year.

     Business Segments

          LVS operating income was $16 million, compared to an operating loss of $46 million in fiscal year 2005. LVS recorded restructuring costs of $12 million in fiscal year 2006. These restructuring costs are net of reversals of costs recorded in previous periods of $3 million and include $15 million of employee termination benefits. In the prior year, LVS recorded restructuring costs of $37 million. These charges included $23 million of costs associated with the actions announced in the second quarter of fiscal year 2005 and $14 million associated with the closure of the Sheffield, England stabilizer bar facility and a reduction in workforce in our LVS operations in Spain. The $14 million relates to employee termination benefits and other costs of $9 million and asset impairments of $5 million.

          In fiscal year 2006, LVS was able to more than offset lower customer pricing with productivity and cost reduction actions and restructuring savings. Also impacting operating income in fiscal year 2006 were approximately $13 million of liabilities recorded for certain warranty and other commercial matters and $9 million of higher pension and retiree medical costs. LVS also recorded a $5 million gain on the liquidation of Meritor Suspension Systems Holding (UK) Ltd., a joint venture, in fiscal year 2006. This gain primarily related to the extinguishment of debt owed to the minority partner. Operating income in fiscal year 2005 included $2 million of charges associated with certain customer bankruptcies and a $34 million non-cash impairment charge in the Gabriel Ride Control

Exhibit 99

Aftermarket business. This impairment charge was previously recorded in discontinued operations when this business was held for sale.

          CVS operating income was $198 million in fiscal year 2006, down from $203 million in fiscal year 2005. Operating margin declined to 4.7 percent, from 5.1 percent in fiscal year 2005. The benefits of higher sales volumes were more than offset by the labor disruption and work stoppage at our brakes facility in Tilbury, which unfavorably impacted operating income by $45 million, approximately $24 million of liabilities for certain warranty and other commercial matters and $23 million of higher pension and retiree medical costs. Favorably impacting operating income was a $23 million gain on the sale of certain assets of the off-highway brake business, productivity and cost reduction actions and restructuring savings. CVS recorded restructuring costs of $6 million in fiscal year 2006, primarily related to employee severance benefits, compared to restructuring costs of $19 million in the prior year. Impacting fiscal year 2005 operating income was a $3 million charge associated with the bankruptcy of a European trailer customer.

     Other Income Statement Items

          Equity in earnings of affiliates was $32 million in fiscal year 2006, compared to $26 million in fiscal year 2005. The increase was primarily related to improved performance and higher earnings of our commercial vehicle affiliates.

          Interest expense, net and other was $131 million in fiscal year 2006 compared to $124 million in fiscal year 2005. Included in interest expense, net and other in fiscal year 2006 were $9 million of costs associated with the extinguishment of $600 million of notes we repurchased in the second quarter of fiscal year 2006. These costs include transaction expenses, including legal and other professional fees, unamortized debt issuance costs, and premiums paid to repurchase the notes. Included in interest expense, net and other in fiscal year 2005 was a $4 million loss on debt extinguishment associated with the debt exchange completed in the fourth quarter of fiscal year 2005. The loss on debt extinguishment primarily consisted of the premium paid to note holders to exchange their notes. See “Liquidity and Contractual Obligations” for further details concerning these debt extinguishments. The favorable impact of reduced fixed rate debt was partially offset by higher levels of short term borrowings and higher interest rates on our variable rate debt compared with the prior year.

          Income tax benefit from continuing operations in fiscal year 2006 was $54 million compared to $10 million in the prior year. In fiscal year 2006, we recorded a $21 million tax benefit related to the expiration of certain statutes of limitations and the completion of various worldwide tax audits of certain of the company’s income tax returns. We also repatriated approximately $131 million in dividends in the fourth quarter of fiscal year as part of the American Jobs Creation Act of 2004. The dividends are subject to the elective 85 percent dividend received deduction and accordingly we recorded a corresponding tax benefit of $31 million related to the reversal of previously provided U.S. deferred tax liability on these unremitted foreign subsidiary earnings.

          Minority interest expense was $14 million in fiscal year 2006 compared to $6 million in fiscal year 2005. Minority interests represent our minority partners’ share of income or loss associated with our less than 100-percent owned consolidated joint ventures. The increase in minority interest expense in fiscal year 2006 was primarily due to improved earnings in our commercial vehicle affiliates and the closure of the Sheffield, England, stabilizer bar facility in our MSSH joint venture in fiscal year 2005.

          Income from continuing operations for fiscal year 2006 was $112 million, or $1.60 per diluted share, compared to $20 million, or $0.29 per diluted share in fiscal year 2005. The increase is primarily attributable to the income tax benefits previously mentioned and lower restructuring costs of $38 million. Fiscal year 2005 income from continuing operations includes the $34 million pre-tax impairment charge for the Gabriel Ride Control aftermarket business.

          Loss from discontinued operations was $287 million in fiscal year 2006 compared to $8 million in fiscal year 2005. We recorded a $310 million non-cash goodwill impairment charge in the fourth quarter of fiscal year 2006 related to the ET business. Also, in fiscal year 2006, we completed the sale of our LVA North American filters, exhaust and motion control businesses, our Gabriel South Africa ride control business and our 39 percent interest in our Purolator India joint venture. Cash proceeds from these divestitures were approximately $220 million, resulting in a net pre-tax gain of $28 million ($18 million after-tax). We also recorded non-cash impairment charges of $22 million ($14 million after-tax) during fiscal year 2006 in certain of our LVA businesses. A non-cash impairment charge of $9 million ($6 million after-tax) related to our LVA businesses was recorded in fiscal year 2005. A $2 million after-tax gain on the sale of our coil coating business is included in income from discontinued operations in fiscal year 2005. Also impacting fiscal year 2005 were $5 million of after-tax changeover costs in LVA associated with a new supply agreement with a significant customer and a $3 million after-tax gain on the sale of our automotive stamping and manufacturing components business in the first quarter of fiscal year 2005.

          Loss from discontinued operations in fiscal years 2006 and 2005 includes after-tax restructuring costs of $3 million and $1 million, respectively, related to our LVA businesses and after-tax restructuring costs of $13 million and $20 million respectively, related to our ET business. The restructuring costs in our ET business primarily relate to our fiscal year 2005 restructuring program. These after-tax restructuring costs are net of reversals of costs recorded in previous periods of $6 million and include $32 million related to employee severance benefits, $5 million of asset impairment charges, and $2 million of other plant closure costs.

          Also included in loss from discontinued operations in fiscal year 2006 is an after-tax loss of $2 million on the sale of our light vehicle OE ride control business located in Asti, Italy and a reversal of approximately $7 million of after-tax employee severance benefits that were recorded in the prior year as part of our fiscal year 2005 restructuring actions. As a result of the sale of the light vehicle OE ride control

Exhibit 99

operations in Asti, Italy, these employee termination benefits will no longer be paid. Loss from discontinued operations in the prior year includes approximately $20 million of after-tax restructuring costs related to the previously expected closure of our light vehicle ride control operations.

2005 Compared to 2004

     Sales

     The following table reflects geographical business segment sales for fiscal years 2005 and 2004. The reconciliation is intended to reflect the trend in business segment sales and to illustrate the impact changes in foreign currency exchange rates and acquisitions and divestitures had on sales (in millions).

					Dollar Change Due to

	2005	2004	Dollar Change	% Change	Currency	Acquisitions / Divestitures	Volume / Other

LVS:
North America	$1,105	$901	$204	23%	$17	$—	$ 187
Europe	1,001	1,051	(50)	(5)%	75	(17)	(108)
Asia and Other	293	291	2	1%	7	—	(5)

	2,399	2,243	156	7%	99	(17)	74

CVS:
North America	2,400	1,945	455	23%	4	9	442
Europe	1,101	823	278	34%	54	226	(2)
Asia and Other	471	364	107	29%	31	—	76

	3,972	3,132	840	27%	89	235	516

SALES	$6,371	$5,375	$996	18%	$188	$218	$ 590

     Continuing Operations

          Sales for fiscal year 2005 were $6,371 million, up $996 million, or 18 percent, over fiscal year 2004. The increase in sales was attributable to stronger commercial vehicle truck and trailer volumes in our CVS business segment; new business awards, principally associated with suspension modules in our LVS business; and foreign currency translation, primarily due to the stronger euro in relation to the U.S. dollar. These increases were partially offset by lower volumes in certain of our European LVS businesses. Acquisitions, primarily our two new consolidated joint ventures with AB Volvo, added sales of $235 million; divestitures of certain LVS businesses in fiscal years 2005 and 2004 reduced sales in fiscal year 2005 by $17 million.

     Business Segments

          LVS sales increased to $2,399 million in fiscal year 2005, up $156 million, or 7 percent, from fiscal year 2004. The effect of foreign currency translation, primarily as a result of the stronger euro when compared to the US dollar, increased sales by $99 million. Higher pass-through sales of approximately $275 million, principally associated with our new suspension module business, were partially offset by lower OE demand particularly in certain of our European businesses.

          CVS sales were $3,972 million, up $840 million, or 27 percent, from fiscal year 2004. The increase in sales was primarily attributable to stronger commercial vehicle truck and trailer volumes. Compared to fiscal year 2004, production volumes in North America for commercial vehicle heavy-duty trucks (Class 8) increased approximately 38 percent, medium duty trucks increased 21 percent and trailer volumes increased 15 percent. South American truck volumes increased 17 percent. Acquisitions, primarily the formation of two joint ventures with AB Volvo in the first quarter of fiscal 2005, added sales of $235 million.

Exhibit 99

Operating Income and Operating Margins

          The following table reflects operating income and operating margins for fiscal years 2005 and 2004 (dollars in millions).

	Operating Income				Operating Margins

	2005	2004	$ Change	% Change	2005	2004	Change

LVS	$(46)	$38	$(84)	(221)%	(1.9)%	1.7%	(3.6	)pts
CVS	203	173	30	17%	5.1%	5.5%	(0.4	)pts

Total Segment	157	211	(54)	(26)%	2.5%	3.9%	(1.4	)pts
Unallocated corporate costs	(10)	(27)	17	63%
ET corporate allocations	(33)	(38)	5	13%

TOTAL	$114	$146	$(32)	(22)%	1.8%	2.5%	(0.7	)pts

          Operating income in fiscal year 2005 was $114 million, a decrease of $32 million, compared to fiscal year 2004, reflecting an operating margin of 1.8 percent, down from 2.5 percent. We recorded restructuring costs of $56 million during fiscal year 2005 as follows (in millions):

	LVS	CVS	Total

Fiscal year 2005 program (1):
Facility rationalization	$18	$19	$37
Asset impairments	5	—	5

Total fiscal year 2005 program	23	19	42
Other actions	14	—	14

Total restructuring costs	$37	$19	$56

(1) The fiscal year 2005 program relates to the restructuring actions announced in May 2005

          In addition to the fiscal year 2005 program, we recorded restructuring charges of $14 million in fiscal year 2005. These costs were primarily for severance and other employee termination costs, related to a reduction of approximately 10 salaried and 165 hourly employees, and asset impairments. These costs relate to the closure of the Sheffield, England, stabilizer bar facility and a reduction in workforce in our LVS operations in Spain. We recorded restructuring charges of $5 million associated with certain administrative and managerial employee termination costs in fiscal year 2004.

          Despite the higher sales levels, operating income in fiscal year 2005 was negatively impacted by the restructuring costs noted above and steel costs, which, net of recoveries, were approximately $75 million higher than in fiscal year 2004. Also impacting operating income in fiscal year 2005 were $6 million of charges associated with certain customer bankruptcies and $7 million of environmental remediation costs, primarily associated with a former Rockwell facility. Retiree medical and pension costs were $16 million lower than fiscal year 2004. This is a result of amending certain retiree medical plans in fiscal year 2004, which reduced retiree medical expense by $22 million compared to fiscal year 2004.

          Operating income in fiscal year 2004 includes the costs associated with the withdrawn tender offer for the outstanding shares of Dana Corporation (Dana) of $16 million (before a non-operating gain of $7 million on the sale of Dana stock owned by the company), and environmental remediation costs of $11 million (associated with a different Rockwell facility).

          Selling, general and administrative expenses as a percentage of sales decreased to 5.3 percent in fiscal year 2005 from 6.3 percent in fiscal year 2004 due to reduced headcount resulting from the restructuring actions and our continued efforts to reduce selling, general and administrative spending.

     Business Segments

          LVS operating loss was $46 million, a decrease of $84 million from operating income of $38 million in fiscal year 2004. The decrease in operating income is primarily due to the previously mentioned restructuring actions and higher steel costs in fiscal year 2005, as well as a $34 million non-cash impairment charge in the Gabriel Ride Control Aftermarket business. This impairment charge was previously recorded in discontinued operations when this business was held for sale. LVS continued its restructuring efforts in fiscal year 2005 and recorded $23 million of restructuring charges associated with facility closures and consolidations and workforce reductions. These fiscal year 2005 costs include $18 million of employee termination costs and $5 million of asset impairments related to the restructuring actions announced in May 2005. Additionally, LVS recorded $14 million of restructuring costs associated with the closure of its Sheffield, England, stabilizer bar facility and a reduction in workforce

Exhibit 99

in its operations in Spain. The $14 million relates to employee termination benefits and other costs of $9 million and asset impairments of $5 million. Total headcount reductions associated with all of these actions were approximately 1,350, of which 250 were salaried employees and 1,100 were hourly employees.

          LVS continued to experience narrowing margins in fiscal year 2005 due primarily to higher steel costs. LVS incurred higher net steel costs of approximately $25 million in fiscal year 2005. Also impacting operating income in fiscal year 2005, were lower value added sales volumes (non pass-through sales) and $2 million of charges associated with certain customer bankruptcies. LVS operating income improved by $7 million from fiscal year 2004 due to a reduction in foreign exchange loss attributable to the impact of hedging foreign exchange transactions in fiscal year 2005 that were not hedged in fiscal year 2004.

          CVS operating income was $203 million, an increase of $30 million from fiscal year 2004. Operating margin declined to 5.1 percent, from 5.5 percent in fiscal year 2004. The increase in operating income was largely attributable to higher sales volumes. The benefits of the higher sales volumes were partially offset by higher net steel costs of $50 million, and $19 million of restructuring costs principally associated with the reduction of approximately 225 salaried employees and 200 hourly employees. Also negatively impacting operating income was a $3 million charge associated with the bankruptcy of a European trailer customer. Retiree medical and pension costs were $18 million lower than the previous year, as a result of the amendment to certain retiree medical plans in fiscal year 2004. Fiscal year 2004 operating income included a $4 million charge in the fourth quarter associated with the settlement of a warranty matter.

     Other Income Statement Items

          Equity in earnings of affiliates was $26 million in fiscal year 2005, compared to $17 million in fiscal year 2004. The increase was primarily related to improved performance and higher earnings of our commercial vehicle affiliates. The increase was also partially driven by the reduction in losses associated with the dissolution of our CVS transmission joint venture with ZF Friedrichshafen in the second quarter of fiscal year 2004. We recorded equity losses of $4 million in fiscal year 2004 related to this joint venture.

          Interest expense, net and other was $124 million in fiscal year 2005 compared to $104 million in fiscal year 2004. The increase in interest expense was primarily attributable to higher interest rates on our variable rate debt compared with fiscal year 2004. Also included in interest expense, net and other in fiscal year 2005 was a $4 million loss on debt extinguishment associated with the debt exchange completed in the fourth quarter of fiscal year 2005. The loss on debt extinguishment primarily consisted of the premium paid to note holders to exchange their notes. See “Liquidity and Contractual Obligations” for further details concerning the debt extinguishment.

          Income tax benefit from continuing operations was $10 million in fiscal year 2005, compared to income tax expense of $7 million in fiscal year 2004. The fiscal year 2005 tax benefit was largely due to the recognition of tax basis differences and the mix of earnings and losses relative to our structural tax position.

          Minority interest expense was $6 million in fiscal year 2005 compared to $10 million in fiscal year 2004. Minority interests represent our minority partners’ share of income or loss associated with our less than 100-percent owned consolidated joint ventures. The decrease in minority interest expense in fiscal year 2005 is primarily related to our minority partners’ share of $9 million of restructuring costs associated with the closure of the Sheffield, England, stabilizer bar facility in our MSSC joint venture.

          Income from continuing operations for fiscal year 2005 was $20 million, compared to $49 million in fiscal year 2004 reflecting the items discussed above.

          Loss from discontinued operations was $8 million in fiscal 2005 compared to a loss from discontinued operations of $91 million in fiscal 2004. In the fourth quarter of fiscal 2005, management concluded that it is more likely that LVA’s North American businesses will be sold individually. As a result, the company evaluated fair value on an individual business basis rather than LVA North America as a whole. This resulted in a non-cash impairment charge of $9 million ($6 million after-tax) to record certain LVA North American businesses at fair value. Also impacting fiscal year 2005 were $5 million of after-tax changeover costs in LVA, associated with a new supply agreement with a significant customer, which were more than offset by lower depreciation expense. In accordance with accounting principles generally accepted in the United States, our LVA business segment discontinued depreciating fixed assets as of September 30, 2004. Depreciation expense in fiscal year 2004 was approximately $12 million after-tax. We also recorded an after-tax $3 million gain on the sale of our automotive stamping and manufacturing components business in the first quarter of fiscal year 2005.

          The fiscal year 2004 results included a non-cash goodwill impairment charge of $190 million in our LVA business and a $20 million gain on the sale of an interest in a ride control joint venture. For more information on the impairment charge see Note 3 of the Notes to Consolidated Financial Statements.

Exhibit 99

          In an effort to lower fixed costs and improve profitability resulting from weakening demand in the aftermarket business, LVA recorded after-tax restructuring costs totaling $1 million and $2 million during fiscal years 2005 and 2004, respectively. We also recorded after-tax restructuring costs of $19 million related to our LVS ride control business in fiscal year 2005. These costs included $10 million of employee termination benefits and $9 million of asset impairment charges. We recorded after-tax restructuring costs of $20 million and $7 million related to our ET business in fiscal year 2005 and 2004, respectively. The after-tax restructuring costs recorded in fiscal year 2005 include $16 million related to employee severance benefits, $3 million of asset impairment charges, and $1 million of other plant closure costs.

          Also impacting loss from discontinued operations in fiscal year 2005 was the loss of approximately $6 million of income from our coil coating business as a result of the sale of this business in November 2004. This loss of net income was offset partially by a $2 million gain on the sale of this business.

          The effective tax rate for discontinued operations was negative 100 percent in fiscal year 2005, compared to negative 137 percent in fiscal year 2004. The effective tax rate in fiscal year 2005 was primarily due to valuation allowances recorded in certain foreign jurisdictions. The effective tax rate in fiscal year 2004 was primarily due to the $190 million non-cash goodwill impairment charge, for which no tax benefit was provided.

Non-Consolidated Joint Ventures

          At September 30, 2006, our continuing operations had investments in 7 significant joint ventures that were not majority-owned or controlled and were accounted for under the equity method of accounting. Our investments in non-consolidated joint ventures was $95 million and $81 million at September 30, 2006 and 2005, respectively.

          These strategic alliances provide for sales, product design, development and manufacturing in certain product and geographic areas. Aggregate sales of our non-consolidated joint ventures were $1,021 million, $918 million and $660 million in fiscal years 2006, 2005 and 2004, respectively.

          We received cash dividends from our affiliates of $22 million, $17 million and $15 million in fiscal years 2006, 2005 and 2004, respectively.

          For more information about our non-consolidated joint ventures, see Note 13 of the Notes to Consolidated Financial Statements.

Financial Condition

     Capitalization

	September 30,

	2006	2005

Short term debt and current maturities	$56	$136
Long term debt	1,174	1,436

Total debt	1,230	1,572
Minority interests	64	62
Shareowners’ equity	944	875

Total capitalization	$2,238	$2,509

Ratio of debt to capitalization	55%	63%

          We remain committed to strong cash flow generation, the reduction of debt and regaining an investment grade credit rating. In March 2006, we issued $300 million of 4.625 percent convertible senior unsecured notes due 2026. Net proceeds from the offering, along with proceeds from the sale of certain of our LVA businesses and borrowings under our accounts receivable securitization programs, were used to purchase and extinguish $672 million of notes with maturities between 2007 and 2012. Our total debt to capitalization ratio was 55 percent at September 30, 2006, compared to 63 percent at September 30, 2005.

          For fiscal year 2006, our primary source of liquidity was cash from operating activities and proceeds from the divestitures of certain businesses, supplemented by our accounts receivables securitization and factoring programs and, as required, borrowings on our revolving credit facility.

Exhibit 99

     Cash Flows

	Fiscal Year Ended September 30,

	2006	2005	2004

OPERATING CASH FLOWS
Income from continuing operations	$112	$20	$49
Depreciation and amortization	124	134	129
Gain on divestitures and marketable securities	(28)	—	(7)
Impairment charge	—	34	—
Deferred income taxes	(103)	(129)	(41)
Pension and retiree medical expense	142	110	130
Pension and retiree medical contributions	(114)	(164)	(212)
Restructuring costs, net of payments	(21)	12	(13)
Proceeds from termination of interest rate swaps	—	22	—
Decrease in working capital	80	57	89
Changes in sale of receivables	116	(19)	(147)
Other	41	52	47

Cash flows provided by continuing operations	349	129	24
Cash flows provided by (used for) discontinued operations	91	(161)	195

Cash flows provided by (used for) operating activities	$440	$(32)	$219

          Cash provided by operating activities was $440 million in fiscal year 2006, compared to cash used by operating activities of $32 million in fiscal year 2005. The increase in cash flow was largely driven by a reduction in working capital, including non-recourse sales of accounts receivable, and lower pension and retiree medical contributions of $50 million, partially offset by higher cash restructuring costs. In addition, in fiscal year 2005, we used approximately $110 million of cash for working capital requirements at our new joint ventures with AB Volvo and to support higher CVS volumes. In fiscal year 2005, we partially terminated certain interest rate swaps and received proceeds from these terminations, including interest received, of $22 million.

          Cash provided by discontinued operations was $91 million in fiscal year 2006 compared to cash used by discontinued operations of $161 million a year ago. Lower working capital levels contributed to the increase. In addition, in fiscal year 2005, LVA ceased participating in our accounts receivable securitization program. This increased LVA’s outstanding receivables by approximately $60 million during fiscal year 2005.

          In fiscal year 2004, cash provided by operating activities was $219 million. Cash flow in fiscal year 2004 was favorably impacted by our fiscal calendar, which included 53 weeks in fiscal year 2004, compared to 52 weeks in fiscal year 2005. We used cash from operations and cash generated from the disposition of property, businesses and marketable securities to reduce our balances outstanding under our accounts receivable securitization and factoring programs by $147 million and our revolving credit facility by $53 million in fiscal year 2004.

	Fiscal Year Ended September 30,

	2006	2005	2004

INVESTING CASH FLOWS
Capital expenditures	$(107)	$(95)	$(102)
Acquisitions of businesses and investments, net of cash acquired	1	(28)	(1)
Proceeds from disposition of property and businesses	54	12	34
Proceeds from sale of marketable securities	—	—	18
Investment in debt defeasance trust and marketable securities	(17)	—	—
Net cash provided by (used for) discontinued operations	179	136	(69)

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	$110	$25	$(120)

          Cash provided by investing activities was $110 million in fiscal year 2006, compared to $25 million in fiscal year 2005 and cash used by investing activities of $120 million in fiscal year 2004. During fiscal year 2006, we received proceeds of $39 million from the disposition of certain assets of our off-highway brakes business. We also received $15 million from the sale of various properties and machinery and equipment. These assets primarily related to closed facilities. In the third quarter of fiscal year 2006, we purchased $12 million of U.S. government securities and placed those securities into an irrevocable trust, for the sole purpose of funding payments of principal and interest through the stated maturity on $5 million principal amount of outstanding 6-3/4 percent

Exhibit 99

notes due 2008 and the $6 million principal amount of outstanding 7-1/8 percent notes due 2009, in order to defease certain covenants under the associated indenture.

          During fiscal year 2005, we used $28 million of cash for the acquisition of businesses, primarily the formation of two joint ventures with AB Volvo, and we received proceeds of $12 million from the disposition of certain property and businesses.

          Capital expenditures increased to $107 million in fiscal year 2006 from $95 million in fiscal year 2005. We continue to manage our capital expenditures and leverage our global supply base and the assets of our affiliate partners. As a result, capital expenditures as a percentage of sales were 1.7 percent in fiscal year 2006, up from 1.5 percent in fiscal year 2005 and down from 1.9 percent in fiscal year 2004.

          During fiscal year 2004, we received proceeds from the disposition of certain property and businesses of $34 million, principally from the sale of our trailer beam fabrication facility. We also received $18 million in cash from the sale of Dana stock.

          Discontinued operations provided cash flows from investing activities of $179 million in fiscal year 2006, primarily related to the cash received from the sales of certain of our LVA businesses and our 39-percent equity ownership interest in Purolator India, a light vehicle aftermarket joint venture. In fiscal year 2005, discontinued operations provided investing cash flows of $136 million, primarily related to the proceeds from the sale of our coil coating business and our automotive stamping and manufacturing components business. Discontinued operations used cash of $49 million for capital expenditures in fiscal year 2006 compared to $61 million in fiscal year 2005.

          In fiscal year 2004, cash used by discontinued operations was $68 million which included $54 million related to the buy-out of a lease associated with our coil coating business and capital expenditures, partially offset by $48 million of proceeds received from the sale of our interest in a joint venture.

	Fiscal Year September 30,

	2006	2005	2004

FINANCING CASH FLOWS
Net decrease in revolving credit facilities	$—	$—	$(53)
Borrowings (payments) on accounts receivable securitization program	(72)	112	—
Proceeds from issuance of convertible notes and term loan	470	—	—
Payments on lines of credit and other	(57)	(2)	(1)
Repayment of notes	(672)	(21)	—

Net change in debt	(331)	89	(54)
Cash dividends	(28)	(28)	(28)
Debt issuance and extinguishment costs	(28)	(10)	—
Proceeds from exercise of stock options	1	6	6
Net cash used for discontinued operations	(5)	(3)	(1)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$(391)	$54	$(77)

          Cash used for financing activities was $391 million in fiscal year 2006 compared to cash provided by financing activities of $54 million in fiscal year 2005. In the third quarter of fiscal year 2006, we replaced our $900 million revolving credit facility that was to expire in 2008 with two new senior secured credit facilities totaling $1.15 billion. The new credit facilities include a six year $170 million term loan and $980 revolving credit facility which expires in 2011. In March 2006, we issued $300 million of 4.625 percent convertible senior unsecured notes due in 2026. Net proceeds from the offering, along with proceeds from the sales of our LVA North American filters and exhaust businesses and borrowings under our accounts receivable securitization programs were used to purchase and extinguish $600 million of certain outstanding near-term debt maturities. We incurred $28 million of costs related to these transactions. Additionally, in fiscal year 2006, we purchased, at a discount, $72 million of certain of our other fixed rate debt securities on the open market. The reduction in amounts outstanding under lines of credit and other of $57 million in fiscal year 2006 is primarily due to the payment of $35 million to extinguish a capital lease obligation.

          In September 2005, we entered into a new U.S. accounts receivable securitization arrangement. Amounts outstanding under this new arrangement are reported as short-term debt in the consolidated balance sheet and related borrowings are reported as cash flows from financing activities in the consolidated statement of cash flows. At September 30, 2006 and 2005, $40 million and $112 million was outstanding under this facility, respectively.

          In fiscal year 2005, we purchased, at a discount, $20 million and $1 million of our 8-3/4 percent notes and 6.8 percent notes, respectively, on the open market. In September 2005, we paid $10 million of debt issuance costs to complete an offer to exchange a new series of debt securities for $194 million of our $499 million 6.8 percent notes due in 2009, and $59 million of our $150 million

Exhibit 99

7-1/8 percent notes also due in 2009. During fiscal year 2004, we decreased amounts outstanding under our revolving credit facility by $53 million.

          We paid dividends of $28 million in each of fiscal years 2006, 2005 and 2004. In each of fiscal years 2005 and 2004, proceeds of $6 million were received from the exercise of stock options.

Liquidity and Contractual Obligations

          We are contractually obligated to make payments as follows (in millions):

	Total	2007	2008	2009	2010- 2011	There- after

Total debt(1)	$1,223	$56	$14	84	$2	$1,067
Operating leases	79	21	16	13	18	11
Interest payments on long-term debt (2)	754	85	84	79	156	350
Purchase option for joint venture	23	—	23	—	—	—

Total	$2,079	$162	$137	176	$176	$1,428

(1)	Excludes fair value adjustment of notes of $8 million, unamortized debt discount of $1 million and debt of discountinued operations of $10 million.

(2)	Includes the estimated impact of our interest rate swaps.

          In addition to the obligations above, in connection with the sale of our LVA North American filters business in fiscal year 2006, we agreed to indemnify the purchaser against liabilities from litigation and commercial losses in connection with specific intellectual property claims, with the maximum potential indemnity capped at $4 million for commercial losses.

          We also sponsor defined benefit pension plans that cover most of our U.S. employees and certain non-U.S. employees. Our funding practice provides that annual contributions to the pension trusts will be at least equal to the minimum amounts required by ERISA in the U.S. and the actuarial recommendations or statutory requirements in other countries. Management expects funding for our retirement pension plans of approximately $134 million in fiscal year 2007.

          We also sponsor retirement medical plans that cover the majority of our U.S. and certain non-U.S. employees and provide for medical payments to eligible employees and dependents upon retirement. Management expects retiree medical plan benefit payments of approximately $54 million in fiscal year 2007; $53 million in fiscal year 2008; $52 million in fiscal year 2009; $51 million in fiscal year 2010; and $50 million in fiscal year 2011.

          Revolving and Other Debt – In June 2006, we replaced our $900 million revolving credit facility that was to expire in 2008 with two new senior secured credit facilities totaling $1.15 billion (the new credit facilities). The new credit facilities include a $980 million revolving credit facility and a $170 million term loan maturing in 2011 and 2012, respectively. Borrowings under the new revolving credit facility are subject to interest based on quoted LIBOR rates plus a margin, and a commitment fee on undrawn amounts, both of which are based upon the company’s current credit rating for the senior secured facilities. At September 30, 2006, the margin over the LIBOR rate was 150 basis points, and the commitment fee was 30 basis points. Similar to the prior revolving credit facility, the new revolving credit facility includes a $150 million limit on the issuance of letters of credit. At September 30, 2006 and 2005, approximately $25 million and $23 million of letters of credit, respectively, were issued.

          The term loan is payable in quarterly installments of $0.25 million, with the remaining balance due at maturity. Borrowings under the term loan are subject to interest based on quoted LIBOR rates plus a margin. At September 30, 2006, the margin over the LIBOR rate was 175 basis points.

          Borrowings under the revolving credit facility and term loan are collateralized by approximately $1.1 billion of the company’s assets, primarily consisting of eligible domestic U.S. accounts receivable, inventory, plant, property, and equipment, intellectual property and the company’s investment in all or a portion of certain of its wholly-owned subsidiaries.

          Certain of the company’s subsidiaries, as defined in the credit agreement, irrevocably and unconditionally guarantee amounts outstanding under the new credit facilities. The new credit facility requires us to maintain a total net debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio no greater than 4.25x and a minimum fixed charge coverage ratio (EBITDA less capital expenditures to interest expense) no less than 1.50x. At September 30, 2006, we were in compliance with all covenants.

          We also have an arrangement with a non-consolidated joint venture that allows us to borrow funds from time to time, at LIBOR plus 50 basis points. No amounts were outstanding under this arrangement at September 30, 2006 and 2005.

Exhibit 99

          Debt Securities - In fiscal year 2006, we purchased, at a discount, $69 million of our $380 million outstanding 8-3/4 percent notes and $3 million of our outstanding 6.8 percent notes on the open market.

          In March 2006, we completed an offer to repurchase $600 million aggregate principal amount of our previously outstanding notes in the following amounts: $195 million of our outstanding $200 million 6.625 percent notes due in 2007; $95 million of our outstanding $100 million 6.75 percent notes due in 2008; $225 million of our outstanding $302 million 6.8 percent notes due in 2009; and $85 million of our outstanding $91 million 7.125 percent notes also due in 2009.

          In the third quarter of fiscal year 2006, the company purchased $12 million of U.S. government securities and placed those securities into an irrevocable trust, for the sole purpose of funding payments of principal and interest through the stated maturity on the $5 million outstanding 6-3/4% notes due 2008 and the $6 million outstanding 7.125% notes due 2009, in order to defease certain covenants under the associated indenture.

          In September 2005, we completed an offer to exchange $194 million of our previously outstanding $499 million 6.8 percent notes due in 2009, and $59 million of our previously outstanding $150 million 7-1/8 percent notes also due in 2009 for $253 million of new 8-1/8 percent notes due in 2015. Also in fiscal year 2005, we purchased, at a discount, $20 million and $1 million of our 8-3/4 percent notes and 6.8 percent notes, respectively, on the open market.

          We have $150 million of debt securities remaining unissued under the shelf registration filed with the SEC in April 2001 (see Note 16 of the Notes to Consolidated Financial Statements).

          Convertible Notes – In March 2006, the company issued $300 million of 4.625 percent convertible senior unsecured notes due 2026 (the “convertible notes”). The convertible notes were sold by the company to qualified institutional buyers in a private placement exempt from the registration requirements of the Securities Act of 1933. These convertible notes were registered with the Securities and Exhange Commission under the Securities Act of 1933 on May 23, 2006. Net proceeds received by the company, after issuance costs, were $289 million. Cash interest at a rate of 4.625 percent per annum from the date of issuance through March 1, 2016 is payable semi-annually in arrears on March 1 and September 1 of each year. After March 1, 2016, the principal amount of the convertible notes will be subject to accretion at a rate that provides holders with an aggregate annual yield to maturity of 4.625 percent.

          The notes are convertible into shares of the company’s common stock at an initial conversion rate, subject to adjustment, equivalent to 47.6667 shares of common stock per $1,000 initial principal amount of notes, which represents an initial conversion price of approximately $20.98 per share. If converted, the accreted principal amount will be settled in cash and the remainder of the company’s conversion obligation, if any, in excess of such accreted principal amount will be settled in cash, shares of common stock, or a combination thereof, at the company’s election.

          Holders may convert their notes at any time on or after March 1, 2024. Prior to March 1, 2024, holders may convert their notes only under the following circumstances:

•

during any calendar quarter, after the calendar quarter ending June 30, 2006, if the closing price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120 percent of the applicable conversion price;

•

during the five business day period after any five consecutive trading day period in which the average trading price per $1,000 initial principal amount of notes is equal to or less than 97 percent of the average conversion value of the notes during such five consecutive trading day period;

•	upon the occurrence of specified corporate transactions; or

•	if the notes are called by us for redemption.

          On or after March 1, 2016, we may redeem the convertible notes, in whole or in part, for cash at a redemption price equal to 100 percent of the accreted principal amount plus any accrued and unpaid interest. On each of March 1, 2016, 2018, 2020, 2022, and 2024, or upon certain fundamental changes, holders may require the company to purchase all or a portion of their convertible notes at a purchase price in cash equal to 100 percent of the accreted principal amount plus any accrued and unpaid interest.

          Accounts Receivable Securitization and Factoring – In March 2006, we entered into a new European arrangement to sell trade receivables through one of our European subsidiaries. Under the new arrangement, we can sell up to, at any point in time, €100 million ($127 million) of eligible trade receivables. The receivables under this program are sold at face value and excluded from the consolidated balance sheet. We had utilized €48 million ($61 million) of this accounts receivable securitization facility as of September 30, 2006.

Exhibit 99

          In September 2005, we entered into a new $250 million U.S. accounts receivable securitization arrangement to improve financial flexibility and lower interest costs. Under the new arrangement, the company sells substantially all of the trade receivables of certain U.S. subsidiaries to ArvinMeritor Receivables Corporation (ARC), a wholly owned, consolidated special purpose subsidiary, which funds these purchases with borrowings under a loan agreement with a bank. Amounts outstanding under this agreement are collateralized by eligible receivables of ARC and are reported as short-term debt in the consolidated balance sheet. As of September 30, 2006 and 2005, we had utilized $40 million and $112 million of this accounts receivable securitization facility, respectively. If certain receivables performance-based covenants were not met, it would constitute a termination event, which, at the option of the banks, could result in termination of the accounts receivable securitization arrangement. At September 30, 2006, we were in compliance with all covenants.

          In addition, several of our European subsidiaries factor eligible accounts receivable with financial institutions. The amount of factored receivables was $84 million and $23 million at September 30, 2006 and 2005, respectively. There can be no assurance that these factoring arrangements will be used or available to us in the future.

Off-Balance Sheet Arrangements

          Guarantees - In December 2005, we guaranteed a third party’s obligation to reimburse another party (the other party) for payment of health and prescription drug benefits to a group of retired employees. The retirees were former employees of a wholly-owned subsidiary of the company prior to it being acquired by the company. To date, the third party has met its obligations to reimburse the other party. The APBO associated with these retiree medical benefits is considered the maximum potential exposure under this guarantee, and is estimated to be approximately $25 million. No amount has been recorded for this guarantee based on the probability of our having to perform under the guarantee. Due to the nature of this guarantee it is difficult to estimate its approximate term.

          We have guaranteed certain trade payable balances of one of our non-consolidated joint ventures. In the event of a default by the joint venture, we would be required to pay the guaranteed party. The maximum exposure under the guarantee is $4 million and can be terminated by the company at any time on thirty days written notice. The estimated fair value of this guarantee is not significant, and therefore, no liability is recorded.

          In addition to these guarantees we have other off-balance sheet arrangements, primarily related to our European accounts receivable securitization program and letters of credit under our senior secured credit facilities. See “Revolving and Other Debt” and “Accounts Receivable Securitization and Factoring.”

Tender Offer

          In the first quarter of fiscal year 2004, as a result of the company’s decision to withdraw its all cash tender offer to acquire all of the outstanding shares of Dana Corporation, the company recorded a net charge of $9 million ($6 million after-tax, or $0.09 per diluted share). The pre-tax charge included $16 million in direct incremental acquisition costs, less a gain on the sale of Dana stock of $7 million.

Critical Accounting Policies

          Critical accounting policies are those that are most important to the portrayal of the company’s financial condition and results of operations. These policies require management’s most difficult, subjective or complex judgments in the preparation of the financial statements and accompanying notes. Management makes estimates and assumptions about the effect of matters that are inherently uncertain, relating to the reporting of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Our most critical accounting policies are discussed below.

          Pensions — Our pension obligations are determined on an actuarial basis annually and are measured as of June 30. The U.S. plans include a qualified and non-qualified pension plan. Significant non-U.S. plans are located in the United Kingdom, Canada and Germany. The following are the significant assumptions used in the measurement of the projected benefit obligation (PBO) and net periodic pension expense:

	2006				2005

	U.S.	Non-U.S.			U.S.	Non-U.S.

Assumptions as of June 30
Discount rate	6.60%	4.75%	—	5.75%	5.30%	4.00%	—	5.00%
Assumed return on plan assets	8.50%	8.00%	—	8.00%	8.50%	7.75%	—	8.50%
Rate of compensation increase	3.75%	2.50%	—	3.75%	3.75%	3.00%	—	3.50%

Exhibit 99

          The discount rate is used to calculate the present value of the PBO. The rate is determined based on high-quality fixed income investments that match the duration of expected benefit payments. The company uses a portfolio of long-term corporate AA/Aa bonds that match the duration of the expected benefit payments to establish the discount rate for this assumption.

          The assumed return on plan assets is used to determine net periodic pension expense. The rate of return assumptions are based on projected long-term market returns for the various asset classes in which the plans are invested, weighted by the target asset allocations. An incremental amount for active management, where appropriate, is included in the rate of return assumption. The return assumption is reviewed annually.

          The rate of compensation increase represents the long-term assumption for expected increases to salaries for pay-related plans.

          These assumptions reflect our historical experience and our best judgments regarding future expectations. The effects of the indicated increase and decrease in selected assumptions, assuming no changes in benefit levels and no amortization of gains or losses for the plans in 2006, are shown below (in millions):

	Effect on All Plans - June 30, 2006

	Percentage Point Change	Increase (Decrease) in PBO	Increase (Decrease) in Accumulated Other Comprehensive Loss	Increase (Decrease) in 2006 Pension Expense

Assumption
Discount rate	-0.5 pts	$136	$80	$20
	+0.5 pts	(124)	(73)	(19)
Assumed return on plan assets	-1.0 pts	NA	NA	12
	+1.0 pts	NA	NA	(12)

NA — Not Applicable

          Accounting guidance applicable to pensions does not require immediate recognition of the effects of a deviation between actual and assumed experience and the revision of an estimate. This approach allows the favorable and unfavorable effects that fall within an acceptable range to be netted and disclosed as an unrecognized gain or loss in the footnotes. Based on the June 30, 2006 and 2005 measurement date, we had an unrecognized loss of $587 million and $866 million, respectively, at September 30, 2006 and 2005. A portion of this loss will be recognized into earnings in fiscal year 2007. The effect on fiscal years after 2007 will depend on the actual experience of the plans.

          In recognition of the long-term nature of the liabilities of the pension plans, we have targeted an asset allocation strategy designed to promote asset growth while maintaining an acceptable level of risk over the long term. Asset-liability studies are performed periodically to validate the continued appropriateness of these asset allocation targets. The asset allocation for the U.S. plan is targeted at 50–70 percent equity securities, 25–35 percent debt securities, and 5–15 percent alternative investments. The target asset allocation ranges for the non-U.S. plans are 65–75 percent equity securities, 20–35 percent debt securities, and 0–5 percent real estate and alternative investments. The asset class mix and the percentage of securities in any asset class or market may vary as the risk/return characteristics of either individual market or asset classes vary over time.

          The investment strategies for the pension plans are designed to achieve an appropriate diversification of investments as well as safety and security of the principal invested. Assets invested are allocated to certain global sub-asset categories within prescribed ranges in order to promote international diversification across security type, issuer type, investment style, industry group, and economic sector. Assets of the plans are both actively and passively managed. Policy limits are placed on the percentage of plan assets that can be invested in a security of any single issuer and minimum credit quality standards are established for debt securities. ArvinMeritor securities comprised less than one-half percent of the value of our worldwide pension assets as of September 30, 2006.

          The fiscal year 2007 pension expense is estimated to be $76 million. This may vary depending upon the accuracy of our original and future assumptions.

          Retiree Medical — We have retirement medical plans that cover the majority of our U.S. and certain non-U.S. employees and provide for medical payments to eligible employees and dependents upon retirement. Our retiree medical obligations are measured as of June 30.

Exhibit 99

          The following are the significant assumptions used in the measurement of the accumulated postretirement benefit obligation (APBO):

	2006	2005

Assumptions as of June 30
Discount rate	6.40%	5.00%
Health care cost trend rate (weighted average)	8.00%	9.00%
Ultimate health care trend rate	5.00%	5.00%
Year ultimate rate is reached	2011	2011

          The discount rate is the rate used to calculate the present value of the APBO. The rate is determined based on high-quality fixed income investments that match the duration of expected benefit payments. We have typically used the corporate AA/Aa bond rate for this assumption.

          The health care cost trend rate represents the company’s expected annual rates of change in the cost of health care benefits. The trend rate noted above represents a forward projection of health care costs as of the measurement date. Our projection for fiscal year 2007 is an increase in health care costs of 8.0 percent. For measurement purposes, the annual increase in health care costs was assumed to decrease gradually to 5.0 percent by fiscal year 2011 and remain at that level thereafter.

          A one-percentage point change in the assumed health care cost trend rate for all years to, and including, the ultimate rate would have the following effects (in millions):

	2006	2005

Effect on total of service and interest cost
1% Increase	$4	$3
1% Decrease	(3)	(2)
Effect on APBO
1% Increase	55	38
1% Decrease	(47)	(35)

          Fiscal year 2007 retiree medical expense is estimated to be approximately $57 million. This may vary depending upon the accuracy of our original and future assumptions.

          Product Warranties — Our CVS segment records product warranty costs at the time of shipment of products to customers. Liabilities for product recall campaigns are recorded at the time the company’s obligation is known and can be reasonably estimated. Product warranties, including recall campaigns, not expected to be paid within one year are recorded as a non-current liability.

          Our LVS segment records product warranty liabilities based on its individual customer or warranty-sharing agreements. Product warranties are recorded for known warranty issues when amounts can be reasonably estimated.

          Significant factors and information used by management when estimating product warranty liabilities include:

•	Past claims experience;

•	Sales history;

•	Product manufacturing and industry developments; and

•	Recoveries from third parties.

          Asbestos — Maremont Corporation (“Maremont”) — Maremont, a subsidiary of ArvinMeritor, manufactured friction products containing asbestos from 1953 through 1977, when it sold its friction product business. Arvin acquired Maremont in 1986. Maremont and many other companies are defendants in suits brought by individuals claiming personal injuries as a result of exposure to asbestos-containing products. Although Maremont has been named in these cases, very few cases allege actual injury and, in the cases where actual injury has been alleged, very few claimants have established that a Maremont product caused their injuries. Plaintiffs’ lawyers often sue dozens or even hundreds of defendants in individual lawsuits on behalf of hundreds or thousands of claimants, seeking damages against all named defendants irrespective of the disease or injury and irrespective of any causal connection with a particular product. For these reasons, Maremont does not consider the number of claims filed or the damages alleged to be a meaningful factor in determining its asbestos-related liability.

Exhibit 99

          Prior to February 2001, Maremont participated in the Center for Claims Resolution (“CCR”) and shared with other CCR members in the payment of defense and indemnity costs for asbestos-related claims. The CCR handled the resolution and processing of asbestos claims on behalf of its members until February 2001, when it was reorganized and discontinued negotiating shared settlements. Since that time, Maremont has handled asbestos-related claims through its own defense counsel and has taken a more aggressive defensive approach that involves examining the merits of each asbestos-related claim.

          At the end of fiscal year 2004 and through the third quarter of fiscal year 2005, Maremont established reserves for pending asbestos-related claims that reflected internal estimates of its defense and indemnity costs. These estimates were based on the history and nature of filed claims to date and Maremont’s experience with historical indemnity and litigation costs, using data from actual CCR settlements, experience in resolving claims since dissolution of the CCR, and Maremont’s assessment of the nature of the claims. Maremont did not accrue reserves for its potential liability for asbestos-related claims that may be asserted against it in the future, because it did not have sufficient information to make a reasonable estimate of these unknown claims.

          In the fourth quarter of fiscal year 2005, Maremont worked with Bates White LLC (Bates White), a consulting firm with extensive experience estimating costs associated with asbestos litigation, to assist with determining whether it would be possible to estimate the cost of resolving pending and future asbestos-related claims that have been, and could reasonably be expected to be, filed against Maremont, as well as the cost of Maremont’s share of committed but unpaid settlements entered into by the CCR. Although it is not possible to estimate the full range of costs because of various uncertainties, Bates White advised Maremont that it would be possible to determine an estimate of a reasonable forecast of the cost of resolving pending and future asbestos-related claims, based on historical data and certain assumptions with respect to events that occur in the future. We engaged Bates White to update the study as of September 30, 2006.

          Bates White provided an estimate of the reasonably possible range of Maremont’s obligation for asbestos personal injury claims over the next three to four years of $31 million to $44 million. After consultation with Bates White, Maremont determined that as of September 30, 2006 the most likely and probable liability for pending and future claims over the next four years is $41 million. The ultimate cost of resolving pending and future claims is estimated based on the history of claims and expenses for plaintiffs represented by law firms in jurisdictions with an established history with Maremont.

          The following assumptions were made by Maremont after consultation with Bates White and are included in their study:

•

Pending and future claims were estimated for a four year period ending in fiscal year 2010. Maremont believes that the litigation environment will change significantly in several years, and that the reliability of estimates of future probable expenditures in connection with asbestos-related personal injury claims declines for each year further in the future. As a result, estimating a probable liability beyond four years is difficult and uncertain;

•

The ultimate cost of resolving pending and future claims filed in Madison County, Illinois, a jurisdiction where a substantial amount of Maremont’s claims are filed, will decline to reflect average outcomes throughout the United States;

•	Defense and processing costs for pending and future claims filed outside of Madison County, Illinois will be at the level consistent with Maremont’s prior experience; and

•

The ultimate cost of resolving nonmalignant claims with plaintiffs’ law firms in jurisdictions without an established history with Maremont cannot be reasonably estimated. Recent changes in tort law and insufficient settlement history make estimating a liability for these nonmalignant claims difficult and uncertain.

          Maremont has insurance that reimburses a substantial portion of the costs incurred defending against asbestos-related claims. The coverage also reimburses Maremont for any indemnity paid on those claims. The coverage is provided by several insurance carriers based on insurance agreements in place. Maremont has recorded a $31 million asbestos-related insurance receivable as of September 30, 2006. Certain insurance policies have been settled in cash prior to the ultimate settlement of related asbestos liabilities. Amounts received from insurance settlements generally reduce recorded insurance receivables. Receivables for policies in dispute are not recorded.

          The amounts recorded for the asbestos-related reserves and recoveries from insurance companies are based upon assumptions and estimates derived from currently known facts. All such estimates of liabilities and recoveries for asbestos-related claims are subject to considerable uncertainty because such liabilities and recoveries are influenced by variables that are difficult to predict. The future litigation environment for Maremont could change significantly from its past experience, due, for example, to changes in the mix of claims filed against Maremont in terms of plaintiffs’ law firm, jurisdiction and disease; legislative or regulatory developments; Maremont’s approach to defending claims; or payments to plaintiffs from other defendants. Estimated recoveries are influenced by coverage issues among insurers, and the continuing solvency of various insurance companies. If the assumptions with respect to the nature of pending claims, the cost to resolve claims and the amount of available insurance prove to be incorrect, the actual amount of liability for Maremont’s asbestos-related claims, and the effect on the company, could differ materially from current estimates and, therefore, could have a material impact on our financial position and results of operations.

Exhibit 99

          Asbestos — Rockwell — ArvinMeritor, along with many other companies, has also been named as a defendant in lawsuits alleging personal injury as a result of exposure to asbestos used in certain components of Rockwell products many years ago. Liability for these claims was transferred to the company at the time of the spin-off of the automotive business to Meritor from Rockwell in 1997. Currently there are thousands of claimants in lawsuits that name us, together with many other companies, as defendants. However, we do not consider the number of claims filed or the damages alleged to be a meaningful factor in determining asbestos-related liabilities. A significant portion of the claims do not identify any of Rockwell’s products or specify which of the claimants, if any, were exposed to asbestos attributable to Rockwell’s products, and past experience has shown that the vast majority of the claimants will never identify any of Rockwell’s products. For those claimants who do show that they worked with Rockwell’s products, we nevertheless believe we have meritorious defenses, in substantial part due to the integrity of the products involved, the encapsulated nature of any asbestos-containing components, and the lack of any impairing medical condition on the part of many claimants. We defend these cases vigorously. Historically, ArvinMeritor has been dismissed from the vast majority of these claims with no payment to claimants.

          In the fourth quarter of fiscal year 2006, the company engaged Bates White to assist with determining whether it would be possible to estimate the cost of resolving pending and future Rockwell legacy asbestos-related claims that have been, and could reasonably be expected to be, filed against the company. Although it is not possible to estimate the full range of costs because of various uncertainties, Bates White advised the company that it would be able to determine an estimate of probable defense costs which could be incurred to resolve pending and future Rockwell legacy asbestos-related claims. Accordingly, the company recorded a $7 million liability for defense costs associated with these claims. This estimate was based on historical data and certain assumptions with respect to events that occur in the future. Bates White was unable to determine an estimate of indemnity costs for pending or future Rockwell legacy asbestos-related claims. Bates White and management cannot reasonably estimate the ultimate liabilities for these costs, primarily because the company does not have a sufficient history of claims settlement from which to develop reliable assumptions. The uncertainties of asbestos claim litigation and resolution of the litigation with the insurance companies make it difficult to predict accurately the ultimate resolution of asbestos claims. That uncertainty is increased by the possibility of adverse rulings or new legislation affecting asbestos claim litigation or the settlement process. Subject to these uncertainties and based on the company’s experience defending these asbestos claims, the company does not believe these lawsuits will have a material adverse effect on its financial condition. Rockwell was not a member of the CCR and handled its asbestos-related claims using its own litigation counsel. As a result, the company does not have any additional potential liabilities for committed CCR settlements in connection with the Rockwell-legacy cases.

          Rockwell maintained insurance coverage that management believes covers indemnity and defense costs, over and above self-insurance retentions, for most of these claims. The company has initiated claims against these carriers to enforce the insurance policies. Although the status of one carrier as a financially viable entity is in question, the company expects to recover the majority of defense and indemnity costs it has incurred to date, over and above self-insured retentions, and a substantial portion of the costs for defending asbestos claims going forward. Accordingly, the company has recorded an insurance receivable related to Rockwell legacy asbestos-related liabilities of $7 million at September 30, 2006.

          Environmental — We record liabilities for environmental issues in the accounting period in which our responsibility and remediation plans are established and the cost can be reasonably estimated. At environmental sites in which more than one potentially responsible party has been identified, we record a liability for our allocable share of costs related to our involvement with the site, as well as an allocable share of costs related to insolvent parties or unidentified shares. At environmental sites in which we are the only potentially responsible party, a liability is recorded for the total estimated costs of remediation before consideration of recovery from insurers or other third parties. The ultimate cost with respect to our environmental obligations could significantly exceed the costs we have recorded as liabilities. Significant factors considered by management when estimating environmental reserves include:

•	Evaluations of current law and existing technologies;

•	The outcome of discussions with regulatory agencies;

•	Physical and scientific data at the site;

•	Government regulations and legal standards; and

•	Proposed remedies and technologies.

          Goodwill — Goodwill is reviewed for impairment annually or more frequently if certain indicators arise. If business conditions or other factors cause the profitability and cash flows of a reporting unit to decline, we may be required to record impairment charges for goodwill at that time. The goodwill impairment review is a two-step process. Step one consists of a comparison of the fair value of a reporting unit with its carrying amount. An impairment loss may be recognized if the review indicates that the carrying value of a reporting unit exceeds its fair value. Estimates of fair value are primarily determined by using discounted cash flows and market multiples on earnings. If the carrying amount of a reporting unit exceeds its fair value, step two

Exhibit 99

requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of the goodwill of the reporting unit exceeds the implied fair value, an impairment charge is recorded equal to the excess.

          The impairment review is highly judgmental and involves the use of significant estimates and assumption. These estimates and assumptions have a significant impact on the amount of any impairment charge recorded. Discounted cash flow methods are dependent upon assumption of future sales trends, market conditions and cash flows of each reporting unit over several years. Actual cash flows in the future may differ significantly from those previously forecasted. Other significant assumptions include growth rates and the discount rate applicable to future cash flows.

          Impairment of Long-Lived Assets — Long-lived assets, excluding goodwill, to be held and used are reviewed for impairment whenever adverse events or changes in circumstances indicate a possible impairment. An impairment loss is recognized when the long-lived assets’ carrying value exceeds the fair value. If business conditions or other factors cause the profitability and cash flows to decline, we may be required to record impairment charges at that time. Long-lived assets held for sale are recorded at the lower of their carrying amount or fair value less cost to sell. Significant judgments and estimates used by management when evaluating long-lived assets for impairment include:

•	An assessment as to whether an adverse event or circumstance has triggered the need for an impairment review; and

•	Undiscounted future cash flows generated by the asset.

          Income Taxes — Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If it is more likely than not that the deferred tax asset will be realized, no valuation allowance is recorded. Management judgment is required in determining the company’s provision for income taxes, deferred tax assets and liabilities and the valuation allowance recorded against the company’s net deferred tax assets. The valuation allowance would need to be adjusted in the event future taxable income is materially different than amounts estimated. Significant judgments, estimates and factors considered by management in its determination of the probability of the realization of deferred tax assets include:

•	Historical operating results;

•	Expectations of future earnings;

•	Tax planning strategies; and

•	The extended period of time over which retirement medical and pension liabilities will be paid.

          As of September 30, 2006, the company had approximately $475 million in U.S. net deferred tax assets. These deferred tax assets include net operating loss carryovers that can be used to offset taxable income in future periods and reduce income taxes payable in those future periods. However, many of these deferred taxes will expire if they are not utilized within certain time periods. It is possible that some or all of these deferred tax assets could ultimately expire unused. Risk factors include (a) a more severe than expected downturn in the fiscal year 2007 outlook for the company’s CVS segment, which has significant U.S. operations, (b) higher than planned volume or price reductions from the company’s key customers and (c) higher than planned material cost increases.

          These risk factors are offset by the following strategic initiatives: (a) the company has undertaken numerous restructuring initiatives in 2006 which are expected to result in significant savings in future periods, (b) the commercial vehicle market in the United States is expected to recover in 2008 and 2009 significantly benefiting the company and (c) the company has announced that it is embarking on a major cost reduction and value creation program that is expected to generate significant improvements in earnings in future periods.

          The expiration periods for $512 million of deferred tax assets related to net operating losses and tax credit carryforwards are as follows: $30 million between fiscal years 2007 and 2011; $53 million between fiscal years 2012 and 2021; $243 million between fiscal years 2022 and 2026; and $186 million can be carried foward indefinitely. The company has provided valuation allowances on these deferred tax assets of approximately $22 million, $30 million, $8 million and $82 million, respectively.

New Accounting Pronouncements

          New accounting standards to be implemented:

          In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes” which prescribes a recognition threshold and measurement process for recording in the financial

Exhibit 99

statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides criteria for subsequently recognizing, derecognizing and measuring changes in uncertain tax positions and requires expanded disclosures with respect to the uncertainty of income taxes. The accounting provisions of FIN 48 will be effective for the company beginning October 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are in the process of determining the effect the adoption of FIN 48 will have on our consolidated financial statements.

          In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157 (SFAS 157), “Fair Value Measurements” which provides a definition of fair value establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The provisions of SFAS 157 will be applied prospectively.

          In September 2006, the FASB issued SFAS No. 158 (SFAS 158), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires an entity to recognize the funded status of its defined benefit pension plans and other postretirement benefit plans, such as a retiree health care plan, on the balance sheet and to recognize changes in the funded status, that arise during the period but are not recognized as components of net periodic benefit cost, within other comprehensive income, net of income taxes. SFAS 158 also requires measurement of the funded status of the plans as of the balance sheet date. SFAS 158 is effective for recognition of the funded status of the plans for fiscal years ending after December 15, 2006 and is effective for the measurement date provisions for fiscal years ending after December 15, 2008. The impact of this statement will be dependent upon our June 30, 2007 actuarial valuation and changes in assumptions compared to the current year’s valuation. However, if this standard had been effective for the year ended September 30, 2006, the impact would have been a reduction to shareowners’ equity, net of tax, of approximately $300 million.

          In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Quantifying Financial Misstatements”, which expresses the Staff’s views regarding the process of quantifying financial statement misstatements. Registrants are required to quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. The financial statements would require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. SAB 108 is effective for financial statements covering the first fiscal year ending after November 15, 2006. We are in the process of determining the effect, if any, SAB No. 108 will have on our consolidated financial statements.

          New accounting standards implemented:

          In March 2005, the FASB issued Interpretation No. 47 (FIN 47), “Accounting for Conditional Asset Retirement Obligations,” an interpretation of SFAS No. 143, “Accounting for Asset Retirement Obligations.” FIN 47 clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143 and provides clarification with respect to the timing of liability recognition for such obligations. Conditional asset retirement obligations represent a legal obligation to perform asset retirement activities in which the timing and/or method of settlement are conditional on a future event. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. We adopted FIN 47 in the fourth quarter of fiscal year 2006. The adoption of FIN 47 did not have a material impact on the company’s results of operations or financial position.

          In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which requires compensation costs related to share-based payment transactions to be recognized in the financial statements. This statement also establishes fair value as the measurement objective for share-based payment transactions with employees. The company began expensing the fair value of stock options in fiscal year 2002. The company adopted the provisions of SFAS No. 123(R) in the first quarter of fiscal year 2006, which resulted primarily in changing the company’s method of accounting for retirement eligible employees and estimating forfeitures for unvested stock based compensation awards. Subsequent to adoption, the company began recognizing compensation expense associated with stock grants to retirement eligible employees during the year granted. Prior to adoption, the company expensed stock compensation granted to retirement eligible employees ratably over the respective vesting period. Also upon adoption the company reclassified amounts recorded in unearned compensation (a contra-equity account) to additional paid-in-capital in the consolidated balance sheet. The adoption of SFAS No. 123(R) did not have a material impact on the company’s results of operations or financial position.

          In December 2004, the FASB issued Staff Position (FSP) FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Repatriation Provision within the American Jobs Creation Act of 2004.” The American Jobs Creation Act of 2004 (the Act) creates a temporary incentive for U.S. corporations to repatriate foreign subsidiary earnings by providing an elective 85 percent dividends received deductions for certain dividends from controlled foreign corporations. The FSP addresses whether a company should be allowed additional time beyond the financial reporting period in which the Act was enacted, to evaluate the effects of the Act on the company’s plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. Prior to the fourth quarter of the fiscal year ended September 30, 2006, the company was evaluating the repatriation provisions of the Act and could not reasonably estimate a range of the income tax effects of such repatriation. There were numerous factors that were not controllable by the company that made it difficult for us to determine whether to take advantage of the Act and if so determined, to estimate the range of the income tax effects prior to the fourth quarter of fiscal year 2006. These factors included approvals by government bodies and employee groups. In the fourth quarter of fiscal year 2006 we repatriated approximately $131 million in dividends subject to the

Exhibit 99

elective 85 percent dividend received deduction and recorded a corresponding tax benefit of $31 million related to the reversal of previously provided U.S. deferred tax liability on these unremitted foreign subsidiary earnings. The dividend was paid in September 2006.

International Operations

          Approximately 43 percent of the company’s total assets, excluding assets of discontinued operations, as of September 30, 2006, and 43 percent of fiscal 2006 sales from continuing operations were outside North America. Management believes that international operations have significantly benefited the financial performance of the company. However, our international operations are subject to a number of risks inherent in operating abroad. There can be no assurance that these risks will not have a material adverse impact on our ability to increase or maintain our foreign sales or on our financial condition or results of operations.

Exhibit 99

Item 8. Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareowners of ArvinMeritor, Inc.
Troy, Michigan

We have audited the accompanying consolidated balance sheets of ArvinMeritor, Inc. (the “Company”) as of September 30, 2006 and 2005, and the related consolidated statements of operations, cash flows and shareowners’ equity for each of the three years in the period ended September 30, 2006. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ArvinMeritor, Inc. as of September 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of September 30, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 17, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Detroit, Michigan November 17, 2006 (June 7, 2007, as to the effect of discontinued operations as discussed in Note 3)

Exhibit 99

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In millions, except per share amounts)

	Year Ended September 30,

	2006	2005	2004

Sales	$6,415	$6,371	$5,375
Cost of sales	(5,910)	(5,819)	(4,860)

GROSS MARGIN	505	552	515
Selling, general and administrative	(336)	(336)	(337)
Restructuring costs	(18)	(56)	(5)
Other income (expense)	20	(46)	(27)

OPERATING INCOME	171	114	146
Equity in earnings of affiliates	32	26	17
Gain on sale of marketable securities	—	—	7
Interest expense, net and other	(131)	(124)	(104)

INCOME BEFORE INCOME TAXES	72	16	66
Benefit (provision) for income taxes	54	10	(7)
Minority interest	(14)	(6)	(10)

INCOME FROM CONTINUING OPERATIONS	112	20	49
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(287)	(8)	(91)

NET INCOME (LOSS)	$(175)	$12	$(42)

BASIC EARNINGS (LOSS) PER SHARE
Continuing operations	1.62	$0.29	$0.73
Discontinued operations	(4.14)	(0.12)	(1.35)

Basic earnings (loss) per share	$(2.52)	$0.17	$(0.62)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	1.60	$0.29	$0.72
Discontinued operations	(4.09)	(0.12)	(1.33)

Diluted earnings (loss) per share	$(2.49)	$0.17	$(0.61)

Basic average common shares outstanding	69.3	68.5	67.4

Diluted average common shares outstanding	70.2	69.9	68.6

See Notes to Consolidated Financial Statements.

Exhibit 99

ARVINMERITOR, INC.
CONSOLIDATED BALANCE SHEET
(In millions)

	September 30,

	2006	2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$350	$187
Receivables, net	1,098	1,208
Inventories	488	475
Other current assets	248	210
Assets of discontinued operations	1,206	1,695

TOTAL CURRENT ASSETS	3,390	3,775

NET PROPERTY	719	743
GOODWILL	503	503
OTHER ASSETS	896	851

TOTAL ASSETS	$5,508	$5,872

LIABILITIES AND SHAREOWNERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$56	$136
Accounts payable	1,106	1,067
Other current liabilities	706	635
Liabilities of discontinued operations	712	719

TOTAL CURRENT LIABILITIES	2,580	2,557

LONG-TERM DEBT	1,174	1,436
RETIREMENT BENEFITS	487	735
OTHER LIABILITIES	259	207
MINORITY INTERESTS	64	62
SHAREOWNERS’ EQUITY:
Common stock (2006, 71.0 shares issued and 70.6 outstanding; 2005, 71.0 shares issued and 70.3 outstanding)	71	71
Additional paid-in capital	587	580
Retained earnings	376	579
Treasury stock (2006, 0.4 shares; 2005, 0.7 shares)	(11)	(10)
Unearned compensation	—	(13)
Accumulated other comprehensive loss	(79)	(332)

TOTAL SHAREOWNERS’ EQUITY	944	875

TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$5,508	$5,872

See Notes to Consolidated Financial Statements.

Exhibit 99

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)

	Year Ended September 30,

	2006	2005	2004

OPERATING ACTIVITIES
Income from continuing operations	$112	$20	$49

Adjustments to income from continuing operations to arrive at cash provided by (used for) operating activities:
Depreciation and amortization	124	134	129
Gain on divestitures and marketable securities	(28)	—	(7)
Impairment charge	—	34	—
Restructuring costs, net of payments	(21)	12	(13)
Loss on debt extinguishment, net	6	4	—
Deferred income tax	(103)	(129)	(41)
Equity in earnings of affiliates, net of dividends	(10)	(9)	(2)
Stock compensation expense	17	24	16
Provision for doubtful accounts	6	15	17
Pension and retiree medical expense	142	110	130
Pension and retiree medical contributions	(114)	(164)	(212)
Proceeds from terminations of interest rate swaps	—	22	—
Changes in receivable securitization and factoring	116	(19)	(147)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures and foreign currency adjustments and discontinued operations:
Receivables	45	(86)	(95)
Inventories	(6)	(42)	(56)
Accounts payable	19	107	178
Other current assets and liabilities	22	78	62
Other assets and liabilities	22	18	16

Operating cash flows provided by continuing operations	349	129	24
Operating cash flows provided by (used for) discontinued operations	91	(161)	195

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	440	(32)	219

INVESTING ACTIVITIES
Capital expenditures	(107)	(95)	(102)
Acquisitions of businesses and investments, net of cash acquired	1	(28)	(1)
Proceeds from disposition of property and businesses	54	12	34
Investment in debt defeasance trust and marketable securities	(17)	—	—
Proceeds from sale of marketable securities	—	—	18
Net investing cash flows provided by (used for) discontinued operations	179	136	(69)

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	110	25	(120)

FINANCING ACTIVITIES
Net decrease in revolving credit facilities	—	—	(53)
Net change in accounts receivable securitization program	(72)	112	—
Proceeds from issuance of notes and term loan	470	—	—
Repayment of notes	(672)	(21)	—
Payments on lines of credit and other	(57)	(2)	(1)

Net change in debt	(331)	89	(54)
Debt issuance and extinguishment costs	(28)	(10)	—
Cash dividends	(28)	(28)	(28)
Proceeds from exercise of stock options	1	6	6
Net financing cash flows provided by discontinued operations	(5)	(3)	(1)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(391)	54	(77)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	4	8	7

CHANGE IN CASH AND CASH EQUIVALENTS	163	55	29
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	187	132	103

CASH AND CASH EQUIVALENTS AT END OF YEAR	$350	$187	$132

See Notes to Consolidated Financial Statements.

Exhibit 99

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF SHAREOWNERS’ EQUITY
(In millions, except per share amounts)

	Year Ended September 30,

	2006	2005	2004

COMMON STOCK	$71	$71	$71
ADDITIONAL PAID-IN CAPITAL
Beginning balance	580	569	561
Stock based compensation expense	17	5	7
Exercise of stock options	—	1	—
Reclassification upon adoption of FAS 123(R)	(10)	—	—
Issuance of restricted stock and other	—	5	1

Ending balance	587	580	569

RETAINED EARNINGS
Beginning balance	579	595	665
Net income (loss)	(175)	12	(42)
Cash dividends (per share $0.40: 2006, 2005 and 2004)	(28)	(28)	(28)

Ending balance	376	579	595

TREASURY STOCK
Beginning balance	(10)	(22)	(37)
Exercise of stock options	1	5	6
Issuance of restricted stock	—	5	11
Other	(2)	2	(2)

Ending balance	(11)	(10)	(22)

UNEARNED COMPENSATION
Beginning balance	(13)	(15)	(12)
Issuance of restricted stock	—	(7)	(16)
Compensation expense	—	10	11
Reclassification upon adoption of FAS 123(R)	13	—	—
Other	—	(1)	2

Ending Balance	—	(13)	(15)

ACCUMULATED OTHER COMPREHENSIVE LOSS
Beginning balance	(332)	(210)	(323)
Foreign currency translation adjustments	77	22	112
Minimum pension liability, net of tax	179	(143)	1
Unrealized gains, net of tax	(3)	(1)	—

Ending balance	(79)	(332)	(210)

TOTAL SHAREOWNERS’ EQUITY	$944	$875	$988

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	(175)	12	(42)
Foreign currency translation adjustments	77	22	112
Minimum pension liability, net of tax	179	(143)	1
Unrealized gains, net of tax	(3)	(1)	—

TOTAL COMPREHENSIVE INCOME (LOSS)	$78	$(110)	$71

See Notes to Consolidated Financial Statements.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

          ArvinMeritor, Inc. (the company or ArvinMeritor) is a global supplier of a broad range of integrated systems, modules and components serving light vehicle, commercial truck, trailer and specialty original equipment manufacturers (OEM) and certain aftermarkets. The consolidated financial statements are those of the company and its consolidated subsidiaries.

          The company’s Light Vehicle Aftermarket (LVA) businesses, Light Vehicle Systems (LVS) ride control business and coil coating business are presented as discontinued operations in the consolidated statement of operations and related notes. The company sold its LVA North American filters, exhaust and motion control businesses, its Gabriel South Africa LVA ride control business and its 39 percent interest in its Purolator India joint venture during fiscal year 2006. The company sold its coil coating business during the first quarter of fiscal year 2005. Results of operations related to these businesses are presented as discontinued operations in the consolidated statement of operations for the period through the date of sale. The assets and liabilities of LVA are classified as held for sale and included in assets and liabilities of discontinued operations in the consolidated balance sheet. In the fourth quarter of fiscal year 2006, the company decided to retain its 51 percent interest in its Gabriel de Venezuela light vehicle aftermarket joint venture. As a result, the results of operations, assets and liabilities and cash flows of this business are presented in continuing operations in the consolidated financial statements and prior periods have been restated to reflect this presentation (see Note 3).

          On February 2, 2007, the company signed a definitive agreement to sell its Emissions Technologies (ET) business. Accordingly, ET is presented as a discontinued operation in the consolidated statement of operations, cash flows and related notes. The assets and liabilities, as defined in the definitive agreement, are classified as held for sale and included in assets and liabilities of discontinued operations in the consolidated balance sheet. All periods presented have been restated to reflect this presentation. In addition, in the second quarter of fiscal year 2007, the company made the decision to retain its Gabriel Ride Control Aftermarket business, which was previously held for sale. Results of operations, assets and liabilities and cash flows of this business for all periods presented have been restated to reflect continuing operations as of September 30, 2006 (see Note 3).

          The company’s fiscal quarters end on the Sundays nearest December 31, March 31 and June 30 and its fiscal year ends on the Sunday nearest September 30. The 2006, 2005 and 2004 fiscal years ended on October 1, 2006, October 2, 2005 and October 3, 2004, respectively. Fiscal years 2006 and 2005 include 52 weeks compared to 53 weeks in fiscal year 2004. All year and quarter references relate to the company’s fiscal year and fiscal quarters, unless otherwise stated. For ease of presentation, September 30 is used consistently throughout this report to represent the fiscal year end.

2.    SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates

          The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (U.S.) (GAAP) requires the use of estimates and assumptions related to the reporting of assets, liabilities, revenues, expenses and related disclosures. Actual results could differ from these estimates. Significant estimates and assumptions were used to value goodwill and other long-lived assets, including impairment charges (see Notes 3 and 4), costs associated with the company’s restructuring actions (see Note 5), product warranty liabilities (see Note 14), long-term incentive compensation plan obligations (see Note 19), retiree medical and pension obligations (see Notes 20 and 21), income taxes (see Note 22), and contingencies including asbestos and environmental matters (see Note 23).

     Consolidation and Joint Ventures

          The consolidated financial statements include the accounts of the company and those majority-owned subsidiaries in which the company has control. All significant intercompany balances and transactions are eliminated in consolidation. The balance sheet and results of operations of controlled subsidiaries where ownership is greater than 50 percent, but less than 100 percent, are included in the consolidated financial statements and are offset by a related minority interest expense and liability recorded for the minority interest ownership. Investments in affiliates that are not controlled or majority-owned are reported using the equity method of accounting (see Note 13).

     Foreign Currency

          Local currencies are generally considered the functional currencies for operations outside the U.S. For operations reporting in local currencies, assets and liabilities are translated at year-end exchange rates with cumulative currency translation adjustments included as a component of Accumulated Other Comprehensive Loss in the consolidated balance sheet. Income and expense items are translated at average rates of exchange during the year.

     Impairment of Long-Lived Assets

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Long-lived assets, excluding goodwill, to be held and used are reviewed for impairment whenever adverse events or changes in circumstances indicate a possible impairment. An impairment loss is recognized when a long-lived asset’s carrying value exceeds the fair value. If business conditions or other factors cause the profitability and cash flows to decline, the company may be required to record impairment charges at that time. During fiscal year 2006 and 2005, the company recorded $3 million and $31 million of asset impairment charges, respectively, associated with various restructuring actions (see Note 5). Included in the fiscal year 2005 amount are $20 million of asset impairment charges included in discontinued operations associated with the company’s light vehicle original equipment (OE) ride control and ET businesses (see Note 3). Long-lived assets held for sale are recorded at the lower of their carrying amount or fair value less cost to sell. During fiscal year 2006 and 2005, the company recognized non-cash impairment charges of $22 million and $9 million, respectively, to record certain LVA businesses at fair value, less cost to sell (see Note 3).

     Discontinued Operations

          A business component that either has been disposed of or is classified as held for sale is reported as discontinued operations if the cash flows of the component have been or will be eliminated from the ongoing operations of the company and the company will no longer have any significant continuing involvement in the business component. The results of operations of discontinued operations are aggregated and presented separately in the consolidated statement of operations and consolidated statement of cash flows. Assets and liabilities of the discontinued operations, if included in the disposal group, are aggregated and reported separately as assets and liabilities of discontinued operations in the consolidated balance sheet (see Note 3).

     Revenue Recognition

          Revenues are recognized upon shipment of product and transfer of ownership to the customer. Provisions for customer sales allowances and incentives are recorded as a reduction of sales at the time of product shipment. The company recognizes “pass-through” sales for certain of its OEM customers. These pass-through sales occur when, at the direction of the OEM customers, the company purchases components from suppliers, uses them in the company’s manufacturing process, and sells them as part of a completed system.

     Allowance for Doubtful Accounts

          An allowance for uncollectible trade receivables is recorded based on consideration of write-off history, aging analysis, and any specific, known troubled accounts.

     Earnings per Share

          Basic earnings per share is calculated using the weighted average number of shares outstanding during each year. The diluted earnings per share calculation includes the impact of dilutive common stock options, restricted stock and performance share awards.

          A reconciliation of basic average common shares outstanding to diluted average common shares outstanding is as follows (in millions):

	September 30,

	2006	2005	2004

Basic average common shares outstanding	69.3	68.5	67.4
Impact of restricted stock	0.7	1.1	0.9
Impact of stock options	0.2	0.3	0.3

Diluted average common shares outstanding	70.2	69.9	68.6

          At September 30, 2006, 2005 and 2004, options to purchase 3.3 million, 3.8 million and 1.7 million shares of common stock, respectively, were not included in the computation of diluted earnings per share because their exercise price exceeded the average market price for the period and thus their inclusion would be anti-dilutive.

          The company issued $300 million of convertible senior unsecured notes in the second quarter of fiscal year 2006 (see Note 16). Since the company’s stock price during the quarter is less than the conversion price, these convertible notes are not included in the computation of diluted earnings per share because their inclusion would be anti-dilutive.

     Other

          Other significant accounting policies are included in the related notes, specifically, inventories (Note 9), customer reimbursable tooling and engineering (Note 10), property and depreciation (Note 11), capitalized software (Note 12), product warranties (Note 14), financial instruments (Note 17), stock based compensation (Note 19), retirement medical plans (Note 20), retirement pension plans (Note 21), income taxes (Note 22) and environmental and asbestos-related liabilities (Note 23).

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     New Accounting Standards

          New accounting standards to be implemented:

          In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes” which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides criteria for subsequently recognizing, derecognizing and measuring changes in uncertain tax positions and requires expanded disclosures with respect to the uncertainty of income taxes. The accounting provisions of FIN 48 will be effective for the company beginning October 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The company is in the process of determining the effect the adoption of FIN 48 will have on its consolidated financial statements.

          In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” which provides a definition of fair value, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The provisions of SFAS 157 will be applied prospectively.

          In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires an entity to recognize the funded status of its defined benefit pension plans and other postretirement benefit plans, such as a retiree health care plan, on the balance sheet and to recognize changes in the funded status that arise during the period but are not recognized as components of net periodic benefit cost, within other comprehensive income, net of income taxes. SFAS 158 also requires measurement of the funded status of the plans as of the balance sheet date. SFAS 158 is effective for recognition of the funded status of the plans for fiscal years ending after December 15, 2006 and is effective for the measurement date provisions for fiscal years ending after December 15, 2008. The impact of this statement will be dependent upon the company’s June 30, 2007 actuarial valuation of these liabilities and related changes in assumptions compared to the current year’s valuation. However, if this standard had been effective for the year ended September 30, 2006, the impact would have been a reduction to shareowners’ equity, net of tax, of approximately $300 million.

          In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Quantifying Financial Misstatements”, which expresses the Staff’s views regarding the process of quantifying financial statement misstatements. Registrants are required to quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. The financial statements would require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. SAB 108 is effective for financial statements covering the first fiscal year ending after November 15, 2006. The company is in the process of determining the effect, if any, the SAB No. 108 will have on its consolidated financial statements.

          New accounting standards implemented:

          In March 2005, the FASB issued Interpretation No. 47 (FIN 47), “Accounting for Conditional Asset Retirement Obligations,” an interpretation of SFAS No. 143, “Accounting for Asset Retirement Obligations.” FIN 47 clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143 and provides clarification with respect to the timing of liability recognition for such obligations. Conditional asset retirement obligations represent a legal obligation to perform asset retirement activities in which the timing and/or method of settlement are conditional on a future event. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. The company adopted FIN 47 in the fourth quarter of fiscal year 2006. The adoption of FIN 47 did not have a material impact on the company’s results of operations or financial position.

          In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which requires compensation costs related to share-based payment transactions to be recognized in the financial statements. This statement also establishes fair value as the measurement objective for share-based payment transactions with employees. The company began expensing the fair value of stock options in fiscal year 2002. The company adopted the provisions of SFAS No. 123(R) in the first quarter of fiscal year 2006, which resulted primarily in changing the company’s method of accounting for retirement eligible employees and estimating forfeitures for unvested stock based compensation awards. Subsequent to adoption, the company began recognizing compensation expense associated with stock grants to retirement eligible employees during the year granted. Prior to adoption, the company expensed stock compensation granted to retirement eligible employees ratably over the respective vesting period. Also upon adoption the company reclassified amounts recorded in unearned compensation (a contra-equity account) to additional paid-in-capital in the consolidated balance sheet. The adoption of SFAS No. 123(R) did not have a material impact on the company’s results of operations or financial position.

          In December 2004, the FASB issued Staff Position (FSP) FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Repatriation Provision within the American Jobs Creation Act of 2004.” The American Jobs Creation Act of 2004 (the Act) creates a temporary incentive for U.S. corporations to repatriate foreign subsidiary earnings by providing an elective 85 percent dividends received deductions for certain dividends from controlled foreign corporations. The FSP addresses whether a company should be

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

allowed additional time beyond the financial reporting period in which the Act was enacted, to evaluate the effects of the Act on the company’s plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. Prior to the fourth quarter of the fiscal year ended September 30, 2006, the company was evaluating the repatriation provisions of the Act and could not reasonably estimate a range of the income tax effects of such repatriation. There were numerous factors that were not controllable by the company that made it difficult for us to determine whether to take advantage of the Act and if so determined, to estimate the range of the income tax effects prior to the fourth quarter of fiscal year 2006. These factors included approvals by government bodies and employee groups. In the fourth quarter of fiscal year 2006, the company repatriated approximately $131 million in dividends subject to the elective 85 percent dividend received deduction and recorded a corresponding tax benefit of $31 million related to the reversal of previously provided U.S. deferred tax liability on these unremitted foreign subsidiary earnings. The dividend was paid in September 2006.

3.    DISCONTINUED OPERATIONS

          Emissions Technologies

          On February 2, 2007, the company signed a definitive agreement to sell its emissions technologies (ET) business to EMCON Technologies Holdings Limited, a private equity affiliate of J.P. Morgan Securities Inc. On May 17, 2007, the sale was completed. Total consideration was $310 million, including cash and a $20 million note less the assumption of certain liabilities, and is subject to adjustments for working capital and other items. ET supplies exhaust systems and exhaust system components, including mufflers, exhaust pipes, catalytic converters, diesel particulate filters and exhaust manifolds, primarily to original equipment manufacturers. ET is reported in discontinued operations in the consolidated statement of operations and statement of cash flows and all prior periods have been restated to reflect this presentation. The assets and liabilities of ET, as defined by the definitive agreement, are included in assets and liabilities of discontinued operations in the consolidated balance sheet.

          Light Vehicle Aftermarket

          In October 2004, the company announced plans to divest its LVA businesses. This plan is part of the company’s long-term strategy to focus on core competencies and support its global light vehicle systems OEM customers and its commercial vehicle systems OEM and aftermarket customers. LVA supplied exhaust, ride control, motion control and filter products, as well as other automotive parts to the passenger car, light truck and sport utility vehicle aftermarket. LVA is reported as discontinued operations in the consolidated statement of operations. The assets and liabilities of LVA were held for sale and included in assets and liabilities of discontinued operations in the consolidated balance sheet. Accordingly, net property and amortizable intangible assets are no longer being depreciated or amortized. In the fourth quarter of fiscal year 2006, the company decided to retain its 51 percent interest in its Gabriel de Venezuela light vehicle aftermarket joint venture and in the second quarter of fiscal year 2007, the company made a strategic decision to retain its Gabriel Ride Control Aftermarket business. As a result of these decisions, the results of operations, assets and liabilities and cash flows of these businesses are now presented in continuing operations in the consolidated financial statements for all periods presented. The inclusion of the Gabriel de Venezuela joint venture and Gabriel Ride Control aftermarket in continuing operations unfavorably impacted income from continuing operations by $1 million, $27 million and $3 million in fiscal years 2006, 2005 and 2004, respectively. In September 2006, the company recorded a cumulative $3 million adjustment for depreciation expense not recorded in fiscal years 2006 and 2005 related to the joint venture. In September 2005, the company recorded a $34 million ($22 million after-tax) non-cash impairment charge in the Gabriel Ride Control aftermarket business.

          The company sold its LVA North American filters, exhaust and motion control businesses; its Gabriel South Africa ride control business; and its 39-percent equity ownership interest in its light vehicle aftermarket joint venture, Purolator India during fiscal year 2006. Cash proceeds from these divestitures were $222 million, resulting in a net pre-tax gain on sale of $28 million ($18 million after-tax), which is recorded in loss from discontinued operations. These businesses represented a significant portion of our combined LVA business and the company expects to complete the divestiture of its remaining LVA businesses in fiscal year 2007.

          Also during fiscal year 2006, the company recognized non-cash impairment charges of $22 million ($14 million after-tax) to record certain LVA businesses at fair value. The impairment charges are recorded in loss from discontinued operations in the consolidated statement of operations. In the fourth quarter of fiscal year 2005, management concluded that it was more likely that LVA’s North American businesses would be sold individually rather than as a whole. Although management believed that this strategy would not have a material impact on the aggregate value expected to be realized from the divestiture of LVA, this change in strategy required the company, for accounting purposes, to evaluate fair value on an individual business basis rather than LVA North America as a whole. This resulted in a non-cash impairment charge of $9 million ($6 million after-tax) to record certain LVA North American businesses at fair value. The company’s previous strategy was to sell the North American LVA business as a whole. Accordingly, the company’s previous analysis of impairment was on the total North American business. This analysis indicated that the aggregate fair value of the North LVA American business, when taken as a whole, exceeded its carrying value.

          In order to reduce costs and improve profitability, LVA recorded restructuring costs of $5 million, $1 million and $3 million in fiscal years 2006, 2005 and 2004, respectively. The costs recorded during fiscal year 2006 relate to employee severance benefits for the reduction of approximately 30 employees. At September 30, 2006 and 2005, $4 million and $1 million, respectively, of restructuring reserves primarily related to unpaid employee termination benefits are included in liabilities of discontinued operations.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          In fiscal year 2005, LVA entered into a five-year exclusive supply agreement with a significant customer to supply certain exhaust and ride control products. As part of the supply agreement, LVA incurred certain costs to changeover the customer to LVA products. LVA recognizes these costs, known as changeover costs, as selling expenses in the period the changeover occurs. LVA recognized approximately $5 million of after-tax changeover costs as expense in fiscal year 2005.

          The company’s fiscal year 2004 annual goodwill impairment review indicated the carrying value of the LVA reporting unit exceeded its fair value. Increased competition, difficult market conditions, particularly in the exhaust market, and higher raw material costs resulted in a decline in fair value in fiscal year 2004. As a result, in the fourth quarter of fiscal year 2004, the company recognized a goodwill impairment charge of $190 million ($190 million after-tax) in its LVA reporting unit. The fair value of LVA was estimated using earnings multiples based on precedent transactions of comparable companies and the expected present value of future cash flows.

          Light Vehicle OE Ride Control

          In December 2005, the company sold its light vehicle ride control business located in Asti, Italy and recorded an after-tax loss on the sale of $2 million. This sale, along with the previous divestiture of the company’s 75-percent shareholdings in AP Amortiguadores, S.A. (APA) in the second quarter of fiscal year 2004, substantially completed the company’s plan to exit its light vehicle OE ride control business (ride control). Therefore, ride control is presented as discontinued operations in the consolidated statement of operations and consolidated statement of cash flows for all periods presented. Ride control provides shock absorbers, struts, ministruts, and corner modules to the light vehicle industry. Net proceeds from the sale of APA were $48 million, resulting in a pre-tax gain of $20 million, which is recorded in discontinued operations in the consolidated statement of operations. The company previously expected to close the ride control business in Asti, Italy during fiscal year 2006 and recorded approximately $31 million of restructuring costs in fiscal year 2005 related to the expected closure. These costs included $16 million of employee termination benefits and $15 million of asset impairment charges. As a result of the sale of the Asti, Italy ride control operations, the company reversed during fiscal year 2006, $11 million of restructuring costs related to employee termination benefits that will no longer be paid by the company. These restructuring costs, including the subsequent reversal, are recorded in discontinued operations in the consolidated statement of operations.

          Coil Coating

          In November 2004, the company completed the sale of its coil coating business, Roll Coater, Inc., a wholly owned subsidiary which supplied coil coating services and other value-added metal processing services to the transportation, appliance, heating and cooling, construction, doors and other industries. Cash proceeds from the sale were $163 million, resulting in a $2 million after-tax gain, which is recorded in income from discontinued operations.

          Results of the discontinued operations are summarized as follows (in millions):

	Year Ended September 30,

	2006	2005	2004

Sales
Emissions Technologies	$2,943	$2,681	$2,705
Light Vehicle Aftermarket	413	654	660
Light Vehicle OE Ride Control	39	82	176
Coil Coating	—	28	197

Total Sales	$3,395	$3,445	$3,738

Loss before income taxes	$(283)	$(4)	$(38)
Provision for income taxes	(4)	(4)	(52)
Minority Interest	—	—	(1)

Loss from discontinued operations	$(287)	$(8)	$(91)

          Assets and liabilities of the discontinued operations are summarized as follows (in millions):

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	September 30,

	2006	2005

Current assets	$842	$922
Net property	311	406
Other assets	53	367

Assets of discontinued operations	$1,206	$1,695

Current liabilities	$673	$643
Other liabilities	39	76

Liabilities of discontinued operations	$712	$719

4.    GOODWILL

          Goodwill is reviewed for impairment annually or more frequently if certain indicators arise. If business conditions or other factors cause the profitability and cash flows of the reporting unit to decline, the company may be required to record impairment charges for goodwill at that time. The goodwill impairment review is a two-step process. Step one consists of a comparison of the fair value of a reporting unit with its carrying amount. An impairment loss may be recognized if the review indicates that the carrying value of a reporting unit exceeds its fair value. Estimates of fair value are primarily determined by using discounted cash flows and market multiples on earnings. If the carrying amount of a reporting unit exceeds its fair value, step two requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of the goodwill of the reporting unit exceeds the implied fair value, an impairment charge is recorded equal to the excess.

          The impairment review is highly judgmental and involves the use of significant estimates and assumption. These estimates and assumptions have a significant impact on the amount of any impairment charge recorded. Discounted cash flow methods are dependent upon assumption of future sales trends, market conditions and cash flows of each reporting unit over several years. Actual cash flows in the future may differ significantly from those previously forecasted. Other significant assumptions include growth rates and the discount rate applicable to future cash flows.

          In fiscal year 2006, our light vehicle emissions technologies reporting unit continued to face significant challenges, including higher raw material costs, intense pricing pressures and increased competition. These factors were greater than previously anticipated and partially offset the expected benefits from the company’s fiscal year 2005 restructuring actions. In addition, higher stainless steel prices and recent downturns in production at certain North American manufacturers are expected to further negatively impact the financial performance of this reporting unit in fiscal year 2007. These combined factors resulted in a decline in the fair value of the light vehicle emissions technologies reporting unit in fiscal year 2006.

          Step one of the company’s fiscal 2006 annual goodwill impairment review indicated the carrying value of its LVS emissions technology reporting unit exceeded its fair value. The fair value of this reporting unit was estimated using a probability weighted average cash flow analysis. This analysis considered multiple cash flow scenarios, including earnings multiples and the expected present value of future cash flows. The company is currently in the process of completing the step two analysis and expects to have this completed in the first quarter of fiscal year 2007. However, the company recorded a $310 million non-cash goodwill impairment charge in the fourth quarter of fiscal year 2006 as its best estimate of the impairment loss. This estimate, which is recorded in discontinued operations in the consolidated statement of operations, could change upon completion of the step two analysis in fiscal year 2007.

          A summary of the changes in the carrying value of goodwill, by segment, is as follows (in millions):

	LVS	CVS	Total

Balance at September 30, 2005	$70	$433	$503
Goodwill written off due to the sale of off-highway brakes (see Note 6)	—	(7)	(7)
Other, primarily foreign currency translation	—	7	7

Balance at September 30, 2006	$70	$433	$503

5.    RESTRUCTURING COSTS

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The company recorded net restructuring charges of $18 million, $56 million and $5 million during the fiscal years ended September 30, 2006, 2005, and 2004, respectively. At September 30, 2006 and 2005, there was $40 million and $57 million, respectively, of restructuring reserves primarily related to unpaid employee termination benefits in the consolidated balance sheet.

          Fiscal year 2005 program: In the second quarter of fiscal year 2005, the company announced the elimination of approximately 400 to 500 salaried positions and approved plans to consolidate, downsize, close or sell certain underperforming businesses or facilities. During fiscal year 2006, the company identified approximately 550 additional salaried and hourly headcount reductions in its LVS business segment. Including these additional headcount reductions, the fiscal year 2005 actions resulted in the reduction of approximately 900 salaried and 1,900 hourly employees and the sale, closure or consolidation of 11 global facilities, primarily in the LVS business segment. These actions were intended to align capacity with industry conditions, utilize assets more efficiently, and improve operations. The total estimated cost of these actions was approximately $135 million, of which approximately $105 million was estimated to be cash costs. Estimated costs include employee severance and other exit costs, as well as asset impairments. Asset impairment charges relate to manufacturing facilities that will be closed or sold and machinery and equipment that have become idle and obsolete as a result of the facility closures.

          During fiscal year 2006, the company recorded $17 million of restructuring costs in continuing operations associated with the fiscal year 2005 program. The restructuring costs were primarily in the company’s LVS business segment and included the additional salaried and hourly actions identified during fiscal year 2006. These restructuring costs are net of reversals of costs recorded in previous periods of $4 million and include $19 million related to employee severance benefits, and $2 million of other closure costs. The $4 million of reversals primarily relate to employee severance costs that will no longer be paid or were lower than previously expected.

          During fiscal year 2006, the company recorded $20 million of restructuring costs in discontinued operations associated with the fiscal year 2005 program. These restructuring costs are net of reversals of costs recorded in previous periods of $9 million and include $25 million related to employee severance benefits, $3 million of asset impairment charges, and $1 million of other closure costs. The $9 million of reversals primarily relate to employee severance costs that will no longer be paid or were lower than previously expected.

          Cumulative restructuring costs recorded for the fiscal year 2005 program, including amounts recorded in discontinued operations, are $127 million as of September 30, 2006. These costs include $92 million of employee termination benefits, $29 million of asset impairment charges and $6 million of other closure costs. Also included in these costs is a $24 million reversal of restructuring costs during fiscal year 2006, of which $11 million is related to the sale of the company’s ride control business in Asti, Italy. This $11 million reversal is recorded in discontinued operations in the consolidated statement of operations (see Note 3). The company expects to complete the remaining fiscal year 2005 restructuring actions in fiscal year 2007.

          Other restructuring actions: During fiscal year 2005, Meritor Suspensions Systems Holdings (UK) Ltd (MSSH), a 57-percent owned consolidated joint venture of the company, closed its Sheffield, England stabilizer bar facility. The LVS business segment recorded restructuring and other exit costs of approximately $9 million related to this action during fiscal year 2005. These costs included employee termination and other exit costs of approximately $4 million and asset impairment charges of $5 million. The employee termination benefits related to a reduction of approximately 10 salaried and 125 hourly employees. The LVS business segment also recorded during fiscal year 2005, restructuring costs of $5 million for previously approved employee terminations and other expenses. These costs related to a reduction in workforce in Spain of approximately 40 hourly employees.

          Also in fiscal year 2005, the company recorded restructuring costs of $4 million that were incurred as a result of the integration of the two consolidated joint ventures with AB Volvo into the Commercial Vehicle Systems (CVS) business. These costs relate to severance and other termination benefits, associated with approximately 20 employees, and other restructuring costs of the joint ventures. The formation of the joint ventures were accounted for using the purchase method of accounting and these restructuring costs were reflected in the purchase price allocation. In fiscal year 2006, the company reversed approximately $2 million of these costs as part of the final purchase price allocation. The reversal of these costs were recorded as a reduction of goodwill recorded in the purchase price allocation (see Note 6).

          Fiscal year 2004 actions: The company recorded, in fiscal year 2004, restructuring charges totaling $5 million associated with certain administrative and managerial employee termination costs.

          In addition, the company recorded $1 million of restructuring costs relating to the integration of Zeuna Stärker GmbH & Co. KG (Zeuna Stärker) in fiscal year 2004 as part of the final purchase price allocation (see Note 6).

          A summary of the changes in the restructuring reserves is as follows (in millions):

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Employee Termination Benefits	Asset Impairment	Plant Shutdown & Other	Total

Balance at September 30, 2003	$12	$—	$—	$12
Activity during the period:
Charges to continuing operations	5	—	—	5
Purchase accounting	1	—	—	1
Charges and adjustments to discontinued operations reserves, net (1)	10			10
Cash payments and other	(18)	—	—	(18)

Balance at September 30, 2004	10	—		10

Activity during the period:
Charges to continuing operations	41	11	4	56
Charges and adjustment to discontinued operations reserves, net (1)	40	20	2	62
Purchase accounting	4	—	—	4
Asset write-offs	—	(31)	—	(31)
Cash payments	(38)	—	(6)	(44)

Balance at September 30, 2005	57	—	—	57

Activity during the period:
Charges to continuing operations	20	—	2	22
Charges and adjustment to discontinued operations reserves, net (1)	5	3	1	9
Other reversals	(4)	—	—	(4)
Asset write-offs	—	(3)	—	(3)
Purchase accounting	(2)	—	—	(2)
Cash payments	(36)	—	(3)	(39)

Balance at September 30, 2006	$40	$—	$—	$40

(1)	Adjustments to discontinued operations reserves are included in discontinued operations in the consolidated statement of operations.

6.    ACQUISITIONS AND DIVESTITURES

          In fiscal year 2006, the company acquired the remaining 20 percent interest in Zeuna Starker Produzione Italia SpA (ZSPI) from the minority partner for €5 million ($6 million). As a result, ZSPI is a wholly-owned subsidiary of the company at September 30, 2006. This acquisition was accounted for as a business combination and accordingly $1 million of the purchase price was allocated to goodwill in the consolidated balance sheet. Concurrent with this transaction, ZSPI sold its land and building to a related party of the minority partner for €5 million ($6 million). These transactions had no impact on the company’s results of operations for the fiscal year ended September 30, 2006.

          In October 2005, the company completed the sale of certain assets of its commercial vehicle off-highway brake business for cash proceeds of approximately $39 million and recognized a pre-tax gain on the sale of $23 million. The sale includes equipment and certain assets from manufacturing facilities in York, South Carolina and Cwmbran, U.K. The divestiture of the off-highway brakes operation is aligned with the company’s strategy to focus on its core products. These operations had sales of approximately $60 million in fiscal year 2005.

          In December 2004, the company completed the divestiture of its LVS Columbus, Indiana automotive stamping and components manufacturing business and recognized a pre-tax gain on the sale of $4 million, which is recorded in discontinued operations in the consolidated statement of operations. This divestiture is part of the company’s plan to rationalize its operations and focus on its core automotive businesses. This manufacturing operation had sales of $83 million in fiscal year 2004.

          On October 4, 2004, the company formed two joint ventures in France with AB Volvo to manufacture and distribute axles. The company acquired its 51-percent interest for a purchase price of €19 million ($25 million). Accordingly, beginning in the first quarter of fiscal year 2005, the results of operations and financial position of these joint ventures are consolidated by the company. The company has an option to purchase and AB Volvo has an option to require the company to purchase the remaining 49-percent interest in one of the joint ventures beginning in the first quarter of fiscal year 2008 for €16 million ($20 million) plus interest at EURIBOR rates, plus a margin. This option to purchase the minority interest is essentially a financing arrangement as the minority

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

shareholder does not participate in any profits or losses of the joint venture. Therefore, this is recorded as a long-term obligation of the company which is included in other liabilities (see Note 15). Accordingly, no minority interest is recognized for the 49-percent interest in this joint venture. The company recorded $4 million of goodwill associated with the purchase price allocation during fiscal 2005. In fiscal year 2006, the company reversed approximately $2 million of restructuring costs recorded as part of the final purchase price allocation. The reversal of these costs were recorded as a reduction of goodwill recorded in the purchase price allocation. In September 2005, as part of the purchase agreement, the company purchased approximately $5 million of additional machinery and equipment from AB Volvo.

          As part of the company’s continuing strategy to divest non-core businesses, in the third quarter of fiscal 2004, the company completed the sale of its CVS trailer beam fabrication facility in Kenton, OH. The divestiture of this facility is in line with the company’s strategy to be less vertically integrated and more focused on its core processes for the design and assembly of complete systems. This divestiture did not have a material impact on sales or net income. Net proceeds from this divestiture were approximately $14 million.

7.    ACCOUNTS RECEIVABLE SECURITIZATION AND FACTORING

          In March 2006, the company entered into a new European arrangement to sell trade receivables through one of its European subsidiaries. Under the new arrangement, the company can sell up to, at any point in time, €100 million ($127 million) of eligible trade receivables. The receivables under this program are sold at face value and excluded from the company’s consolidated balance sheet. The company continues to perform collection and administrative functions related to these receivables. Costs associated with this securitization arrangement were $1 million in fiscal year 2006 and are included in operating income in the consolidated statement of operations. The gross amount of proceeds received from the sale of receivables under this arrangement was $216 million for fiscal year 2006. The company’s retained interest in receivables sold is $6 million at September 30, 2006. The company had utilized €48 million ($61 million) of this accounts receivable securitization facility as of September 30, 2006.

          The company also participates in a U.S. accounts receivable securitization program to enhance financial flexibility and lower interest costs. Under this $250 million program, which was established in September 2005, and amended in fiscal year 2006, the company sells substantially all of the trade receivables of certain U.S. subsidiaries to ArvinMeritor Receivables Corporation (ARC), a wholly-owned, special purpose subsidiary. ARC funds these purchases with borrowings under a loan agreement with a bank. Amounts outstanding under this agreement are collateralized by eligible receivables purchased by ARC and are reported as short-term debt in the consolidated balance sheet (see Note 16). As of September 30, 2006 and 2005, the company had utilized $40 million and $112 million, respectively, of this accounts receivable securitization facility. Borrowings under this arrangement are collateralized by approximately $384 million of receivables held at ARC at September 30, 2006. If certain receivables performance-based covenants are not met, it would constitute a termination event, which, at the option of the banks, could result in termination of the accounts receivable securitization arrangement. At September 30, 2006, the company was in compliance with all covenants.

          Prior to September 2005, the company participated in an accounts receivable securitization program wherein ARC entered into an agreement to sell an undivided interest in up to $250 million of eligible receivables to a bank conduit that funded its purchases through the issuance of commercial paper. The receivables under this program were sold at fair market value and were excluded from the consolidated balance sheet. A discount on the sale, included in interest expense, net and other, of $4 million was recorded in fiscal year 2005 and $5 million was recorded in fiscal year 2004. The company did not have a retained interest in the receivables sold, but did perform collection and administrative functions. The gross amount of proceeds received from the sale of receivables under these programs was $1,308 million and $2,387 million for fiscal years 2005 and 2004, respectively.

          In addition, several of the company’s European subsidiaries factor eligible accounts receivable with financial institutions. Certain receivables are factored without recourse to the company and are excluded from accounts receivable. The amount of factored receivables excluded from accounts receivable was $84 million and $23 million at September 30, 2006 and 2005, respectively.

8.    OTHER INCOME (EXPENSE)

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Other income (expense) is comprised of the following (in millions):

	Year Ended September 30,
	2006	2005	2004

Gain on divestitures, net (see Note 6)	$23	$—	$—
Impairment charge	—	(34)	—
Gain on liquidation of joint venture	5	—	—
Environmental remediation costs (see Note 23)	(8)	(7)	(11)
Customer bankruptcies	—	(5)	—
Costs for withdrawn tender offer	—	—	(16)

Other income (expense)	$20	$(46)	$(27)

          In fiscal year 2005, the company recorded a $34 million non-cash impairment charge in the Gabriel Ride Control Aftermarket business. This impairment charge was previously recorded in discontinued operations when this business was held for sale.

          In fiscal year 2005, the company closed its stabilizer bar facility located in Sheffield, England and sold land and buildings (see Note 5). This facility was the primary operations of MSSH. During fiscal year 2006, the company substantially completed the liquidation of MSSH and recorded a $5 million gain, primarily related to the extinguishment of debt owed to the minority partner.

          In the first quarter of fiscal year 2004, as a result of the company’s decision to withdraw its all cash tender offer to acquire all of the outstanding shares of Dana Corporation, the company recorded a net charge of $9 million ($6 million after-tax). The pre-tax charge includes $16 million in direct incremental acquisition costs less a gain on the sale of Dana stock of $7 million.

9.    INVENTORIES

          Inventories are stated at the lower of cost (using FIFO or average methods) or market (determined on the basis of estimated realizable values) and are summarized as follows (in millions):

	September 30,

	2006	2005

Finished goods	$186	$164
Work in process	128	159
Raw materials, parts and supplies	174	152

Total	$488	$475

10.    OTHER CURRENT ASSETS

          Other current assets are summarized as follows (in millions):

	September 30,

	2006	2005

Current deferred income tax assets (see Note 22)	$137	$129
Customer reimbursable tooling and engineering	21	16
Asbestos-related recoveries (see Note 23)	8	13
Assets held for sale	7	10
Prepaid and other	75	42

Other current assets	$248	$210

          Costs incurred for tooling and engineering, principally for light vehicle products, for which customer reimbursement is contractually guaranteed, are classified as customer reimbursable tooling and engineering. These costs are billed to the customer based on the terms of the contract. Provisions for losses are provided at the time management expects costs to exceed anticipated customer reimbursements.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The company holds certain assets as held for sale. These assets primarily relate to land and buildings that have been previously closed through restructuring and other rationalization actions. At September 30, 2005, assets held for sale also included assets related to CVS’ off-highway brake business, which was sold in October 2005 (see Note 6).

11.    NET PROPERTY

          Property is stated at cost. Depreciation of property is based on estimated useful lives, generally using the straight-line method. Estimated useful lives for buildings and improvements range from 10 to 50 years and estimated useful lives for machinery and equipment range from 3 to 20 years. Significant betterments are capitalized, and disposed or replaced property is written off. Maintenance and repairs are charged to expense. Company-owned tooling is classified as property and depreciated over the shorter of its expected life or the life of the related vehicle platform, generally not to exceed three years.

          Net Property is summarized as follows (in millions):

	September 30,

	2006	2005

Property at cost:
Land and land improvements	$53	$52
Buildings	344	343
Machinery and equipment	1,443	1,440
Company-owned tooling	215	215
Construction in progress	67	49

Total	2,122	2,099
Less accumulated depreciation	(1,403)	(1,356)

Net Property	$719	$743

12.    OTHER ASSETS

          Other assets are summarized as follows (in millions):

	September 30,

	2006	2005

Non-current deferred income tax assets (see Note 22)	$570	$576
Investments in non-consolidated joint ventures (see Note 13)	95	81
Long-term receivables	41	36
Prepaid pension costs (see Note 21)	35	26
Unamortized debt issuance costs (see Note 16)	31	15
Capitalized software costs, net	27	30
Asbestos-related recoveries (see Note 23)	30	22
Patents, licenses and other intangible assets (less accumulated amortization: $7 and $5 at September 30, 2006 and 2005, respectively)	20	23
Investment in debt defeasance trust	11	—
Other	36	42

Other assets	$896	$851

          In accordance with Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” costs relating to internally developed or purchased software in the preliminary project stage and the post-implementation stage are expensed as incurred. Costs in the application development stage that meet the criteria for capitalization are capitalized and amortized using the straight-line basis over the estimated economic useful life of the software.

          Patents, licenses and other intangible assets include trademarks and other indefinite lived intangibles of $8 million, an intangible asset associated with the retirement pension plans of $9 million and other amortizable intangible assets of $3 million. The company’s trademarks, which were determined to have an indefinite life, and pension intangible asset are not amortized. Patents, licenses and other intangible assets are amortized over their contractual or estimated useful lives, as appropriate. The company anticipates amortization expense for patents, licenses and other intangible assets of approximately $1 million for fiscal year 2007 and $2 million total thereafter.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    INVESTMENTS IN NON-CONSOLIDATED JOINT VENTURES

          The company’s significant non-consolidated joint ventures and related ownership interest at September 30, 2006 are as follows:

Meritor WABCO Vehicle Control Systems	50%
Master Sistemas Automotivos Limitada	49%
Suspensys Sistemas Automotivos Ltda.	24%
Sistemas Automotrices de Mexico S.A. de C.V.	50%
Ege Fren Sanayii ve Ticaret A.S.	49%
Automotive Axles Limited	36%
Shanghai ArvinMeritor Automotive Parts Co. Ltd	50%

          The company’s investments in non-consolidated joint ventures was as follows (in millions):

	September 30,

	2006	2005

Light Vehicle Systems	$1	$2
Commercial Vehicle Systems	94	79

Total investments in non-consolidated joint ventures	$95	$81

          The company’s equity in earnings of non-consolidated joint ventures were as follows (in millions):

	Year Ended September 30,

	2006	2005	2004

Commercial Vehicle Systems	$32	$26	$17

Total equity in earnings of affiliates	$32	$26	$17

          The summarized financial information presented below represents the combined accounts of the company’s non-consolidated joint ventures (in millions):

	September 30,

	2006	2005

Current assets	$280	$256
Non-current assets	148	132

Total assets	$428	$388

Current liabilities	$151	$163
Non-current liabilities	75	45

Total liabilities	$226	$208

	Year Ended September 30,

	2006	2005	2004

Sales	$1,021	$918	$660
Gross profit	153	147	111
Net income	76	64	51

          Dividends received from the company’s non-consolidated joint ventures were $22 million in fiscal year 2006, $17 million in fiscal year 2005 and $15 million in fiscal year 2004.

          The company had sales to its non-consolidated joint ventures of approximately $22 million, $13 million and $6 million in fiscal years 2006, 2005 and 2004, respectively. The company had purchases from its non-consolidated joint ventures of approximately $334 million, $63 million and $45 million in fiscal years 2006, 2005, and 2004, respectively. Additionally, the company leases space and provides certain administrative and technical services to various non-consolidated joint ventures. The company collected $1

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

million for such leases and services during fiscal year 2006. The amount collected by the company for such leases and services was not material to its results of operations or financial condition during fiscal year 2005.

          Amounts due from the company’s non-consolidated joint ventures were $30 million and $17 million at September 30, 2006 and 2005, respectively. Amounts due to the company’s non-consolidated joint ventures were $46 million and $10 million at September 30, 2006 and 2005, respectively.

14.    OTHER CURRENT LIABILITIES

          Other current liabilities are summarized as follows (in millions):

	September 30,

	2006	2005

Compensation and benefits	$227	$200
Income taxes (see Note 22)	164	166
Taxes other than income taxes	54	34
Product warranties	52	57
Restructuring (see Note 5)	40	57
Reserve for labor disruption (see Note 23)	29	—
Current deferred income tax liabilities (see Note 22)	7	20
Asbestos-related liabilities (see Note 23)	11	16
Interest	8	11
Environmental (see Note 23)	14	8
Other	100	66

Other current liabilities	$706	$635

          The company’s CVS segment records product warranty costs at the time of shipment of products to customers. Warranty reserves are primarily based on factors that include past claims experience, sales history, product manufacturing and engineering changes and industry developments. Liabilities for product recall campaigns are recorded at the time the company’s obligation is known and can be reasonably estimated. Product warranties, including recall campaigns, not expected to be paid within one year are recorded as a non-current liability.

          The company’s LVS segment records product warranty liabilities based on individual customer or warranty-sharing agreements. Product warranties are recorded for known warranty issues when amounts can be reasonably estimated.

          A summary of the changes in product warranties is as follows (in millions):

	2006	2005	2004

Total product warranties -- beginning of year	$95	$92	$85
Accruals for product warranties	85	59	51
Increase in product warranties due to acquisition	—	—	20
Payments	(58)	(58)	(61)
Change in estimates and other	—	2	(3)

Total product warranties – end of year	122	95	92
Less: non-current product warranties (see Note 15)	(70)	(38)	(30)

Total product warranties - current	$52	$57	$62

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    OTHER LIABILITIES

          Other liabilities are summarized as follows (in millions):

	September 30,

	2006	2005

Asbestos-related liabilities (see Note 23)	$46	$38
Non-current deferred income tax liabilities (see Note 22)	25	22
Product warranties (see Note 14)	70	38
Environmental (see Note 23)	13	16
Long-term payable	64	57
Other	41	36

Other liabilities	$259	$207

          As discussed in Note 6, the company recorded a long-term obligation of €16 million ($20 million) plus interest to purchase the remaining 49-percent interest in one of the joint ventures formed with AB Volvo.

16.    LONG-TERM DEBT

          Long-Term Debt, net of discounts where applicable, is summarized as follows (in millions):

	September 30,

	2006	2005

6-5/8 percent notes due 2007	$5	$200
6-3/4 percent notes due 2008	5	100
7-1/8 percent notes due 2009	6	91
6.8 percent notes due 2009	77	305
8-3/4 percent notes due 2012	311	380
Term Loan B due 2012	170	—
8-1/8 percent notes due 2015	251	250
4.625 percent convertible notes due 2026(1)	300	—
9.5 percent subordinated debentures due 2027	39	39
Accounts receivable securitization (see Note 7)	40	112
Lines of credit and other	18	78
Fair value adjustment of notes	8	17

Subtotal	1,230	1,572
Less: current maturities	(56)	(136)

Long-term debt	$1,174	$1,436

(1)	These convertible notes contain a put and call feature, which allows for earlier redemption beginning in 2016 (see Convertible Securities below).

     Debt Securities

          In March 2006, the company completed the repurchase of $600 million aggregate principal amount of its previously outstanding notes in the following amounts: $195 million of its outstanding $200 million 6-5/8 percent notes due in 2007; $95 million of its outstanding $100 million 6-3/4 percent notes due in 2008; $225 million of its outstanding $302 million 6.8 percent notes due in 2009; and $85 million of its outstanding $91 million 7-1/8 percent notes also due in 2009. The repurchase was accounted for as an extinguishment of debt and, accordingly, $9 million was recognized as a loss on debt extinguishment and is included in interest expense, net and other in the consolidated statement of operations. The loss primarily consists of debt reacquisition costs associated with the note repurchase, unamortized debt issuance costs and debt discount, and the premium paid to repurchase the notes.

          The company also purchased, at a discount, $69 million of its $380 million outstanding 8-3/4 percent notes on the open market during fiscal year 2006. The purchase of these debt securities was accounted for as an extinguishment of debt and, accordingly, $3 million was recognized as a gain on debt extinguishment and is included in interest expense, net and other in the consolidated statement of operations. In the first quarter of fiscal year 2006, the company purchased $3 million of the outstanding 6.8 percent notes on the open market at a discount.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          In September 2005, the company completed an offer to exchange $194 million of its previously outstanding $499 million 6.8 percent notes, due in 2009, and $59 million of its previously outstanding $150 million 7-1/8 percent notes, also due in 2009 for $253 million of new 8-1/8 percent notes due in 2015. The exchange of the $194 million of 6.8 percent notes was accounted for as an extinguishment of debt and, accordingly, $4 million was recognized in fiscal year 2005 as a loss on debt extinguishment and included in interest expense, net and other in the consolidated statement of operations. The loss on debt extinguishment primarily consisted of the premium paid to note holders to exchange their notes. The exchange of the $59 million of 7-1/8 percent notes was accounted for as a debt exchange, and accordingly, the $3 million premium paid to exchange these notes was recorded as a discount and included as a reduction in the carrying value of the new notes.

          In addition, during fiscal year 2005, the company terminated a portion of its outstanding interest rate swaps (see Interest Rate Swaps below) and used the proceeds to purchase, at a discount, $20 million and $1 million of the 8-3/4 percent notes and 6.8 percent notes, respectively, on the open market. In connection with the purchase of these notes, the company recognized approximately $1 million of the fair value adjustment of notes as a reduction of interest expense in fiscal year 2005.

          The company previously filed a shelf registration statement with the Securities and Exchange Commission registering $750 million aggregate principal amount of debt securities to be offered in one or more series on terms determined at the time of sale. At September 30, 2006 the company had $150 million of debt securities available for issuance under this shelf registration.

     Investment in Debt Defeasance Trust

          During fiscal year 2006, the company purchased $12 million of U.S. government securities and placed those securities into an irrevocable trust, for the sole purpose of funding payments of principal and interest through the stated maturity on the $5 million of outstanding 6-3/4 percent notes due 2008 and the $6 million of outstanding 7-1/8 percent notes due 2009, in order to defease certain covenants under the associated indenture. As these securities are restricted and can only be withdrawn and used for payments of the principal and interest on the aforementioned notes, the assets of the trust are primarily recorded in Other Assets (see Note 12) in the consolidated balance sheet.

     Convertible Securities

          In March 2006, the company issued $300 million of 4.625 percent convertible senior unsecured notes due 2026 (convertible notes). The convertible notes were sold by the company to qualified institutional buyers in a private placement exempt from the registration requirements of the Securities Act of 1933. These convertible notes were registered with the Securities and Exchange Commission under the Securities Act of 1933 on May 23, 2006. Net proceeds received by the company, after issuance costs, were $289 million. The related debt issuance costs are being amortized over a ten-year term, which represents the earliest date that the company can redeem the convertible notes. The company used the net proceeds from this offering, together with proceeds from the sales of its LVA North American filters and exhaust businesses and other sources to fund the repurchase of $600 million aggregate principal amount of previously outstanding notes (see Debt Securities above).

          Cash interest at a rate of 4.625 percent per annum from the date of issuance through March 1, 2016 is payable semi-annually in arrears on March 1 and September 1 of each year. After March 1, 2016, the principal amount of the convertible notes will be subject to accretion at a rate that provides holders with an aggregate annual yield to maturity of 4.625 percent.

          The notes are convertible into shares of the company’s common stock at an initial conversion rate, subject to adjustment, equivalent to 47.6667 shares of common stock per $1,000 initial principal amount of notes, which represents an initial conversion price of approximately $20.98 per share. If converted, the accreted principal amount will be settled in cash and the remainder of the company’s conversion obligation, if any, in excess of such accreted principal amount will be settled in cash, shares of common stock, or a combination thereof, at the company’s election.

          Holders may convert their notes at any time on or after March 1, 2024. Prior to March 1, 2024, holders may convert their notes only under the following circumstances:

•

during any calendar quarter, after the calendar quarter ending June 30, 2006, if the closing price of the company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120 percent of the applicable conversion price;

•

during the five business day period after any five consecutive trading day period in which the average trading price per $1,000 initial principal amount of notes is equal to or less than 97 percent of the average conversion value of the notes during such five consecutive trading day period;

•	upon the occurrence of specified corporate transactions; or

•	if the notes are called by us for redemption.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          On or after March 1, 2016, the company may redeem the convertible notes, in whole or in part, for cash at a redemption price equal to 100 percent of the accreted principal amount plus any accrued and unpaid interest. On each of March 1, 2016, 2018, 2020, 2022, and 2024, or upon certain fundamental changes, holders may require the company to purchase all or a portion of their convertible notes at a purchase price in cash equal to 100 percent of the accreted principal amount plus any accrued and unpaid interest.

          The convertible notes are fully and unconditionally guaranteed by certain subsidiaries of the company that currently guarantee the company’s obligations under its senior secured credit facilities and other publicly-held notes (see Senior Secured Credit Facilities below).

     Subordinated Debentures

          The company, through Arvin Capital I (the trust), a wholly-owned finance subsidiary trust, issued $39 million of 9.5 percent Company-Obligated Mandatorily Redeemable Preferred Capital Securities of a Subsidiary Trust (preferred capital securities), due February 1, 2027, and callable in February 2007 at a premium and in February 2017 at par. The proceeds from the capital securities are invested entirely in 9.5 percent junior subordinated debentures of the company, which are the sole assets of the trust. The company fully and unconditionally guarantees the trust’s obligation to the holders of the preferred capital securities.

          Under the provisions of FASB Interpretation No. 46, it was determined that the trust is a variable interest entity in which the company does not have a variable interest and therefore is not the primary beneficiary and accordingly has included in long-term debt $39 million of junior subordinated debentures due to the trust.

     Senior Secured Credit Facilities

          In June 2006, the company replaced its $900 million revolving credit facility that was to expire in 2008 with two new senior secured credit facilities totaling $1.15 billion (the new credit facilities). The new credit facilities include a $980 million revolving credit facility and a $170 million term loan maturing in 2011 and 2012, respectively. Debt issuance costs associated with the new credit facilities of $10 million are being amortized over the five year term of the revolving credit facility. Borrowings under the new revolving credit facility are subject to interest based on quoted LIBOR rates plus a margin, and a commitment fee on undrawn amounts, both of which are based upon the company’s current credit rating for the senior secured facilities. At September 30, 2006, the margin over the LIBOR rate was 150 basis points, and the commitment fee was 30 basis points. Similar to the prior revolving credit facility, the new revolving credit facility includes a $150 million limit on the issuance of letters of credit. At September 30, 2006 and 2005, approximately $25 million and $23 million of letters of credit, respectively, were issued.

          The term loan is payable in quarterly installments of $0.25 million with the remaining balance due at maturity. Borrowings under the term loan are subject to interest based on quoted LIBOR rates plus a margin. At September 30, 2006, the margin over the LIBOR rate was 175 basis points.

          Borrowings under the revolving credit facility and term loan are collateralized by approximately $1.1 billion of the company’s assets, primarily consisting of eligible domestic U.S. accounts receivable, inventory, plant, property, and equipment, intellectual property and the company’s investment in all or a portion of certain of its wholly-owned subsidiaries.

          The new credit facilities require the company to maintain a total net debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio no greater than 4.25x and a minimum fixed charge coverage ratio (EBITDA less capital expenditures to interest expense) no less than 1.50x. At September 30, 2006, the company was in compliance with all covenants.

          Certain of the company’s subsidiaries, as defined in the credit agreement, irrevocably and unconditionally guarantee amounts outstanding under the new credit facilities. Similar subsidiary guarantees are provided for the benefit of the holders of the publicly-held notes outstanding under the company’s indentures (see Note 27).

     Accounts Receivable Securitization

          In September 2005, the company entered into a new $250 million accounts receivable securitization arrangement. As discussed in Note 7, the company’s previous accounts receivable securitization facility expired in September 2005. Under the new arrangement, the company sells substantially all of the trade receivables of certain U.S. subsidiaries to ARC. ARC funds these purchases with borrowings under a loan agreement with a bank. The weighted average interest rate on borrowings under this arrangement was approximately 4.80 percent during fiscal 2006. Amounts outstanding under this agreement are reported as short-term debt in the consolidated balance sheet and are collateralized by $384 million of eligible receivables purchased and held by ARC at September 30, 2006. If certain receivables performance-based covenants are not met, it would constitute a termination event, which, at the option of the banks, could result in termination of the accounts receivable securitization arrangement. At September 30, 2006, the company was in compliance with all covenants.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Related Parties

          A 57-percent owned consolidated joint venture of the company has a $6 million, 6.5-percent loan with its minority partner. The maturity date of this loan was extended in November 2005 to fiscal year 2009. This loan is included in long-term debt in the consolidated balance sheet.

          The company also has an arrangement with a non-consolidated joint venture that allows the company to borrow funds from time to time, at LIBOR plus 50 basis points. No amounts were outstanding under this arrangement at September 30, 2006 and 2005.

     Interest Rate Swap Agreements

          In September 2006, the company executed a new swap agreement that effectively converts $25 million notional amount of 8-1/8 percent notes to variable rates. In March 2006, concurrent with the repurchase of $225 million of the company’s outstanding $302 million 6.8 percent notes, the company terminated $30 million notional amount of its 6.8 percent interest rate swaps.

          In May 2005, the company terminated $262 million of its $300 million notional amount 8.75 percent interest rate swap and $22 million of its $100 million notional amount 6.8 percent interest rate swap. Proceeds from these terminations, including interest received, were $22 million. The fair value adjustment to the notes associated with these partially terminated swaps was $20 million, and is amortized to earnings as a reduction of interest expense over the remaining life of the debt. The fair value adjustment of the notes is classified in Long-Term Debt in the consolidated balance sheet. Simultaneously, the company executed new swap agreements that effectively convert $183 million notional amount of 8-3/4 percent notes and $15 million notional amount of 6.8 percent notes to variable interest rates. The new swap agreements had the same terms as the original agreements, and the fixed spread is approximately 140 basis points higher than in the original swap agreements.

          As of September 30, 2006, the company had interest rate swap agreements that effectively convert $221 million of the company’s 8-3/4 percent notes and $63 million of the 6.8 percent notes to variable interest rates. These are in addition to the $25 million notional amount interest rate swap executed in September 2006, As of September 30, 2006, the fair value of the 8-3/4 percent swaps was a liability of $6 million and is included in Other Liabilities and the fair value of the 6.8 percent swaps was not significant. As of September 30, 2005, the fair value of the swaps was not material. The terms of the interest rate swap agreements require the company to place cash on deposit as collateral if the fair value of the interest rate swaps declines below zero. Accordingly, the company has placed $6 million on deposit with the counterparty as collateral and recorded such deposit as a reduction in the carrying value of the associated interest rate swap. The swaps have been designated as fair value hedges and the impact of the changes in their fair values is offset by an equal and opposite change in the carrying value of the related notes. Under the terms of the swap agreements, the company receives a fixed rate of interest of 8.75 percent, 6.8 percent and 8.125 percent on notional amounts of $221 million, $63 million and $25 million, respectively, and pays variable rates based on three-month LIBOR plus a weighted-average spread of 3.41 percent. The payments under the agreements coincide with the interest payment dates on the hedged debt instruments, and the difference between the amounts paid and received is included in interest expense, net and other. Included in the fair value adjustment of notes is $12 million related to previously terminated interest rate swaps, which is being amortized to earnings as a reduction of interest expense over the remaining life of the related debt.

          The company classifies the cash flows associated with its interest rate swaps in cash flows from operating activities in its consolidated statement of cash flows. This is consistent with the classification of the cash flows associated with the underlying hedged item.

     Leases

          The company had entered into an agreement to lease certain manufacturing and administrative assets. Under the agreement, the assets were held by a variable interest entity in which the company had a variable interest in the form of a $30 million residual value guarantee that obligates the company to absorb a majority of the variable interest entity’s losses. Accordingly the assets and liabilities of this variable interest entity were included in the company’s consolidated balance sheet. In July 2006, the company purchased the assets and extinguished the liability for $35 million.

          The company has various other operating leasing arrangements. Future minimum lease payments under these operating leases are $21 million in 2007, $16 million in 2008, $13 million in 2009, $10 million in 2010, $8 million in 2011 and $11 million thereafter.

     Covenants

          The senior secured revolving credit facility requires the company to maintain a total net debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio no greater than 4.25x and a minimum fixed charge coverage ratio (EBITDA less capital expenditures to interest expense) no less than 1.50x. At September 30, 2006, the company was in compliance with all covenants.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    FINANCIAL INSTRUMENTS

          The company’s financial instruments include cash and cash equivalents, short-term debt, long-term debt, interest rate swaps, and foreign exchange forward contracts. The company uses derivatives for hedging and non-trading purposes in order to manage its interest rate and foreign exchange rate exposures. The company’s interest rate swap agreements are discussed in Note 16.

     Foreign Exchange Contracts

          The company’s operations are exposed to global market risks, including the effect of changes in foreign currency exchange rates. The company has a foreign currency cash flow hedging program to reduce the company’s exposure to changes in exchange rates. The company uses foreign currency forward contracts to manage the company’s exposures arising from foreign currency exchange risk. Gains and losses on the underlying foreign currency exposures are partially offset with gains and losses on the foreign currency forward contracts.

          Under this program, the company has designated the foreign exchange contracts (the “contracts”) as cash flow hedges of underlying forecasted foreign currency purchases and sales. The effective portion of changes in the fair value of the contracts is recorded in Accumulated Other Comprehensive Income (AOCI) in the consolidated statement of shareowners’ equity and is recognized in operating income when the underlying forecasted transaction impacts earnings. The contracts generally mature within 12 months. The company recognized gains on the contracts of approximately $2 million and $14 million in the fiscal years ended September 30, 2006 and 2005, respectively. The contracts were not significant to results of operations in fiscal year 2004. The impact to operating income associated with hedge ineffectiveness was not significant in fiscal years 2006, 2005 and 2004.

          At September 30, 2006, there was a $1 million loss recorded in AOCI. The company expects to reclassify this amount from AOCI to operating income during the next three months as the forecasted hedged transactions are recognized in earnings. At September 30, 2005, there was a $2 million gain recorded in AOCI.

          The company classifies the cash flows associated with the contracts in cash flows from operating activities in the consolidated statement of cash flows. This is consistent with the classification of the cash flows associated with the underlying hedged item.

     Fair Value

          Fair values of financial instruments are summarized as follows (in millions):

	September 30,

	2006		2005

	Carrying Value	Fair Value	Carrying Value	Fair Value

Cash and cash equivalents	$350	$350	$187	$187
Short-term investments	5	5	—	—
Interest rate swaps - asset	1	1	—	—
Foreign exchange contracts - asset	—	—	4	4
Investment in debt defeasance trust	12	12	—	—
Collateral on interest rate swap liability	6	6	—	—
Interest rate swaps - liability	6	6	—	—
Foreign exchange contracts - liability	1	1	2	2
Short-term debt	56	56	136	136
Long-term debt	1,174	1,141	1,436	1,401

          Cash and cash equivalents — All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents. The carrying value approximates fair value because of the short maturity of these instruments.

          Interest rate swaps and foreign exchange forward contracts — Fair values are estimated by obtaining quotes from external sources.

          Short-term debt — The carrying value of short-term debt approximates fair value because of the short maturity of these borrowings.

          Long-term debt — Fair values are based on interest rates that would be currently available to the company for issuance of similar types of debt instruments with similar terms and remaining maturities.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    SHAREOWNERS’ EQUITY

     Common Stock

          The company is authorized to issue 500 million shares of Common Stock, with a par value of $1 per share, and 30 million shares of Preferred Stock, without par value, of which two million shares are designated as Series A Junior Participating Preferred Stock (Junior Preferred Stock). Under the Company Rights Plan, a Preferred Share Purchase Right (Right) is attached to each share of Common Stock pursuant to which the holder may, in certain takeover-related circumstances, become entitled to purchase from the company 1/100th of a share of Junior Preferred Stock at a price of $100, subject to adjustment. Also, in certain takeover-related circumstances, each Right (other than those held by an acquiring person) will be exercisable for shares of Common Stock or stock of the acquiring person having a market value of twice the exercise price. In certain events, the company may exchange each Right for one share of Common Stock or 1/100th of a share of Junior Preferred Stock. The Rights will expire on July 7, 2010, unless earlier exchanged or redeemed at a redemption price of $0.01 per Right. Until a Right is exercised, the holder, as such, will have no voting, dividend or other rights as a shareowner of the company.

          The company has reserved approximately 15.6 million shares of Common Stock in connection with its Long-Term Incentives Plan (LTIP), Directors Stock Plan, Incentive Compensation Plan, 1998 and 1988 Stock Benefit Plans, and Employee Stock Benefit Plan for grants of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, restricted share units and stock awards to key employees and directors. At September 30, 2006, there were 1.5 million shares available for future grants under these plans.

          The company accounts for treasury stock at cost. There were no purchases of treasury stock in fiscal years 2006, 2005 or 2004. During fiscal years 2006 and 2005, approximately 0.5 million and 0.9 million shares of treasury stock were issued in connection with the exercise of stock options and issuance of restricted stock under the company’s incentive plans.

     Accumulated Other Comprehensive Loss

          The components of Accumulated Other Comprehensive Loss as reported in the Consolidated Balance Sheet and Statement of Shareowners’ Equity are as follows:

	Foreign Currency Translation	Minimum Pension Liability	Unrealized Gains (Losses)	Total

Balance at September 30, 2003	$(32)	$(294)	$3	$(323)
2004 adjustment	112	1	—	113
Reclassification of unrealized gain	—	—	(3)	(3)
Deferred gain on cash flow hedges	—	—	3	3

Balance at September 30, 2004	80	(293)	3	(210)
2005 adjustment	22	(143)	—	(121)
Deferred loss on cash flow hedges	—	—	(1)	(1)

Balance at September 30, 2005	102	(436)	2	(332)
2006 adjustment	77	179	—	256
Deferred loss on cash flow hedges	—	—	(3)	(3)

Balance at September 30, 2006	$179	$(257)	$(1)	$(79)

19.    EQUITY BASED COMPENSATION

     Stock Options

          Under the company’s incentive plans, stock options are granted at prices equal to the fair value on the date of grant and have a maximum term of 10 years. Stock options vest over a three year period from the date of grant. No stock options were granted during fiscal years 2006 and 2005.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Information related to stock options is as follows (shares in thousands, exercise price and remaining contractual term represent weighted averages, and aggregate intrinsic values in millions):

	Shares	Exercise Price	Remaining Contractual Life	Aggregate Intrinsic Value

Outstanding — beginning of year	5,180	$20.49
Granted	—	—
Exercised	(85)	15.20
Cancelled or expired	(570)	26.79

Outstanding — end of year	4,525	19.81	5.0	—

Exercisable — end of year	4,198	$19.95	4.8	—

          The following table provides additional information about outstanding stock options at September 30, 2006 (shares in thousands, exercise price represents a weighted average):

	Outstanding			Exercisable

		Remaining Contractual	Exercise		Exercise

	Shares	Life	Price	Shares	Price

$14.00 to $22.00	3,669	5.7	$17.74	3,342	$17.72
$22.01 to $32.00	803	1.8	28.06	803	28.06
$32.01 to $41.00	53	2.2	38.06	53	38.06

	4,525			4,198

          Compensation expense is recognized for the non-vested portion of previously issued stock options. The company recorded compensation expense of $3 million, $6 million, and $7 million in fiscal years 2006, 2005, and 2004, respectively, associated with the expensing of stock options. The total intrinsic value of options exercised was less than $1 million in fiscal year 2006 and $2 million and $3 million in fiscal years 2005 and 2004, respectively.

          The weighted average grant date fair value of options granted was $5.80 for fiscal 2004. The fair value was estimated on the date of grant using the Black-Scholes pricing model and the following assumptions:

2004

Average risk-free interest rate	3.1%
Expected dividend yield	2.4%
Expected volatility	41.0%
Expected life (years)	5

     Restricted Stock, Restricted Units, and Performance Share Units

          The company grants shares of restricted stock and restricted and performance share units to certain employees and non-employee members of the Board of Directors in accordance with the LTIP, the 1998 Stock Benefit Plan, the Employee Stock Benefit Plan and the 2004 Directors Stock Plan, respectively. The company measures the grant price fair value of these stock based awards at the market price of the company’s common stock as of the date of the grant. Employee awards typically vest over three years and are subject to continued employment by the employee. Performance share units are also subject to satisfaction of certain conditions related to the company’s financial performance. Compensation cost associated with stock based awards is recognized ratably over the vesting period. Cash dividends on the restricted stock are reinvested in additional shares of common stock during the vesting period.

          In fiscal years 2006, 2005, and 2004, the company granted 888,300, 851,975, and 738,100 shares of stock based awards, respectively. The grant date fair value of these shares was $13.69, $20.53, and $22.68 for shares granted in 2006, 2005 and 2004, respectively.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The company’s nonvested restricted shares and share units as of September 30, 2006, and the activity during fiscal year 2006 is summarized as follows (shares in thousands):

Nonvested Shares	Number of Shares	Weighted-Average Grant-Date Fair Value

Nonvested at September 30, 2005	979	$21.01
Granted	888	13.69
Vested	(862)	18.33
Forfeited	(83)	21.24

Nonvested at September 30, 2006	922	16.45

          As of September 30, 2006, there was $15 million of total unrecognized compensation costs related nonvested equity compensation arrangements. These costs are expected to be recognized over a weighted average period of 1.2 years. Total compensation expense recognized for restricted stock, restricted share units, and performance share units was $14 million in fiscal year 2006, $18 million in fiscal year 2005 and $9 million in fiscal year 2004.

          Prior to the adoption of SFAS 123(R), total compensation expense related to the grants of restricted stock was recorded as unearned compensation and was shown as a separate reduction of shareowners’ equity. Unearned compensation was expensed over the vesting period. Upon the adoption of SFAS 123(R) in fiscal year 2006, compensation expense is recorded as incurred as a reduction of additional paid in capital in the consolidated statement of shareowners’ equity. In addition, the previously recorded balance in unearned compensation was reclassed to additional paid in capital.

20.    RETIREMENT MEDICAL PLANS

          The company has retirement medical plans that cover the majority of its U.S. and certain non-U.S. employees, including certain employees of divested businesses, and provide for medical payments to eligible employees and dependents upon retirement. These plans are unfunded.

          The company approved amendments to certain retiree medical plans in fiscal years 2002 and 2004. The cumulative effect of these amendments was a reduction in the accumulated postretirement benefit obligation (APBO) of $293 million, which was being amortized as a reduction of retiree medical expense over the average remaining service period of approximately 12 years. These plan amendments have been challenged in three separate class action lawsuits that have been filed in the United States District Court for the Eastern District of Michigan (District Court). The lawsuits allege that the changes breach the terms of various collective bargaining agreements entered into with the United Auto Workers (the UAW lawsuit) and the United Steel Workers (the USW lawsuit) at facilities that have either been closed or sold. The complaints also allege a companion claim under the Employee Retirement Income Security Act of 1974 (ERISA) essentially restating the alleged collective bargaining breach claims and seeking to bring them under ERISA. Plaintiffs sought injunctive relief requiring the company to provide lifetime retiree health care benefits under the applicable collective bargaining agreements.

          On December 22, 2005, the District Court issued an order granting a motion by the UAW for a preliminary injunction. The order enjoined the company from implementing the changes to retiree health benefits that had been scheduled to become effective on January 1, 2006, and ordered the company to reinstate and resume paying the full cost of health benefits for the UAW retirees at the levels existing prior to the changes approved in 2002 and 2004. On August 17, 2006, the District Court denied a motion by the company and the other defendants for summary judgment; granted a motion by the UAW for summary judgment; and granted the UAW’s request to make the terms of the preliminary injunction permanent (the injunction). Due to the uncertainty related to the ongoing lawsuits and because the injunction has the impact of at least temporarily changing the benefits provided under the existing postretirement medical plans, the company has accounted for the injunction as a rescission of the 2002 and 2004 plan amendments that modified UAW retiree healthcare benefits. The company recalculated the APBO as of December 22, 2005, which resulted in an increase in the APBO of $168 million. The increase in APBO will offset the remaining unamortized negative prior service cost of the 2002 and 2004 plan amendments and will increase retiree medical expense over the average remaining service period associated with the original plan amendments of approximately 10 years. In addition, the increase in APBO resulted in higher interest cost, a component of retiree medical expense. The company began recording the impact of the injunction in March 2006, 90 days from the December 22, 2005 measurement date, which is consistent with the 90-day lag between the company’s normal plan measurement date of June 30 and its fiscal year-end. In addition, the injunction ordered the defendants to reimburse the plaintiffs for out-of-pocket expenses incurred since the date of the earlier benefit modifications. The company recorded a $5 million reserve at September 30, 2006 as the best estimate of its liability for these retroactive benefits. Including the estimated liability for retroactive benefits, the injunction increased retiree medical expense by approximately $17 million in fiscal year 2006. The company continues to believe it has meritorious defenses to these actions and has appealed the District Court’s order to the U.S. Court of Appeals for the Sixth Circuit. The ultimate outcome of the UAW lawsuit may result in future plan amendments. The impact of any future plan amendments cannot be currently estimated.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Based on management’s assessment of the USW lawsuit, the 2002 and 2004 plan amendments are still in effect for USW retirees. The ultimate outcome of the USW lawsuit may result in future plan amendments. The impact of any future plan amendments cannot be currently estimated.

          The company’s retiree medical obligations are measured as of June 30. The following are the assumptions used in the measurement of the APBO and retiree medical expense:

	2006	2005	2004

Assumptions as of June 30 Discount rate	6.40%	5.00%	6.25%
Health care cost trend rate (weighted average)	8.00%	9.00%	9.50%
Ultimate health care trend rate	5.00%	5.00%	5.00%
Year ultimate rate is reached	2011	2011	2011

          Since the company measures its retiree medical obligations at June 30, the assumptions noted above are used to calculate the APBO as of June 30 of the current fiscal year and retiree medical expense for the subsequent fiscal year.

          The discount rate is used to calculate the present value of the APBO. This rate is determined based on high-quality fixed income investments that match the duration of expected retiree medical benefits. The company has typically used the corporate AA/Aa bond rate for this assumption. The health care cost trend rate represents the company’s expected annual rates of change in the cost of health care benefits. The trend rate noted above represents a projection of health care costs as of the measurement date through 2011, at which time the health care trend rate is projected to be 5.0 percent. The company’s projection for fiscal year 2007 is an increase in health care costs of 8.0 percent.

          The APBO as of the June 30 measurement date is summarized as follows (in millions):

	2006	2005

Retirees	$551	$397
Employees eligible to retire	14	11
Employees not eligible to retire	35	47

Total	$600	$455

          The following reconciles the change in APBO and the amounts included in the consolidated balance sheet (in millions):

	2006	2005

APBO — beginning of year	$455	$443
Service cost	4	3
Interest cost	27	26
Plan amendments	168	—
Actuarial losses	5	45
Benefit payments	(59)	(62)

APBO — end of year (1)	600	455

Items not yet recognized in the balance sheet:
Unrecognized net actuarial loss	(413)	(450)
Unrecognized prior service benefit	75	258
Benefit payments made during the fourth quarter	(12)	—
Other (2)	5	—

Retiree medical liability	$255	$263

(1) The APBO at September 30, 2005 included $15 million of benefit payments made during the fourth quarter of fiscal year 2005.

(2) The company recorded a $5 million reserve for retiree medical liabilities at September 30, 2006 as its best estimate for retroactive benefits related to the previously mentioned injunction.

          Actuarial losses relate to changes in the discount rate and earlier than expected retirements due to certain plant closings and restructuring actions. In accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions”, a portion of the actuarial losses is not subject to amortization. The actuarial losses that are subject to amortization are generally

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amortized over the average expected remaining service life, which is approximately 12 years. Union plan amendments are generally amortized over the contract period, or 3 years.

          The Medicare Prescription Drug Improvement and Modernization Act of 2003 provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit at least actuarially equivalent to the benefit established by the law. The company provides retiree medical benefits for certain plans that exceed the value of the benefits that are provided by the Medicare Part D plan. Therefore, management concluded that these plans are at least actuarially equivalent to the Medicare Part D plan and the company is eligible for the federal subsidy. The impact of the subsidy was reflected as a reduction in the 2006 and 2005 retiree medical expense of $4 million and $2 million, respectively. Additionally, the subsidy reduced the APBO at June 30, 2005 by $25 million.

          The retiree medical liability is included in the consolidated balance sheet as follows (in millions):

	September 30,

	2006	2005

Current — included in compensation and benefits	$54	$50
Long-term — included in retirement benefits	201	213

Retiree medical liability	$255	$263

          The components of retiree medical expense are as follows (in millions):

	2006	2005	2004

Service cost	$4	$3	$4
Interest cost	27	26	39
Curtailment gain (1)	—	—	(5)
Amortization of —
Prior service cost	(16)	(24)	(4)
Actuarial gains and losses	27	27	23
Other (2)	5	—	—

Retiree medical expense	$47	$32	$57

(1) The company recognized a curtailment gain in fiscal year 2004 of $5 million related to the previously mentioned amendments to certain retiree medical plans in fiscal year 2004

(2) The company recorded a $5 million charge for retiree medical liabilities at September 30, 2006 as its best estimate for retroactive benefits related to the previously mentioned injunction.

          A one-percentage point change in the assumed health care cost trend rate for all years to, and including, the ultimate rate would have the following effects (in millions):

	2006	2005

Effect on total service and interest cost
1% Increase	$4	$3
1% Decrease	(3)	(2)
Effect on APBO
1% Increase	55	38
1% Decrease	(47)	(35)

          The company expects future benefit payments as follows (in millions):

Fiscal 2007	$54
Fiscal 2008	53
Fiscal 2009	52
Fiscal 2010	51
Fiscal 2011	50
Fiscal 2012 – 2016	223

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.    RETIREMENT PENSION PLANS

          The company sponsors defined benefit pension plans that cover most of its U.S. employees and certain non-U.S. employees. Pension benefits for salaried employees are based on years of credited service and compensation. Pension benefits for hourly employees are based on years of service and specified benefit amounts. The company’s funding policy provides that annual contributions to the pension trusts will be at least equal to the minimum amounts required by ERISA in the U.S. and the actuarial recommendations or statutory requirements in other countries.

          Certain of the company’s non-U.S. subsidiaries provide limited non-pension benefits to retirees in addition to government-sponsored programs. The cost of these programs is not significant to the company. Most retirees outside the U.S. are covered by government-sponsored and administered programs.

          The company’s pension obligations are measured as of June 30. The U.S. plans include a qualified and non-qualified pension plan. The non-U.S. plans include plans primarily in the United Kingdom, Canada and Germany.

          The following are the assumptions used in the measurement of the projected benefit obligation (PBO) and net periodic pension expense:

	U.S. Plans

Assumptions as of June 30	2006	2005	2004

Discount Rate	6.60%	5.30%	6.25%
Assumed return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	3.75%	3.75%	3.75%

	Non-U.S. Plans

Assumptions as of June 30	2006			2005			2004

Discount Rate	4.75%	—	5.75%	4.00%	—	5.00%	5.50%	—	6.25%
Assumed return on plan assets	8.00%	—	8.00%	7.75%	—	8.50%	8.00%	—	8.50%
Rate of compensation increase	2.50%	—	3.75%	3.00%	—	3.50%	3.00%	—	3.75%

          Since the company measures its pension obligations at June 30, the assumptions noted above are used to calculate the PBO as of June 30 of the current fiscal year and net periodic pension expense for the subsequent fiscal year.

          The discount rate is used to calculate the present value of the PBO. The rate used reflects a rate of return on high-quality fixed income investments that match the duration of expected benefit payments. The company uses a portfolio of long-term corporate AA/Aa bonds that match the duration of the expected benefit payments to establish the discount rate for this assumption.

          The assumed return on plan assets is used to determine net periodic pension expense. The rate of return assumptions are based on projected long-term market returns for the various asset classes in which the plans are invested, weighted by the target asset allocations. An incremental amount for active plan asset management, where appropriate, is included in the rate of return assumption. The return assumption is reviewed annually.

          The rate of compensation increase represents the long-term assumption for expected increases to salaries for pay-related plans.

          The accompanying disclosures include pension obligations associated with businesses classified as discontinued operations.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The following table reconciles the change in the PBO and the change in plan assets (in millions):

	2006			2005

June 30 measurement date	U.S.	Non- U.S.	Total	U.S.	Non- U.S.	Total

PBO — beginning of year	$1,070	$778	$1,848	$873	$637	$1,510
Service cost	25	19	44	23	16	39
Interest cost	57	38	95	55	38	93
Participant contributions	—	3	3	—	3	3
Plan amendments	—	(28)	(28)	—	—	—
Actuarial loss (gain)	(173)	(8)	(181)	170	121	291
Divestitures and curtailments	(6)	(6)	(12)	(5)	—	(5)
Benefit payments	(48)	(35)	(83)	(46)	(28)	(74)
Foreign currency rate changes	—	44	44	—	(9)	(9)

PBO — end of year	925	805	1,730	1,070	778	1,848

Change in plan assets
Fair value of assets — beginning of year	687	502	1,189	604	437	1,041
Actual return on plan assets	77	71	148	52	70	122
Employer contributions	12	22	34	77	25	102
Participant contributions	—	3	3	—	3	3
Benefit payments	(48)	(35)	(83)	(46)	(32)	(78)
Foreign currency rate changes	—	30	30	—	(1)	(1)

Fair value of assets — end of year	728	593	1,321	687	502	1,189

Funded status	$(197)	$(212)	$(409)	$(383)	$(276)	$(659)

          In fiscal 2006, the decrease to actuarial losses (see table below) relates primarily to the increase in the discount rate assumptions. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions”, a portion of the actuarial losses is not subject to amortization. The actuarial losses that are subject to amortization are generally amortized over the expected remaining service life, which ranges from 12 to 18 years, depending on the plan. The increase in the discount rate was the primary reason for the decrease in the unfunded status of the U.S. plans at September 30, 2006. In accordance with SFAS No. 87, the company utilizes a market-related value of assets, which recognizes changes in the fair value of assets over a five-year period.

          In recognition of the long-term nature of the liabilities of the pension plans, the company has targeted an asset allocation strategy that intends to promote asset growth while maintaining an acceptable level of risk over the long-term. Asset-liability studies are performed periodically to validate the continued appropriateness of these asset allocation targets. The target asset allocation ranges for the U.S. plan are 50–70 percent equity securities, 25–35 percent debt securities, and 5–15 percent alternative investments. The target asset allocation ranges for the non-U.S. plans are 65–75 percent equity securities, 20–35 percent debt securities, and 0–5 percent real estate and alternative investments. The asset class mix and the percentage of securities in any asset class or market may vary as the risk/return characteristics of either individual market or asset classes vary over time.

          The investment strategies for the pension plans are designed to achieve an appropriate diversification of investments as well as safety and security of the principal invested. Assets invested are allocated to certain global sub-asset categories within prescribed ranges in order to promote international diversification across security type, issuer type, investment style, industry group, and economic sector. Assets of the plans are both actively and passively managed. Policy limits are placed on the percentage of plan assets that can be invested in a security of any single issuer and minimum credit quality standards are established for debt securities. ArvinMeritor securities comprised less than one half of one percent of the value of our worldwide pension assets during 2006 and 2005.

          The weighted average asset allocation for the U.S. and non U.S. pension plans are as follows:

	2006		2005

	U.S.	Non-U.S.	U.S.	Non-U.S.

Equity securities	59.7%	73.7%	74.2%	71.6%
Debt securities	28.0%	20.3%	24.6%	24.8%
Alternative investments	9.0%	0%	0.0%	0.0%
Real estate	0.0%	3.6%	0.0%	3.2%
Other	3.3%	2.4%	1.2%	0.4%

Total	100.0%	100.0%	100.0%	100.0%

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The following reconciles the funded status with the amount included in the consolidated balance sheet (in millions):

	2006			2005

June 30 measurement date	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total

Unfunded status	$(197)	$(212)	$(409)	$(383)	$(276)	$(659)
Contributions made in the fourth quarter (1)	13	11	24	—	—	—
Unrecognized amounts:
Actuarial loss	290	297	587	518	348	866
Prior service (benefit) cost	2	(21)	(19)	3	8	11
Initial net transition asset	—	—	—	—	(2)	(2)

Net amount recognized	$108	$75	$183	$138	$78	$216

(1)	Funded status at September 30, 2005 included $6 million of contributions made during the fourth quarter of fiscal year 2005.

          SFAS No. 87 requires a company to record a minimum liability that is at least equal to the unfunded accumulated benefit obligation. The additional minimum pension liability, net of a deferred tax asset, is charged to accumulated other comprehensive loss. At September 30, 2006 and 2005, the company’s additional minimum pension liability reflected in accumulated other comprehensive loss was $257 million and $436 million, respectively.

          Amounts included in the consolidated balance sheet at September 30 were comprised of the following (in millions):

	2006			2005

	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total

Prepaid pension asset	$—	$35	$35	$—	$26	$26
Pension liability	(119)	(140)	(259)	(290)	(193)	(483)
Deferred tax asset on minimum pension liability	87	49	136	162	58	220
Accumulated other comprehensive loss	139	118	257	263	173	436
Intangible asset and other	1	8	9	3	7	10
Minority interest liability	—	5	5	—	7	7

Net amount recognized	$108	$75	$183	$138	$78	$216

          The pension liability is included in Retirement Benefits in the consolidated balance sheet as follows (in millions):

	September 30,

	2006	2005

Pension liability	$243	$469
Retiree medical liability — long term (see Note 20)	201	213
Other	43	53

Retirement Benefits – continuing operations	487	735
Liabilities of discontinued operations	20	19

Total retirement benefits	$507	$754

          In accordance with SFAS No. 132(R) “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, the PBO, accumulated benefit obligation (ABO) and fair value of plan assets is required to be disclosed for all plans where the ABO is in excess of plan assets. The difference between the PBO and ABO is that the PBO includes projected compensation increases.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Additional information is as follows (in millions):

	2006			2005

	ABO Exceeds Assets	Assets Exceeds ABO	Total	ABO Exceeds Assets	Assets Exceeds ABO	Total

PBO	$1,695	$35	$1,730	$1,830	$18	$1,848
ABO	1,555	32	1,587	1,641	17	1,658
Plan Assets	1,272	49	1,321	1,158	31	1,189

          The components of net periodic pension expense are as follows (in millions):

	2006	2005	2004

Service cost	$44	$39	$41
Interest cost	95	93	81
Assumed rate of return on plan assets	(99)	(94)	(85)
Amortization of prior service cost	6	10	7
Amortization of transition asset	(1)	(2)	(1)
Curtailment	—	—	4
Recognized actuarial loss	50	32	26

Net periodic pension expense	$95	$78	$73

          In connection with the company’s sale of the CVS Kenton, OH facility (see Note 6), the company recognized a curtailment loss of $4 million in fiscal year 2004.

          Information about the expected cash flows for the U.S. and non-U.S. pension plans is as follows (in millions):

	U.S.	Non U.S.	Total

Employer contributions:
Fiscal 2007 (expected)	$81	$53	$134
Expected benefit payments:
Fiscal 2007	51	35	86
Fiscal 2008	52	36	88
Fiscal 2009	53	37	90
Fiscal 2010	54	37	91
Fiscal 2011	56	38	94
Fiscal 2012-2016	329	203	532

          The company also sponsors certain defined contribution savings plans for eligible employees. Expense related to these plans was $10 million, $12 million and $11 million for fiscal years 2006, 2005 and 2004, respectively.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.    INCOME TAXES

          The components of the benefit (provision) for Income Taxes are summarized as follows (in millions):

	2006	2005	2004

Current tax benefit (expense):
U.S.	$16	$(21)	$(16)
Foreign	(64)	(96)	(35)
State and local	(1)	(2)	3

Total current tax benefit (expense)	(49)	(119)	(48)

Deferred tax benefit (expense):
U.S.	63	85	73
Foreign	37	38	(22)
State and local	3	6	(10)

Total deferred tax benefit (expense)	103	129	41

Benefit (provision) for Income Taxes	$54	$10	$(7)

          The deferred tax expense or benefit represents tax effects of current year deductions or items of income that will be recognized in future periods for tax purposes. The deferred tax benefit primarily represents the tax benefit of current year net operating losses and tax credits carried forward.

          Net current and non-current deferred income tax assets included in the consolidated balance sheet consist of the tax effects of temporary differences related to the following (in millions):

	September 30,

	2006	2005

Compensation and benefits	$70	$61
Product warranties	3	6
Inventories	12	8
Receivables	14	12
Other, net	44	34

Subtotal - net current deferred income taxes — asset	143	121

Loss and tax credit carryforwards	512	479
Retiree medical costs	74	80
Pensions	51	97
Taxes on undistributed income	(28)	(57)
Property	5	(25)
Intangible assets	(21)	(1)
Investment basis difference	32	34
Other	50	81

Subtotal - non-current deferred income taxes - asset	675	688

Total current and non-current deferred income taxes - asset	818	809
Less: Valuation allowances	(143)	(146)

Net deferred income taxes - asset	$675	$663

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Net current and non-current deferred income tax assets are included in the consolidated balance sheet as follows (in millions):

	September 30,

	2006	2005

Other current asset (see Note 10)	$137	$129
Other current liabilities (see Note 14)	(7)	(20)

Net current deferred income taxes — asset	130	109

Other assets (see Note 12)	570	576
Other liabilities (see Note 15)	(25)	(22)

Net non-current deferred income taxes — asset	$545	$554

          As of September 30, 2006 the company had approximately $475 million in U.S. net deferred tax assets. These deferred tax assets include net operating loss carryovers that can be used to offset taxable income in future periods and reduce income taxes payable in those future periods. However, many of these deferred taxes will expire if they are not utilized within certain time periods. At this time, the company considers it more likely than not that it will have U.S. taxable income in the future that will allow it to realize these deferred tax assets. Significant factors considered by management in its determination of the probability of the realization of the deferred tax benefits include: (a) historical operating results, (b) expectations of future earnings, and (c) tax planning strategies.

          It is possible that some or all of these deferred tax assets could ultimately expire unused. Risk factors include (a) a more severe than expected downturn in the fiscal year 2007 outlook for the company’s CVS segment, which has significant U.S. operations, (b) higher than planned volume or price reductions from the company’s key customers and (c) higher than planned material cost increases.

          These risk factors are offset by the following strategic initiatives: (a) the company has undertaken numerous restructuring initiatives in 2006 which are expected to result in significant savings in future periods, (b) the commercial vehicle market in the United States is expected to recover in 2008 and 2009 significantly benefiting the company and (c) the company has announced that it is embarking on a major cost reduction and value creation program that is expected to generate significant improvements in earnings in future periods.

          The expiration periods for $512 million of deferred tax assets related to net operating losses and tax credit carryforwards are as follows: $30 million between fiscal years 2007 and 2011; $53 million between fiscal years 2012 and 2021; $243 million between fiscal years 2022 and 2026; and $186 million can be carried foward indefinitely. The company has provided valuation allowances on these deferred tax assets of approximately $22 million, $30 million, $8 million and $82 million, respectively.

          The company’s benefit (provision) for income taxes was different from the (benefit) provision for income taxes at the U.S. statutory rate for the reasons set forth below (in millions):

	2006	2005	2004

Benefit (provision) for income taxes at statutory tax rate of 35%	$(25)	$(5)	$(23)
State and local income taxes	2	4	7
Taxes on foreign income	19	14	26
Tax audit settlements	21	8	—
Recognition of basis differences	3	41	12
Homeland Investment Act	29	—	—
Tax on undistributed foreign earnings	(3)	(7)	(4)
Valuation allowance	3	(54)	(19)
Other	5	9	(6)

Benefit (provision) for income taxes	$54	$10	$(7)

          The company provides accruals for tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies. The company believes that positions taken on its returns are supportable; however, it has recorded a liability for its best estimate of a loss on certain of these positions. In fiscal year 2006, the company completed various worldwide tax audits of certain of the company’s income tax returns and certain statutes of limitations expired. As a result of these audit settlements and expiration of statutes of limitations, the company reduced its accrual for tax contingencies by $21 million.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The company also repatriated approximately $131 million in dividends in the fourth quarter of fiscal year as part of the American Jobs Creation Act of 2004. The dividends are subject to the elective 85 percent dividend received deduction and accordingly the company recorded a corresponding tax benefit of $31 million related to the reversal of previously provided U.S. deferred tax liability on these unremitted foreign subsidiary earnings.

          For fiscal year 2006, the significant benefit for U.S. foreign tax credits relates to foreign taxes associated with dividends not covered under the Act. For fiscal year 2005, the significant benefit for recognition of basis differences was related to a deferred tax asset recognized for the excess of the tax basis over the amount for financial reporting of investments in several of the company’s United Kingdom subsidiaries. This asset is expected to reverse in the foreseeable future. For fiscal year 2004, the significant benefit for recognition of basis differences was related to the following items: (a) favorable book and tax basis differences on the sale of APA, (b) favorable impact of recently issued IRS regulations supporting recoverability of previously disallowed capital losses and (c) utilization of previously unrecognized capital losses associated with our Brazilian restructuring.

          The income tax provisions were calculated based upon the following components of income (loss) before income taxes (in millions):

	2006	2005	2004

U.S. income (loss)	$(75)	$(72)	$(84)
Foreign income (loss)	147	88	150

Total	$72	$16	$66

For fiscal 2006 and 2005, no provision has been made for U.S., state or additional foreign income taxes related to approximately $521 million and $442 million, respectively, of undistributed earnings of foreign subsidiaries that have been or are intended to be permanently reinvested. Quantification of the deferred tax liability, if any, associated with permanently reinvested earnings is not practicable.

23.    CONTINGENCIES

          Environmental

          Federal, state and local requirements relating to the discharge of substances into the environment, the disposal of hazardous wastes and other activities affecting the environment have, and will continue to have, an impact on the manufacturing operations of the company. The process of estimating environmental liabilities is complex and dependent on physical and scientific data at the site, uncertainties as to remedies and technologies to be used and the outcome of discussions with regulatory agencies. The company records liabilities for environmental issues in the accounting period in which its responsibility and remediation plans are established and the cost can be reasonably estimated. At environmental sites in which more than one potentially responsible party has been identified, the company records a liability for its allocable share of costs related to its involvement with the site, as well as an allocable share of costs related to insolvent parties or unidentified shares. At environmental sites in which ArvinMeritor is the only potentially responsible party, the company records a liability for the total estimated costs of remediation before consideration of recovery from insurers or other third parties.

          The company has been designated as a potentially responsible party at seven Superfund sites, excluding sites as to which the company’s records disclose no involvement or as to which the company’s potential liability has been finally determined. Management estimates the total reasonably possible costs the company could incur for the remediation of Superfund sites at September 30, 2006 to be approximately $25 million, of which $10 million is recorded as a liability. During fiscal years 2006 and 2005, the company recorded environmental remediation costs of $3 million and $6 million, respectively, resulting from a revised estimate to remediate a former Rockwell facility sold in 1990.

          In addition to the Superfund sites, various other lawsuits, claims and proceedings have been asserted against the company, alleging violations of federal, state and local environmental protection requirements, or seeking remediation of alleged environmental impairments, principally at previously disposed-of properties. For these matters, management has estimated the total reasonably possible costs the company could incur at September 30, 2006 to be approximately $65 million, of which $17 million is recorded as a liability. During fiscal year 2006, the company recorded environmental remediation costs of $5 million, resulting from revised estimates to remediate these sites. During fiscal year 2004, the company recorded environmental remediation costs of $11 million resulting from an agreement with the Environmental Protection Agency to remediate a different former Rockwell facility that was sold in 1985.

          Included in the company’s environmental liabilities are costs for on-going operating, maintenance and monitoring at environmental sites in which remediation has been put into place. This liability is discounted using a discount rate of 5-percent and is approximately $9 million at September 30, 2006. The undiscounted estimate of these costs is approximately $12 million.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Following are the components of the Superfund and non-Superfund environmental reserves (in millions):

	Superfund Sites	Non-Superfund Sites	Total

Balance at September 30, 2005	$11	$13	$24
Payments	(4)	(4)	(8)
Change in cost estimates (1)	3	8	11

Balance at September 30, 2006	$10	$17	$27

(1) Recorded $3 million of environmental remediation costs in income from discontinued operations in the consolidated statement of income for the fiscal year ended September 30, 2006.

Environmental reserves are included in Other Current Liabilities (see Note 14) and Other Liabilities (see Note 15).

          The actual amount of costs or damages for which the company may be held responsible could materially exceed the foregoing estimates because of uncertainties, including the financial condition of other potentially responsible parties, the success of the remediation and other factors that make it difficult to predict actual costs accurately. However, based on management’s assessment, after consulting with outside advisors that specialize in environmental matters, and subject to the difficulties inherent in estimating these future costs, the company believes that its expenditures for environmental capital investment and remediation necessary to comply with present regulations governing environmental protection and other expenditures for the resolution of environmental claims will not have a material adverse effect on the company’s business, financial condition or results of operations. In addition, in future periods, new laws and regulations, changes in the remediation plan, advances in technology and additional information about the ultimate clean-up remedy could significantly change the company’s estimates. Management cannot assess the possible effect of compliance with future requirements.

     Asset Retirement Obligations

          The company has identified conditional asset retirement obligations for which a reasonable estimate of fair value could not be made since the potential settlement dates cannot be determined at this time. Due to the long term, productive nature of the company’s manufacturing operations, absent plans or expectation of plans to initiate asset retirement activities, the company was not able to reasonably estimate the settlement date for the related obligation. Therefore, the company has not recognized conditional asset retirement obligations when there are no plans or expectations of plans to retire the asset.

     Asbestos

          Maremont Corporation (“Maremont”), a subsidiary of ArvinMeritor, manufactured friction products containing asbestos from 1953 through 1977, when it sold its friction product business. Arvin acquired Maremont in 1986. Maremont and many other companies are defendants in suits brought by individuals claiming personal injuries as a result of exposure to asbestos-containing products. Maremont had approximately 51,895 and 61,700 pending asbestos-related claims at September 30, 2006 and 2005, respectively. Although Maremont has been named in these cases, in the cases where actual injury has been alleged very few claimants have established that a Maremont product caused their injuries. Plaintiffs’ lawyers often sue dozens or even hundreds of defendants in individual lawsuits on behalf of hundreds or thousands of claimants, seeking damages against all named defendants irrespective of the disease or injury and irrespective of any causal connection with a particular product. For these reasons, Maremont does not consider the number of claims filed or the damages alleged to be a meaningful factor in determining its asbestos-related liability.

          Maremont’s asbestos-related reserves and corresponding asbestos-related recoveries are summarized as follows (in millions):

	September 30,

	2006	2005

Pending claims	$41	$50
Shortfall and other	9	4

Total asbestos-related reserves	$50	$54

Asbestos-related insurance recoveries	$31	$35

          A portion of the asbestos-related recoveries and reserves are included in Other Current Assets and Liabilities, with the majority of the amounts recorded in Other Assets and Liabilities (see Notes 10, 12, 14 and 15).

          Prior to February 2001, Maremont participated in the Center for Claims Resolution (“CCR”) and shared with other CCR members in the payment of defense and indemnity costs for asbestos-related claims. The CCR handled the resolution and processing of asbestos claims on behalf of its members until February 2001, when it was reorganized and discontinued negotiating shared

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

settlements. Upon dissolution of the CCR in February 2001, Maremont began handling asbestos-related claims through its own defense counsel and has taken a more aggressive defensive approach that involves examining the merits of each asbestos-related claim. Although the company expects legal defense costs to continue at higher levels than when it participated in the CCR, the company believes its litigation strategy has reduced the average indemnity cost per claim.

          Pending and Future Claims: At the end of fiscal year 2004 and through the third quarter of fiscal year 2005, Maremont established reserves for pending asbestos-related claims that reflected internal estimates of its defense and indemnity costs. These estimates were based on the history and nature of filed claims to date and Maremont’s experience. Maremont developed experience factors for estimating indemnity and litigation costs using data on actual experience in resolving claims since dissolution of the CCR and its assessment of the nature of the claims. Maremont did not accrue reserves for its potential liability for asbestos-related claims that may be asserted against it in the future, because it did not have sufficient information to make a reasonable estimate of these unknown claims.

          In the fourth quarter of fiscal year 2005, Maremont engaged Bates White LLC (Bates White), a consulting firm with extensive experience estimating costs associated with asbestos litigation, to assist with determining whether it would be possible to estimate the cost of resolving pending and future asbestos-related claims that have been, and could reasonably be expected to be, filed against Maremont, as well as the cost of Maremont’s share of committed but unpaid settlements entered into by the CCR. Although it is not possible to estimate the full range of costs because of various uncertainties, Bates White advised Maremont that it would be able to determine an estimate of probable costs to resolve pending and future asbestos-related claims, based on historical data and certain assumptions with respect to events that occur in the future. The company engaged Bates White to update the study as of September 30, 2006.

          Bates White provided an estimate of the reasonably possible range of Maremont’s obligation for asbestos personal injury claims over the next three to four years of $31 million to $44 million. After consultation with Bates White, Maremont determined that as of September 30, 2006 the most likely and probable liability for pending and future claims over the next four years is $41 million. The ultimate cost of resolving pending and future claims is estimated based on the history of claims and expenses for plaintiffs represented by law firms in jurisdictions with an established history with Maremont.

          The following assumptions were made by Maremont after consultation with Bates White and are included in their study:

•

Pending and future claims were estimated for a four year period ending in fiscal year 2010. Maremont believes that the litigation environment will change significantly in several years, and that the reliability of estimates of future probable expenditures in connection with asbestos-related personal injury claims declines for each year further in the future. As a result, estimating a probable liability beyond four years is difficult and uncertain;

•

The ultimate cost of resolving pending and future claims filed in Madison County, Illinois, a jurisdiction where a substantial amount of Maremont’s claims are filed, will decline to reflect average outcomes throughout the United States;

•	Defense and processing costs for pending and future claims filed outside of Madison County, Illinois will be at the level consistent with Maremont’s prior experience; and

•

The ultimate cost of resolving nonmalignant claims with plaintiffs’ law firms in jurisdictions without an established history with Maremont cannot be reasonably estimated. Recent changes in tort law and insufficient settlement history make estimating a liability for these nonmalignant claims difficult and uncertain.

          Shortfall and other: Several former members of the CCR have filed for bankruptcy protection, and these members have failed, or may fail, to pay certain financial obligations with respect to settlements that were reached while they were CCR members. Maremont is subject to claims for payment of a portion of these defaulted member shares (shortfall). In an effort to resolve the affected settlements, Maremont has entered into negotiations with plaintiffs’ attorneys, and an estimate of Maremont’s obligation for the shortfall is included in the total asbestos-related reserves. In addition, Maremont and its insurers are engaged in legal proceedings to determine whether existing insurance coverage should reimburse any potential liability related to this issue. Payments by the company related to shortfall and other were not significant in fiscal years 2006 or 2005.

          Recoveries: Maremont has insurance that reimburses a substantial portion of the costs incurred defending against asbestos-related claims. The coverage also reimburses Maremont for any indemnity paid on those claims. The coverage is provided by several insurance carriers based on insurance agreements in place. Incorporating historical information with respect to buy-outs and settlements of coverage, and excluding any policies in dispute, the insurance receivable related to asbestos-related liabilities is $31 million. The difference between the estimated liability and insurance receivable is related to proceeds received from settled insurance policies and liabilities for shortfall and other. Certain insurance policies have been settled in cash prior to the ultimate settlement of related asbestos liabilities. Amounts received from insurance settlements generally reduce recorded insurance receivables. Receivables for policies in dispute are not recorded. In fiscal year 2005, the company received $12 million associated with the settlement of certain

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

insurance policies. Billings to insurance companies for indemnity and defense costs of resolved cases were $6 million and $12 million in fiscal years 2006 and 2005, respectively.

          The amounts recorded for the asbestos-related reserves and recoveries from insurance companies are based upon assumptions and estimates derived from currently known facts. All such estimates of liabilities and recoveries for asbestos-related claims are subject to considerable uncertainty because such liabilities and recoveries are influenced by variables that are difficult to predict. The future litigation environment for Maremont could change significantly from its past experience, due, for example, to changes in the mix of claims filed against Maremont in terms of plaintiffs’ law firm, jurisdiction and disease; legislative or regulatory developments; Maremont’s approach to defending claims; or payments to plaintiffs from other defendants. Estimated recoveries are influenced by coverage issues among insurers, and the continuing solvency of various insurance companies. If the assumptions with respect to the nature of pending claims, the cost to resolve claims and the amount of available insurance prove to be incorrect, the actual amount of liability for Maremont’s asbestos-related claims, and the effect on the company, could differ materially from current estimates and, therefore, could have a material impact on the company’s financial position and results of operations.

          Rockwell — ArvinMeritor, along with many other companies, has also been named as a defendant in lawsuits alleging personal injury as a result of exposure to asbestos used in certain components of Rockwell products many years ago. Liability for these claims was transferred to the company at the time of the spin-off of the automotive business to Meritor from Rockwell in 1997. Currently there are thousands of claimants in lawsuits that name the company, together with many other companies, as defendants. However, the company does not consider the number of claims filed or the damages alleged to be a meaningful factor in determining asbestos-related liabilities. A significant portion of the claims do not identify any of Rockwell’s products or specify which of the claimants, if any, were exposed to asbestos attributable to Rockwell’s products, and past experience has shown that the vast majority of the claimants will never identify any of Rockwell’s products. For those claimants who do show that they worked with Rockwell’s products, management nevertheless believes it has meritorious defenses, in substantial part due to the integrity of the products involved, the encapsulated nature of any asbestos-containing components, and the lack of any impairing medical condition on the part of many claimants. The company defends these cases vigorously. Historically, ArvinMeritor has been dismissed from the vast majority of these claims with no payment to claimants.

     In the fourth quarter of fiscal year 2006, the company engaged Bates White to assist with determining whether it would be possible to estimate the cost of resolving pending and future Rockwell legacy asbestos-related claims that have been, and could reasonably be expected to be, filed against the company. Although it is not possible to estimate the full range of costs because of various uncertainties, Bates White advised the company that it would be able to determine an estimate of probable defense costs which could be incurred to resolve pending and future Rockwell legacy asbestos-related claims. Accordingly, the company recorded a $7 million liability for defense costs associated with these claims. This estimate was based on historical data and certain assumptions with respect to events that occur in the future. Bates White was unable to determine an estimate of indemnity costs for pending or future Rockwell legacy asbestos-related claims. Bates White and management cannot reasonably estimate the ultimate liabilities for these costs, primarily because the company does not have a sufficient history of claims settlement from which to develop reliable assumptions. The uncertainties of asbestos claim litigation and resolution of the litigation with the insurance companies make it difficult to predict accurately the ultimate resolution of asbestos claims. That uncertainty is increased by the possibility of adverse rulings or new legislation affecting asbestos claim litigation or the settlement process. Subject to these uncertainties and based on the company’s experience defending these asbestos claims, the company does not believe these lawsuits will have a material adverse effect on its financial condition or results of operations. Rockwell was not a member of the CCR and handled its asbestos-related claims using its own litigation counsel. As a result, the company does not have any additional potential liabilities for committed CCR settlements or shortfall (as described above) in connection with the Rockwell-legacy cases.

          Rockwell maintained insurance coverage that management believes covers indemnity and defense costs, over and above self-insurance retentions, for most of these claims. The company has initiated claims against these carriers to enforce the insurance policies. Although the status of one carrier as a financially viable entity is in question, the company expects to recover the majority of defense and indemnity costs it has incurred to date, over and above self-insured retentions, and a substantial portion of the costs for defending asbestos claims going forward. Accordingly, the company has recorded an insurance receivable related to Rockwell legacy asbestos-related liabilities of $7 million at September 30, 2006.

     Contingencies Related to Work Stoppage

          The company’s collective bargaining agreement with the Canadian Auto Workers (“CAW”) at its CVS brakes facility in Tilbury, Ontario, Canada, expired on June 3, 2006. On June 4, 2006, the company announced that, after lengthy negotiations, a new tentative agreement with the CAW had not yet been reached and, as a result, the company had suspended operations at the facility. On June 12, 2006, the company reached a tentative agreement with the CAW, which was subsequently ratified on June 14, 2006, and resumed operations. As a result of this work stoppage, the company experienced temporary manufacturing inefficiencies and incurred certain costs in order to return to normal production. The company was temporarily unable to completely fulfill certain customer orders, resulting in temporary production interruptions at some customer manufacturing facilities. The impact of this labor disruption on operating income in fiscal year 2006 was $45 million. Included in this amount are premium labor costs, expedited freight and logistical costs and other costs associated with production disruptions at certain customers’ facilities. At September 30, 2006, $29

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

million is recorded as a contingent liability in the consolidated balance sheet. The ultimate settlement of this liability will be determinable over a period of time and may be negotiated, as a commercial matter, with the affected customers. The amount of this liability may change in future periods depending on our customers’ ability to schedule additional production to compensate for prior disruptions, the results of the negotiations with the affected customers and other factors. The company believes that any future adjustment to this liability will not have a material effect on the company’s results of operations and financial position.

     Product Recall Campaign

          Beginning in fiscal year 2002, the company recalled certain of its commercial vehicle axles equipped with TRW model 20-EDL tie rod ends because of potential safety-related defects in those ends. TRW, Inc. (TRW) manufactured the affected tie rod ends from June 1999 through June 2000 and supplied them to the company for incorporation into its axle products. The company estimated the cost of its recall of TRW model 20-EDL tie rod ends to be approximately $17 million and recorded a liability and offsetting receivable for the estimated cost. In the fourth quarter of fiscal 2004, in anticipation of a settlement of this matter with TRW, the company recorded a charge of $4 million as a reduction of the receivable due from TRW at September 30, 2004. In December 2004, the company reached an agreement with TRW settling this matter, resulting in no additional charges to the Company. See Note 14 for additional information related to the company’s product warranties.

     Guarantees

          In December 2005, the company guaranteed a third party’s obligation to reimburse another party (the other party) for payment of health and prescription drug benefits to a group of retired employees. The retirees were former employees of a wholly-owned subsidiary of the company prior to it being acquired by the company. To date, the third party has met its obligations to reimburse the other party. The APBO associated with these retiree medical benefits is considered the maximum potential exposure under this guarantee, and is estimated to be approximately $25 million. No amount has been recorded for this guarantee based on the probability of the company having to perform under the guarantee. Due to the nature of this guarantee it is difficult to estimate its approximate term.

          The company has guaranteed certain trade payable balances of one of its non-consolidated joint ventures. In the event of a default by the joint venture, the company would be required to pay the guaranteed party. The maximum exposure under the guarantee is $4 million and can be terminated by the company at any time on thirty days written notice. The estimated fair value of this guarantee is not significant, and therefore, no liability is recorded. The investment in the joint venture is recorded in assets of discontinued operations in the consolidated balance sheet.

     Indemnifications

          The company has provided indemnifications in conjunction with certain transactions, primarily divestitures. These indemnities address a variety of matters, which may include environmental, tax, asbestos, and employment-related matters, and the periods of indemnification vary in duration. The company’s maximum obligations under such indemnifications cannot be reasonably estimated. The company is not aware of any claims or other information that would give rise to material payments under such indemnifications.

          In connection with the sale of the LVA North American filters business, the company agreed to indemnify the purchaser against liabilities from litigation and commercial losses in connection with specific intellectual property claims, with a maximum indemnity of $4 million for commercial losses, which is included in the consolidated balance sheet at September 30, 2006.

     Other

          Various other lawsuits, claims and proceedings have been or may be instituted or asserted against the company, relating to the conduct of the company’s business, including those pertaining to product liability, intellectual property, safety and health, and employment matters. Although the outcome of litigation cannot be predicted with certainty, and some lawsuits, claims or proceedings may be disposed of unfavorably to the company, management believes the disposition of matters that are pending will not have a material adverse effect on the company’s business, financial condition or results of operations.

24.    BUSINESS SEGMENT INFORMATION

          The company defines its operating segments as components of its business where separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The company’s chief operating decision maker (CODM) is the Chief Executive Officer.

          The company has two reportable operating segments: Light Vehicle Systems (LVS) and Commercial Vehicle Systems (CVS). LVS is a major supplier of aperture systems (roof and door systems), chassis systems (suspension systems and modules) and wheel products for passenger cars, motorcycles and all-terrain vehicles, light trucks and sport utility vehicles to original equipment manufacturers (OEMs). CVS supplies drivetrain systems and components, including axles and drivelines, braking systems, suspension

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

systems and ride control products, for medium- and heavy-duty trucks, trailers and specialty vehicles to OEMs and the commercial vehicle aftermarket. The company’s previously reported LVA segment is reported in discontinued operations (see Note 3).

          The company uses operating income as the primary basis for the CODM to evaluate the performance of each of the company’s reportable segments. The accounting policies of the segments are the same as those applied in the Consolidated Financial Statements. The company may allocate certain common costs, primarily corporate functions, between the segments differently than the company would for stand alone financial information prepared in accordance with GAAP. These allocated costs include expenses for shared services such as information technology, finance, communications, legal and human resources. The company does not allocate interest expense, equity in earnings of affiliates and certain legacy and other corporate costs not directly associated with the segments’ operating income.

          Beginning in fiscal year 2007, the company will measure segment operating performance based on earnings before interest, taxes, depreciation and amortization (EBITDA).

          Segment information is summarized as follows (in millions):

     Sales:

	2006	2005	2004

Light Vehicle Systems	$2,236	$2,399	$2,243
Commercial Vehicle Systems	4,179	3,972	3,132

Total	$6,415	$6,371	$5,375

     Earnings:

	2006	2005	2004

Operating Income (Loss)
Light Vehicle Systems	$16	$(46)	$38
Commercial Vehicle Systems	198	203	173

Segment operating income	214	157	211
Unallocated corporate costs	(12)	(10)	(27)
ET corporate allocations(1)	(31)	(33)	(38)

Operating income	171	114	146
Equity in earnings of affiliates	32	26	17
Gain on sale of marketable securities	—	—	7
Interest expense, net and other	(131)	(124)	(104)

Income (loss) before income taxes	72	16	66
Benefit (provision) for income taxes	54	10	(7)
Minority interests	(14)	(6)	(10)

Income from continuing operations	$112	$20	$49

(1)	As a result of the sale of ET, certain corporate costs previously allocated to ET’s segment results continue to be reported separately in continuing operations. These costs have not been allocated to the company’s LVS and CVS business segments and are included in “ET Corporate Allocations” in the above segment information.

 Depreciation and Amortization:

	2006	2005	2004

Light Vehicle Systems	$54	$60	$60
Commercial Vehicle Systems	70	74	69

Total depreciation and amortization	$124	$134	$129

Capital Expenditures:

	2006	2005	2004

Light Vehicle Systems	$39	$50	$55
Commercial Vehicle Systems	61	54	48

Total capital expenditures	$100	$104	$103

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Segment Assets:

	2006	2005	2004

Light Vehicle Systems	$1,020	$1,122	$1,167
Commercial Vehicle Systems	2,227	2,054	1,876

Segment total assets	3,247	3,176	3,043
Corporate(1)	1,055	1,001	882
Discontinued operations	1,206	1,695	1,717

Total assets	$5,508	$5,872	$5,642

(1) Corporate assets consist primarily of cash, taxes and prepaid pension costs. For fiscal years 2006 and 2005, segment assets include $319 million and $307 million, respectively, of receivables sold to ARC under the accounts receivable securitization and factoring agreements (see Note 7).

          Sales by geographic area are based on the location of the selling unit. Information on the company’s geographic areas is summarized as follows (in millions):

     Sales by Geographic Area:

	2006	2005	2004

U.S.	$2,889	$2,687	$2,101
Canada	384	490	418
Mexico	360	328	327

Total North America	3,633	3,505	2,846

Germany	169	171	180
U.K.	110	263	321
France	719	666	454
Other Europe	975	1,002	919

Total Europe	1,973	2,102	1,874

Asia/Pacific	391	353	365
Other	418	411	290

Total sales	$6,415	$6,371	$5,375

     Assets by Geographic Area (excludes assets of discontinued operations):

	2006	2005

U.S.	$2,041	$1,904
Canada	268	271
Mexico	138	129

Total North America	2,447	2,304
U.K.	322	341
Germany	125	115
France	344	343
Other Europe	474	538

Total Europe	1,265	1,337
Asia/Pacific	227	212
Other	363	324

Total	$4,302	$4,177

     Sales to DaimlerChrysler AG (which owns Chrysler, Mercedes-Benz AG and Freightliner Corporation) represented 19 percent, 21 percent and 18 percent of the company’s sales in fiscal years 2006, 2005 and 2004, respectively. Sales to Volvo comprised 13 percent, 12 percent and 12 percent of the company’s sales in fiscal years 2006, 2005 and 2004, respectively.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The significant financial deterioration, including bankruptcy, of any one of these customers could have a material adverse effect on the company’s financial position and results of operation. No other customer comprised 10 percent or more of the company’s sales in any of the three fiscal years ended September 30, 2006.

25.    QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is a condensed summary of the company’s unaudited quarterly results of continuing operations for fiscal 2006 and 2005. Amounts related to prior quarters have been restated to reflect the company’s consolidated Gabriel de Venezuela joint venture and Gabriel Ride Control Aftermarket business in continuing operations and the company’s ET business in discontinued operations (see Note 3). Per share amounts are based on the weighted average shares outstanding for that quarter. Earnings per share for the year may not equal the sum of the four fiscal quarters’ earnings per share due to changes in basic and diluted shares outstanding.

	2006 Fiscal Quarters (Unaudited)

	First	Second	Third	Fourth	2006

	(In millions, except share- related data)
Sales	$1,464	$1,629	$1,735	$1,587	$6,415
Cost of sales	(1,347)	(1,477)	(1,618)	(1,468)	(5,910)
Benefit (provision) for income taxes	(6)	20	2	38	54
Income from continuing operations	26	32	4	50	112
Net income (loss)	34	45	20	(274)	(175)
Basic earnings (loss) per share from continuing operations	0.38	0.46	0.06	0.72	1.62
Diluted earnings (loss) per share from continuing operations	0.37	0.46	0.06	0.71	1.60

          Fourth quarter income from continuing operations included a pre-tax restructuring costs of $7 million. Fourth quarter net loss included an after-tax loss of $6 million on the sale of certain LVA businesses. The work stoppage at the company’s brake facility in Tilbury, Ontario, Canada unfavorably impacted third quarter income from continuing operations by $45 million pre-tax. Second quarter income from continuing operations included pre-tax restructuring costs of $7 million. Second quarter net income includes a net after-tax gain of $22 million on the sale of certain LVA businesses and an after-tax non-cash impairment charge of $12 million related to certain LVA businesses. First quarter income from continuing operations included a $23 million pre-tax gain on the sale of certain assets of CVS’ off-highway brake business.

	2005 Fiscal Quarters (Unaudited)

	First	Second	Third	Fourth	2005

	(In millions, except share-related data)
Sales	$1,470	$1,639	$1,742	$1,520	$6,371
Cost of sales	(1,361)	(1,499)	(1,569)	(1,390)	(5,819)
Benefit (provision) for income taxes	(1)	2	(6)	15	10
Income (loss) from continuing operations	3	(8)	40	(15)	20
Net income (loss)	18	(33)	46	(19)	12
Basic earnings (loss) per share from continuing operations	0.04	(0.12)	0.58	(0.22)	0.29
Diluted earnings (loss) per share from continuing operations	0.04	(0.12)	0.58	(0.22)	0.29

          Fourth quarter loss from continuing operations included pre-tax restructuring costs of $12 million, and a pre-tax loss from debt extinguishment of $4 million. Fourth quarter net loss included an impairment charge of $28 million after-tax in LVA and LVS. Third quarter income from continuing operations included a pre-tax reversal of restructuring costs of $7 million. Second quarter loss from continuing operations included pre-tax restructuring costs of $43 million; a pre-tax charge of $3 million resulting from a customer bankruptcy, and pre-tax environmental remediation costs of $6 million associated with a former Rockwell facility. First quarter income from continuing operations included pre-tax restructuring costs of $8 million and a $5 million pre-tax charge associated with the bankruptcy of certain customers.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

26.    SUPPLEMENTAL FINANCIAL INFORMATION

	2006	2005	2004

	(In millions)
Balance sheet data:
Allowance for doubtful accounts	$17	$30	$26
Statement of operations data:
Maintenance and repairs expense	83	72	$63
Research, development and engineering expense	114	114	114
Depreciation expense	118	127	120
Provision for doubtful accounts	6	15	17
Rental expense	32	27	26
Statement of cash flows data:
Interest payments	133	116	102
Income tax payments	50	66	64
Non-cash investing activities - capital expenditures	16	22	13

27.	SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

          Certain of the company’s wholly-owned subsidiaries, as defined in the credit agreement (the Guarantors) irrevocably and unconditionally guarantee amounts outstanding under the senior credit facilities. Similar subsidiary guarantees were provided for the benefit of the holders of the publicly-held notes outstanding under the company’s indentures (see Note 16).

          In lieu of providing separate audited financial statements for the Guarantor subsidiaries, the company has included the accompanying condensed consolidating financial statements. These condensed consolidating financial statements are presented on the equity method. Under this method, the investments in subsidiaries are recorded at cost and adjusted for the parent’s share of the subsidiary’s cumulative results of operations, capital contributions and distributions and other equity changes. The Guarantor subsidiaries are combined in the condensed consolidating financial statements.

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENT OF OPERATIONS
(In millions)

	Fiscal Year Ended September 30, 2006

	Parent	Guarantors	Non- Guarantors	Elims	Consolidated

Sales
External	$—	$2,925	$3,490	$—	$6,415
Subsidiaries	—	205	449	(654)	—

Total sales	—	3,130	3,939	(654)	6,415
Cost of sales	(17)	(2,953)	(3,594)	654	(5,910)

GROSS MARGIN	(17)	177	345	—	505
Selling, general and administrative	(77)	(144)	(115)	—	(336)
Restructuring costs	—	(9)	(9)	—	(18)
Other income (expense)	(8)	17	11	—	20

OPERATING INCOME (LOSS)	(102)	41	232	—	171
Equity in earnings of affiliates	—	22	10	—	32
Other income (expense), net	36	(20)	(16)	—	—
Interest expense, net and other	(117)	25	(39)	—	(131)

INCOME (LOSS) BEFORE INCOME TAXES	(183)	68	187	—	72
Benefit (provision) for income taxes	65	23	(34)	—	54
Minority interests	—	—	(14)	—	(14)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(118)	91	139	—	112
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(9)	(45)	(233)	—	(287)
Equity in net income of subsidiaries	(48)	(131)	—	179	—

NET INCOME (LOSS)	$(175)	$(85)	$(94)	$179	$(175)

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
(In millions)

	Fiscal Year Ended September 30, 2005

	Parent	Guarantors	Non-Guarantors	Elims	Consolidated

Sales
External	$—	$2,786	$3,585	$—	$6,371
Subsidiaries	—	100	361	(461)	—

Total sales	—	2,886	3,946	(461)	6,371
Cost of sales	(28)	(2,660)	(3,592)	461	(5,819)

GROSS MARGIN	(28)	226	354	—	552
Selling, general and administrative	(75)	(148)	(113)	—	(336)
Restructuring costs	(1)	(10)	(45)	—	(56)
Other income (expense)	—	(7)	(39)	—	(46)

OPERATING INCOME (LOSS)	(104)	61	157	—	114
Equity in earnings of affiliates	—	19	7	—	26
Other income (expense), net	3	505	(508)	—	—
Interest expense, net and other	(110)	32	(46)	—	(124)

INCOME (LOSS) BEFORE INCOME TAXES	(211)	617	(390)	—	16
Benefit (provision) for income taxes	82	(25)	(47)	—	10
Minority interests	—	—	(6)	—	(6)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(129)	592	(443)	—	20
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	3	49	(60)	—	(8)
Equity in net income of subsidiaries	138	(469)	—	331	—

NET INCOME (LOSS)	$12	$172	$(503)	$331	$12

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
(In millions)

	Fiscal Year Ended September 30, 2004
	Parent	Guarantors	Non- Guarantors	Elims	Consolidated

Sales
External	$—	$2,019	$3,356	$—	$5,375
Subsidiaries	—	107	402	(509)	—

Total sales	—	2,126	3,758	(509)	5,375
Cost of sales	(37)	(1,928)	(3,404)	509	(4,860)

GROSS MARGIN	(37)	198	354	—	515
Selling, general and administrative	(75)	(158)	(104)	—	(337)
Restructuring costs	(5)	—	—	—	(5)
Gain on divestitures, net	—	—	—	—	—
Other income (expense)	(16)	(11)	—	—	(27)

OPERATING INCOME (LOSS)	(133)	29	250	—	146
Equity in earnings of affiliates	—	4	13	—	17
Gain on sale of marketable securities	7	—	—	—	7
Other income (expense), net	13	(17)	4	—	—
Interest expense, net and other	(92)	—	(12)	—	(104)

INCOME (LOSS) BEFORE INCOME TAXES	(205)	16	255	—	66
Benefit (provision) for income taxes	72	(2)	(77)	—	(7)
Minority interests	—	—	(10)	—	(10)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(133)	14	168	—	49
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	11	(69)	(33)	—	(91)
Equity in net income of subsidiaries	80	131	—	(211)	—

NET INCOME (LOSS)	$(42)	$76	$135	$(211)	$(42)

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET
(In millions)

	September 30, 2006

	Parent	Guarantors	Non- Guarantors	Elims	Consolidated

CURRENT ASSETS
Cash and cash equivalents	$97	$3	$250	$—	$350
Receivables, net	14	97	987	—	1,098
Inventories	—	250	238	—	488
Other current assets	49	99	100	—	248
Assets of discontinued operations	37	215	954	—	1,206

TOTAL CURRENT ASSETS	197	664	2,529	—	3,390

NET PROPERTY	34	246	439	—	719
GOODWILL	—	341	162	—	503
OTHER ASSETS	381	142	373	—	896
INVESTMENTS IN SUBSIDIARIES	3,435	1,047	—	(4,482)	—

TOTAL ASSETS	$4,047	$2,440	$3,503	$(4,482)	$5,508

CURRENT LIABILITIES
Short-term debt	$7	$—	$49	$—	$56
Accounts payable	27	371	708	—	1,106
Other current liabilities	207	190	309	—	706
Liabilities of discontinued operations	—	204	508	—	712

TOTAL CURRENT LIABILITIES	241	765	1,574	—	2,580

LONG-TERM DEBT	1,165	—	9	—	1,174
RETIREMENT BENEFITS	337	—	150	—	487
INTERCOMPANY PAYABLE (RECEIVABLE)	1,311	(1,535)	224	—	—
OTHER LIABILITIES	49	137	73	—	259
MINORITY INTERESTS	—	—	64	—	64
SHAREOWNERS’ EQUITY	944	3,073	1,409	(4,482)	944

TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$4,047	$2,440	$3,503	$(4,482)	$5,508

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET
(In millions)

	September 30, 2005

	Parent	Guarantors	Non- Guarantors	Elims	Consolidated

CURRENT ASSETS
Cash and cash equivalents	$63	$—	$124	$—	$187
Receivables, net	2	103	1,103	—	1,208
Inventories	—	182	293	—	475
Other current assets	30	71	109	—	210
Assets of discontinued operations	31	292	1,372	—	1,695

TOTAL CURRENT ASSETS	126	648	3,001	—	3,775

NET PROPERTY	37	232	474	—	743
GOODWILL	—	315	188	—	503
OTHER ASSETS	430	68	353	—	851
INVESTMENTS IN SUBSIDIARIES	3,487	1,163	—	(4,650)	—

TOTAL ASSETS	$4,080	$2,426	$4,016	$(4,650)	$5,872

CURRENT LIABILITIES
Short-term debt	$—	$14	$122	$—	$136
Accounts payable	25	364	678	—	1,067
Other current liabilities	219	113	303	—	635
Liabilities of discontinued operations	—	269	450	—	719

TOTAL CURRENT LIABILITIES	244	760	1,553	—	2,557

LONG-TERM DEBT	1,418	—	18	—	1,436
RETIREMENT BENEFITS	533	—	202	—	735
INTERCOMPANY PAYABLE (RECEIVABLE)	965	(1,791)	826	—	—
OTHER LIABILITIES	45	61	101	—	207
MINORITY INTERESTS	—	—	62	—	62
SHAREOWNERS’ EQUITY	875	3,396	1,254	(4,650)	875

TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$4,080	$2,426	$4,016	$(4,650)	$5,872

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	Fiscal Year Ended September 30, 2006

	Parent	Guarantors	Non- Guarantors	Elims	Consolidated

CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES	$370	$(148)	$218	$—	$440

INVESTING ACTIVITIES
Capital expenditures	(1)	(28)	(78)	—	(107)
Acquisitions of businesses and investments	—	—	1	—	1
Investment in debt defeasance trust and marketable securities	(12)	—	(5)	—	(17)
Proceeds from disposition of property and businesses	2	—	52	—	54
Net cash provided (used) by discontinued operations	—	193	(14)	—	179

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	(11)	165	(44)	—	110

FINANCING ACTIVITIES
Change in account receivable securitization	—	—	(72)	—	(72)
Proceeds from issuance of notes and term loan	470	—	—	—	470
Repayment of notes	(672)	—	—	—	(672)
Payments on lines of credit and other	(33)	(10)	(14)	—	(57)
Debt issuance and extinguishment costs	(28)	—	—	—	(28)
Proceeds from exercise of stock options	1	—	—	—	1
Intercompany advances	(35)	—	35	—	—
Cash dividends	(28)	—	—	—	(28)
Net financing cash flows used by discontinued operations		(4)	(1)		(5)

CASH USED FOR FINANCING ACTIVITIES	(325)	(14)	(52)	—	(391)

EFFECT OF FOREIGN CURRENCY ON CASH	—	—	4	—	4

CHANGE IN CASH AND CASH EQUIVALENTS	34	3	126	—	163

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	63	—	124	—	187

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$97	$3	$250	$—	$350

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	Fiscal Year Ended September 30, 2005

	Parent	Guarantors	Non- Guarantors	Elims	Consolidated

CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES	$171	$34	$(237)	$—	$(32)

INVESTING ACTIVITIES
Capital expenditures	(5)	(34)	(56)	—	(95)
Acquisitions of businesses and investments	—	(5)	(23)	—	(28)
Proceeds from disposition of property and businesses	—	1	11	—	12
Net cash provided by discontinued operations	—	16	120	—	136

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	(5)	(22)	52	—	25

FINANCING ACTIVITIES
Change in account receivable securitization	—	—	112	—	112
Repayment of notes	(21)	—	—	—	(21)
Borrowings (payments) on lines of credit and other	—	(12)	10	—	(2)
Debt issuance and extinguishment costs	(10)	—	—	—	(10)
Proceeds from exercise of stock options	6	—	—	—	6
Intercompany advances	(53)	—	53	—	—
Cash dividends	(28)	—	—	—	(28)
Net financing cash flows used by discontinued operations			(3)		(3)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(106)	(12)	172	—	54

EFFECT OF FOREIGN CURRENCY ON CASH	—	—	8	—	8

CHANGE IN CASH AND CASH EQUIVALENTS	60	—	(5)	—	55

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3	—	129	—	132

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$63	$—	$124	$—	$187

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	Fiscal Year Ended September 30, 2004

	Parent	Guarantors	Non- Guarantors	Elims	Consolidated

CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES	$(131)	$37	$313	$—	$219

INVESTING ACTIVITIES
Capital expenditures	(6)	(47)	(49)	—	(102)
Acquisitions of businesses and investments, net of cash	—	—	(1)	—	(1)
Proceeds from disposition of property, businesses, and marketable securities	18	15	19	—	52
Cash used by discontinued operations	—	(16)	(53)	—	(69)

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	12	(48)	(84)	—	(120)

FINANCING ACTIVITIES
Net change in debt	(53)	—	(1)	—	(54)
Proceeds from exercise of stock options	6	—	—	—	6
Intercompany advances	195	—	(195)	—	—
Cash dividends	(28)	—	—	—	(28)
Net financing cash flows used by discontinued operations			(1)		(1)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	120	—	(197)	—	(77)

EFFECT OF FOREIGN CURRENCY ON CASH	—	—	7	—	7

CHANGE IN CASH AND CASH EQUIVALENTS	1	(11)	39	—	29

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2	11	90	—	103

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3	$—	$129	$—	$132

Exhibit 99

ARVINMERITOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

28.    SUBSEQUENT EVENT

          In October 2006, the company implemented a new enterprise resource planning system at one of its European plants. This system change is part of the company’s plan to integrate, consolidate, and standardize its information systems. During the implementation, the location experienced significant issues, causing temporary manufacturing inefficiencies impacting the company’s ability to completely fulfill certain customer orders. This resulted in production interruptions at some customer manufacturing facilities. As a result, the company began incurring costs to return to normal production as well as costs associated with production disruptions at certain customer facilities. The company does not believe this event will have a material impact on its fiscal year 2007 operating results.

SCHEDULE II

ARVINMERITOR, INC.

VALUATION AND QUALIFYING ACCOUNTS
For the Year Ended September 30, 2006, 2005, 2004

Description (In millions)	Balance at Beginning of Year	Charged to costs and expenses	Other Deductions		Balance at End of year

Year ended September 30, 2006:
Allowance for doubtful accounts	$30	$6	$19	(a)	$17
Deferred tax asset valuation allowance	146	(3)	—		143

Year ended September 30, 2005:
Allowance for doubtful accounts	$26	$15	$11	(a)	$30
Deferred tax asset valuation allowance	93	54	1		146

Year ended September 30, 2004:
Allowance for doubtful accounts	$16	$17	$7	(a)	$26
Deferred tax asset valuation allowance	62	30	(1)		93

(a)	Uncollectible accounts written off